Exhibit 10.1

SECURITIES PURCHASE AGREEMENT
by and among
DGE GROUP SERIES HOLDCO, LLC,
and each of its three designated series,
DGE GROUP SERIES HOLDCO, LLC, SERIES I,
DGE GROUP SERIES HOLDCO, LLC, SERIES II,
DGE GROUP SERIES HOLDCO, LLC, SERIES III,
and

KOSMOS ENERGY GULF OF MEXICO, LLC
and, solely for purposes of Section 8.1 and Article 14 (to the extent related to the performance of the obligations of the Drum Entities under Section 8.1),
DEEP GULF ENERGY LP,

DEEP GULF ENERGY MANAGEMENT LLC,

DEEP GULF ENERGY II, LLC,

DGE II MANAGEMENT, LLC,

DEEP GULF ENERGY III, LLC,

and

DGE III MANAGEMENT, LLC

Dated as of August 3, 2018

i

EXHIBITS:
Exhibit A	Assets
Exhibit A-1	Leases
Exhibit A-2	Units
Exhibit A-3	Wells
Exhibit A-4	Rights of Way and Right-of-Use and Easements
Exhibit B	Form of Assignment of Subject Securities
Exhibit C	Form of Certificate of Non-Foreign Status
Exhibit D	Form of Assignment of Excluded Assets
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Sample Preliminary Settlement Statement
Exhibit G	Allocated Values

SCHEDULES:
Schedule 1.1(a)	Seller Knowledge Persons
Schedule 1.1(b)	Purchaser Knowledge Persons
Schedule 1.1(c)	Permitted Leakage
Schedule 1.1(d)	Required Owners
Schedule 1.1(e)	Settlement Price
Schedule 1.1(f)	Indebtedness
Schedule 4.4	Conflicts of Seller
Schedule 5.1	Company Group Existence and Qualification
Schedule 5.4	Conflicts of the Company Group
Schedule 5.5(a)	Ownership Structure
Schedule 5.6	Financial Statements
Schedule 5.7	Undisclosed Liabilities
Schedule 5.9	Litigation of the Company Group
Schedule 5.11	Taxes
Schedule 5.12(a)	Employee Benefit Plans
Schedule 5.12(h)	Certain Employee Benefit Plans Matters
Schedule 5.13(a)	Compliance with Laws
Schedule 5.13(b)	Governmental Authorizations
Schedule 5.14(a)	Material Contracts
Schedule 5.14(b)	Certain Material Contract Matters
Schedule 5.15	Outstanding Capital Commitments
Schedule 5.16	Environmental Matters
Schedule 5.17	Preferential Purchase Rights
Schedule 5.18	Royalties and Expenses
Schedule 5.19	Insurance
Schedule 5.20	Bank Accounts

v

Schedule 5.21	Imbalances
Schedule 5.22(a)	Registered IP
Schedule 5.23	Decommissioning
Schedule 5.24	Excluded Arrangements
Schedule 5.25	Suspense Funds
Schedule 6.10(e)	Registration Right Obligations
Schedule 6.14(b)	Internal Controls
Schedule 8.3(b)	Operation of Business of Company Group
Schedule 8.3(b)(xii)	Budget
Schedule 8.11	Seismic Licenses
Schedule 8.16	Related Party Agreements

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this “Agreement”), is dated as of August 3, 2018 (the “Execution Date”), by and among DGE Group Series Holdco, LLC, a Delaware series limited liability company (“Series Holdco”), and each of its three designated series, DGE Group Series Holdco, LLC, Series I (“Series I Seller”), DGE Group Series Holdco, LLC, Series II (“Series II Seller”), and DGE Group Series Holdco, LLC, Series III (“Series III Seller” and, together with Series I Seller and Series II Seller, the “Series Sellers” and the Series Sellers with Series Holdco, collectively referred to as the “Seller”), Kosmos Energy Gulf of Mexico, LLC, a Delaware limited liability company (“Purchaser”), and, solely for purposes of Section 8.1 and Article 14 (to the extent related to the performance of the obligations of the Drum Entities under Section 8.1), Deep Gulf Energy LP, a Texas limited partnership (“Drum I”), Deep Gulf Energy Management LLC, a Delaware limited liability company (“Drum I Management”), Deep Gulf Energy II, LLC, a Delaware limited liability company (“Drum II”), DGE II Management, LLC, a Delaware limited liability company (“Drum II Management”), Deep Gulf Energy III, LLC, a Delaware limited liability company (“Drum III”) and DGE III Management, LLC, a Delaware limited liability company (“Drum III Management” and together with Drum I, Drum I Management, Drum II, Drum II Management and Drum III, collectively, the “Drum Entities”). Seller and Purchaser and, solely for purposes of Section 8.1 and Article 14 (to the extent related to the performance of the obligations of the Drum Entities under Section 8.1), the Drum Entities, are sometimes referred to individually as a “Party” and collectively as the “Parties”.
WHEREAS, (1) Series I Seller desires to sell, and Purchaser desires to purchase, 100% of the issued and outstanding Securities (other than the non-economic general partnership interest in Drum I) in Drum I and all of the issued and outstanding Securities of Drum I Management (the “Drum I Subject Securities”), (1) Series II Seller desires to sell, and Purchaser desires to purchase, 100% of the issued and outstanding Securities of Drum II Management (the “Drum II Subject Securities”) and (1) Series III Seller desires to sell, and Purchaser desires to purchase, 100% of the issued and outstanding Securities of Drum III Management (the “Drum III Subject Securities” and, together with the Drum I Subject Securities and the Drum II Subject Securities, the “Subject Securities”) (Drum I, Drum I Management, Drum II Management and Drum III Management are sometimes referred to individually as an “Acquired Company” and collectively as the “Acquired Companies”);
WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, Purchaser has entered into, or is entering into, a support agreement with each Required Owner (the “Support Agreements”); and
WHEREAS, pursuant to that certain Contingent Business Combination Agreement, dated as of the date hereof (the “Restructuring Agreement”), by and among Seller, each member of the Company Group and the other parties named therein, Seller and the members of the Company Group will, immediately prior to Closing, undergo certain restructuring transactions (collectively, the “Restructuring”), following which, (1) Series I Seller will directly own 100% of the issued and outstanding limited partner interests in Drum I and all of the issued and outstanding Securities of

Drum I Management, and Drum I Management will directly own the non-economic general partner interest in Drum I, (1) Series II Seller will directly own 100% of the issued and outstanding Securities of Drum II Management, and Drum II Management will directly own 100% of the issued and outstanding Securities of Drum II; and (1) Series III Seller will directly own 100% of the issued and outstanding Securities of Drum III Management, and Drum III Management will directly own 100% of the issued and outstanding Securities of Drum III.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties agree as follows:
Article 1
DEFINITIONS
Section 1.1    Certain Definitions. As used herein:
“280G Stockholder Approval Requirements” is defined in Section 8.21(a)(i).
“AAA” means the American Arbitration Association.
“Accounting Principles” is defined in Section 2.4(a).
“Accounting Referee” means PricewaterhouseCoopers LLP, or such other nationally recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and Seller.
“Acquired Company” is defined in the recitals.
“Action” means any action, claim, audit, suit, investigation, litigation, proceeding (including any civil, criminal, administrative or appellate proceeding), arbitral action or criminal prosecution.
“Adjusted Cash Purchase Price” is defined in Section 2.4(b).
“Adjusted Purchase Price” is defined in Section 2.2(b).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability, directly or indirectly, to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a Contract, or otherwise; provided, however,  each member of the Company Group shall be deemed to be Affiliates of Seller for all periods prior to the Closing,  each member of the Company Group shall be deemed to be controlled Affiliates of Purchaser for all periods after the Closing (for so long as the Purchaser, Parent or any of their Affiliates control such member) and  Affiliates of Parent and Purchaser shall only include Parent and its controlled Affiliates (other than in the case of the first sentence of Section 8.5(e)(i) and Section 8.7).

“Agreement” is defined in the introductory paragraph hereof.
“Allocated Value” means, with respect to each Oil and Gas Property, the portion of the Unadjusted Purchase Price allocated on Exhibit G as to each such Oil and Gas Property, as such amount shall be increased or decreased by the portion of each adjustment to the Unadjusted Purchase Price under Section 2.3.
“Assets” means, other than the Excluded Assets, all of the Company Group’s collective right, title, and interest in and to the following:
(a)    all Hydrocarbon leases described on Exhibit A-1, subject to any depth limitations set forth on Exhibit A-1, including all operating rights, record title interests, leasehold or working interests, carried interests, and Royalties, whether such right, title, and interest are legal or equitable, vested or contingent (collectively, the “Leases”);
(b)    all pooled, communitized, unitized or joint development acreage or rights, including those described on Exhibit A-2 (the “Units”), and all tenements, hereditaments, and appurtenances arising out of or derived from the Leases and the Units (collectively, the “Lands”);
(c)    any and all Hydrocarbon wells, including those described on Exhibit A-3 (the “Wells” and together with the Leases, the Units and the Lands the “Oil and Gas Properties”), in each case whether producing, non-producing, permanently or temporarily Decommissioned;
(d)    all surface fee interests, easements, right-of-use and easements, licenses, permits, servitudes, rights-of-way, surface and/or subsurface leases and other rights to use the surface or seabed appurtenant to, used or held primarily for use in connection with, the ownership and operation of the Assets, including the operated rights of way and the operated right-of-use and easements described on Exhibit A-4 (the “Rights of Way”);
(e)    all Contracts, including joint operating agreements;
(f)    all Hydrocarbons in, on, under or that may be produced from or attributable to the Leases, Units or Wells on or after the Effective Time, including all gas, oil, condensate and scrubber liquids inventories and butane, propane, iso-butane, nor-butane and gasoline inventories of Seller from the Oil and Gas Properties in storage or constituting linefill as of the Effective Time, and all Imbalances as of the Effective Time; and
(g)    all other assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, Securities and Cash and Cash Equivalents.
“Assignment” is defined in Section 10.2(b).
“Audited Financial Statements” is defined in Section 5.6(a).
“Balance Sheet Date” is defined in Section 5.6(b).

“Barrel” means 42 United States standard gallons of 231 cubic inches per gallon at 60 degrees Fahrenheit.
“Benefit Deadline” shall have the same meaning as the Defect Deadline.
“BOEM” means the U.S. Bureau of Ocean Energy Management, as a partial successor agency to  the Bureau of Ocean Energy Management, Regulation and Enforcement and  the Minerals Management Service, or any subsequent successor agency thereto.
“BSEE” means U.S. Bureau of Safety and Environmental Enforcement, as a partial successor agency to  the Bureau of Ocean Energy Management, Regulation and Enforcement and  the Minerals Management Service, or any subsequent successor agency thereto.
“BTU” means a British Thermal Unit, which is the amount of energy required to raise the temperature of one pound avoirdupois of water from 59 degrees Fahrenheit to 60 degrees Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.
“Burdensome Condition” means any undertakings, divestitures, terms, conditions, liabilities, obligations, commitments, sanctions or other measures (including any Regulatory Remedial Action or CFIUS Remedial Action) that would reasonably be expected to be, individually or in the aggregate, material to the condition, assets, liabilities, businesses or results of operations of Parent and its Subsidiaries, taken as a whole (after giving effect to the transactions contemplated by this Agreement) treating Parent and its Subsidiaries as if it were a company that is the same size and scale of the Company Group, taken as a whole.
“Business” means the business of the Company Group and the ownership and operation by the Company Group of the Assets and other activities conducted by the Company Group that are incidental thereto.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are closed for business in Houston, Texas or New York, New York.
“Cash and Cash Equivalents” means  money, currency or a credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination,  marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States,  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof,  commercial paper issued by any bank or any bank holding company owning any bank, and  certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the applicable Laws of the United States of America, in each case, only to the extent constituting cash equivalents in accordance with GAAP; provided that, Cash and Cash Equivalents shall be calculated net of 1) restricted balances that are not freely usable, distributable or transferable (including security deposits, bond guarantees, collateral reserve accounts and amounts held in escrow or held by the Company Group on behalf of third parties), other than any Liens arising under the Credit Documents, 1) outstanding outbound checks, draws, ACH debits and wire transfers and 1) the restricted balances under the agreements set forth on Schedule 1.1(f).
“Cash Purchase Price” is defined in Section 2.2(a)(i).
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.
“CFIUS” is defined in Section 8.5(e)(i).
“CFIUS Approval” defined in Section 8.5(e)(v).
“CFIUS Notice” defined in Section 8.5(e)(i).
“CFIUS Remedial Action” defined in Section 8.5(e)(i).
“Claim Notice” is defined in Section 13.5(b).
“Closing” is defined in Section 10.1.
“Closing Date” is defined in Section 10.1.
“Closing Distribution” means a distribution to be made by the Company Group at the Closing to Seller in an amount equal to all of the Cash and Cash Equivalents of the Company Group as of the close of business two Business Days prior to the Closing Date; provided, however, in no event shall the Closing Distribution be less than zero.
“Closing Payment” means the amount of cash consideration payable by Purchaser to Seller at the Closing, which shall be an amount equal to the estimate of the Adjusted Cash Purchase Price determined in accordance with Section 2.4(a).
“Code” means the United States Internal Revenue Code of 1986.
“Commission” is defined in Section 6.12(a).
“Company Group” means the Drum Entities and any of their respective Subsidiaries (after giving effect to the Restructuring).
“Company Group Indemnified Parties” is defined in Section 8.17(a).
“Company Intellectual Property” is defined in Section 5.22(b).
“Company Material Adverse Effect” means any fact, effect, development, occurrence, event, change, or circumstance that has had, or is reasonably expected to have, a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company Group, taken as a whole, or Seller’s or any Drum Entity’s ability to consummate the transactions contemplated hereby or otherwise perform their respective obligations under this Agreement or any other Transaction Documents; provided, however, that for purposes of clause (a), the following shall not be considered in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur:  general changes in Hydrocarbon prices; changes in condition or developments generally applicable to the oil and gas industry in the United States or any area or areas where the Assets are located, including any increase in operating costs or capital expenses or any reduction in drilling activity or production; general economic, financial, credit, or political conditions and general changes in markets, including changes generally in supply, demand, price levels or interest or exchange rates; civil unrest or similar disorder, terrorist acts, embargo, sanctions or interruption of trade, or any outbreak, escalation or worsening of hostilities or war, act of God, hurricane, tornado, meteorological event, storm, weather event, earthquake, landslide or other act of nature;  changes in Laws, GAAP or COPAS or the interpretation thereof; any effect resulting from any action taken by Purchaser or any Affiliate of Purchaser; any effect resulting from any action taken by Seller or any Affiliate of Seller (including the Company Group) that is expressly required hereunder; natural declines in well performance; any failure to meet any projections, budgets, forecasts, estimates, plans predictions, performance metrics or operating statistics or the inputs into such items (provided that this clause (ix) shall not prevent an assertion that any fact, effect, development, occurrence, event, change or circumstance that may have contributed to such failure constitutes or contributed to a Company Material Adverse Effect); or any effects or changes resulting from entering into this Agreement or the announcement of the transactions contemplated hereby (it being understood that this clause (x) shall not apply to a breach of any representation or warranty related to the entering into or announcement or consummation of the transactions contemplated by this Agreement or the other Transaction Documents) except to the extent and then only to the extent any of the events, changes or circumstances referred to in clauses (i) through (v) above disproportionately affect the Company Group as compared to other participants in the industries and areas in which the Company Group operates.
“Company Plan” means any  “employee benefit plan” as defined in Section 3(3) of ERISA,  compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement or arrangement or  other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case, whether or not written, (1) that is sponsored, maintained, administered, contributed to or entered into by any member of the Company Group for the current or future benefit of any current or former Service Provider or (1) for which any member of the Company Group, directly or indirectly, has or would reasonably be expected to have any actual or contingent Liability.
“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of February 5, 2018 among Parent, Kosmos Energy Mauritania, Kosmos Energy Investments Senegal Limited, Kosmos Energy Equatorial Guinea, Kosmos Energy Sao Tome and Principe, Kosmos Energy Cote DʼIvoire, and Kosmos Energy Suriname and Deep Gulf Energy Management LLC, Deep Gulf Energy LP, DGE II Management, LLC, Deep Gulf Energy II, LLC, DGE III Management, LLC and Deep Gulf Energy III, LLC.

“Consent” means any consent, approval, authorization, ratification, permission, waiver or permit of, or filing with, or notification to, any Governmental Authorities or any other Person which are required to be obtained, made, or complied with for or in connection with the sale, assignment and transfer of the Subject Securities and the other transactions contemplated by this Agreement and the other Transaction Documents.
“Continuing Employee” is defined in Section 8.12(a).
“Contract Legend” means the following restrictive legend to be placed on the Parent Common Equity constituting the Holdback Amount:
THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE SECURITIES PURCHASE AGREEMENT DATED AS OF AUGUST 3, 2018, AS AMENDED FROM TIME TO TIME, BY AND AMONG DGE GROUP SERIES HOLDCO, LLC AND EACH OF ITS SERIES, KOSMOS ENERGY GULF OF MEXICO, LLC, AND THE OTHER PARTIES THERETO, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.
“Contracts” means any contracts, agreements, licenses, sublicenses, subcontracts, commitments, sale or purchase orders, indentures, notes, bonds, loans, mortgages, deeds of trust, instruments, operating agreements, unitization, pooling, and communitization agreements, joint development agreements, exploration agreements, participation agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, purchase and sale agreements, and similar agreements to those referenced above and all other arrangements or undertakings of any nature, whether written or oral, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extensions or renewals thereof; provided, however, without limiting the instruments included in the Assets, the defined term “Contracts” shall not include the Leases, Rights of Way or other instruments, of record, constituting any member of the Company Group’s chain of title to the Oil and Gas Properties.
“COPAS” means,  with respect to any operations conducted under an applicable operating agreement, the accounting procedures attached and governing such operating agreement and,  with respect to any operations that are not conducted under an applicable operating agreement, the COPAS 2005 Deepwater Accounting Procedure recommended by the Council of Petroleum Accountants Societies.
“Credit Document Indebtedness” means the Indebtedness of the Company Group incurred and outstanding pursuant to the Credit Documents.
“Credit Documents” means  that certain Second Amended and Restated Credit Agreement, dated as of May 14, 2015, by and among Drum II, as borrower, Drum II Management, as guarantor, Wells Fargo Energy Capital, Inc., as administrative agent and a lender, and the other lenders party thereto and  that certain Credit Agreement, dated as of December 15, 2016, by and among Drum

III, as borrower, Wells Fargo Energy Capital, Inc., as administrative agent and a lender, and Macquarie Bank Limited, as a lender.
“Current Price” means the closing price per share of Parent Common Equity as reported by Bloomberg L.P., or any successor thereto, on the trading day immediately prior to the applicable release instructions or recovery date, as applicable.
“Cut-Off Date” means the date of the final settlement and determination of the Adjusted Purchase Price in accordance with Section 2.5(c).
“D&O Insurance” means a prepaid run-off or “tail” directors’ and officers’ liability insurance and indemnification policy or policies.
“Damages” means the amount of any and all loss, cost, costs of settlement, damage, fine, penalty, obligation, diminution in value, expense, claim, award or judgment, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to the applicable matter and the costs of investigation or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that “Damages” shall not include  any Income Taxes of the indemnified party that may be assessed on receipt of payments under Article 13 or  any loss, cost, costs of settlement, damage, fine, penalty, obligation, diminution in value, expense, claim, award or judgment excluded and/or waived pursuant to Section 14.13.
“Decommissioning,” and “Decommissioned” and its derivatives mean all plugging, replugging, abandonment and re-abandonment, equipment removal, disposal, or restoration associated with the properties and assets included in or burdened by the Assets, including all plugging and abandonment, dismantling, decommissioning, removal (or abandonment in place, if applicable), surface and subsurface restoration, site clearance and disposal of the Wells, well cellars, fixtures, platforms, spars, flowlines, pipelines, tie-backs, risers, structures, and personal property located on, under or associated with assets and properties included in the Assets and the lands burdened thereby, the removal (or abandonment in place, if applicable) and capping of all associated flowlines, risers, connections, tie-backs, transmission, and gathering lines, pit closures, the restoration of the surface or seabed, dry-stacking, site clearance, any disposal of related waste materials, excluding NORM and asbestos, and obligations to obtain plugging exceptions for any Well with a current plugging exception, all in accordance with all applicable Laws and the requirements of Governmental Authorities, the terms and conditions of the Leases, Rights of Way and Contracts.
“Defect” means any individual Lien, obligation, burden, or defect, including a discrepancy in Net Revenue Interest or Working Interest, that results in the failure of the Company Group, in the aggregate, to have Defensible Title to any individual Lease, Unit or Well; provided, however, in no event shall any of the following be considered or constitute a “Defect”:  any Lien, obligation, burden, or defect arising solely out of lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law;  any Lien, obligation, burden, or defect arising solely out of lack of corporate or entity authorization, unless affirmative evidence shows that such corporate or entity action was not authorized and results in another party’s actual and superior claim of title to the Assets;  any gap in the chain of title or presence of any stranger(s) to title, unless affirmative evidence shows that another party has an actual and superior chain of title by an abstract of title, title or letter opinion, or landman’s title chain or runsheet;  any Lien, obligation, burden, or defect that is cured, released, or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches;  any Lien, obligation, burden, or defect arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum royalty;  any Lien, obligation, burden, defect, or loss of title resulting from the Company Group’s conduct of business in compliance with this Agreement and applicable Law; and/or  any Lien, obligation, burden, or defect that Purchaser has not asserted in a valid Defect Notice prior to the Defect Deadline.
“Defect Amount” is defined in Section 3.2(d).
“Defect Deadline” is defined in Section 3.2(a).
“Defect Notice” is defined in Section 3.2(a).
“Defect Referee” means a title attorney with at least 15 years’ experience in oil and gas titles involving properties in the Gulf of Mexico mutually acceptable to both Purchaser and Seller; provided that, Purchaser and Seller shall first attempt to select such Defect Referee from Liskow & Lewis, APLC.
“Defect Threshold” means an amount equal to 2% of the Unadjusted Purchase Price.
“Defensible Title” means that aggregate record and/or beneficial title of the Company Group in and to the Leases, Units and Wells that, as of the Closing and subject to the Permitted Encumbrances:
(a)    individually or in the aggregate entitles all or any member of the Company Group to receive a Net Revenue Interest as to Hydrocarbons in the case of any Lease (or portion thereof) listed on Exhibit A-1 that has a positive Allocated Value, not less than the Net Revenue Interest shown for such Lease (or portion thereof) in Exhibit A-1, in the case of any Unit listed on Exhibit A-2 that has a positive Allocated Value, not less than the Net Revenue Interest percentage shown for such Unit in Exhibit A-2, in the case of any Well that has a positive Allocated Value, not less than the Net Revenue Interest percentage shown for such Well in Exhibit A-3, except, in each case of subsections (i), (ii) and (iii) of this subsection (a),  any decreases in connection with those operations in which any member of the Company Group may elect after the Execution Date to be a non-consenting co-owner,  any decreases resulting from the establishment or amendment of pools or units after the Execution Date,  any decreases required to allow other Working Interest owners to make up Imbalances, or as otherwise stated in Exhibit A-1, Exhibit A-2 or Exhibit A-3;
(b)    individually or in the aggregate obligates all or any member of the Company Group to bear a Working Interest no greater than the Working Interest shown for any Oil and Gas Property in Exhibit A-1, Exhibit A-2 or Exhibit A-3, except as stated in Exhibit A-1, Exhibit A-2 or Exhibit A-3, any increases resulting from contribution requirements with respect to a co-owner’s default occurring on or after the Execution Date under applicable Contracts or applicable Law, or any increases that are accompanied by at least a proportionate increase in any member of the Company Group’s Net Revenue Interest; and
(c)    is free and clear of Liens, other than the Permitted Encumbrances.
“Direct Claim” is defined in Section 13.5(i).
“Disclosure Schedules” means, with respect to Seller, the aggregate of all schedules that set forth exceptions, disclosures, or otherwise relate to or are referenced in any of the representations, warranties or agreements of Seller set forth in Article 4, Article 5 or Article 8 and with respect to Purchaser, the aggregate of all schedules that set forth exceptions, disclosures, or otherwise relate to or are referenced in any of the representations or warranties of Purchaser set forth in Article 6.
“Dispute” is defined in Section 14.4(a).
“Dispute Settlement Statement” is defined in Section 2.5(c).
“Disqualified Individual” is defined in Section 8.21(a).
“Dividend Adjustment” means a number of shares of Parent Common Equity (rounded up to the nearest whole share) equal to (a) the aggregate amount of dividends or distributions declared by Parent with respect to the shares of Parent Common Equity being released to Parent from the Holdback Amount (solely to the extent that the record date with respect to such dividend or distribution occurs prior to the release of such shares) divided by (b) the Current Price applicable to the applicable release.
“DOJ” is defined in Section 8.5(c).
“DPA” means the Defense Production Act of 1950, 50 U.S.C. 4565.
“Drum Entities” is defined in the introductory paragraph hereof.
“Drum I” is defined in the introductory paragraph hereof.
“Drum I Management” is defined in the introductory paragraph hereof.
“Drum I Subject Securities” is defined in the recitals.
“Drum II” is defined in the introductory paragraph hereof.
“Drum II Management” is defined in the introductory paragraph hereof.
“Drum II Subject Securities” is defined in the recitals.
“Drum III” is defined in the introductory paragraph hereof.
“Drum III Management” is defined in the introductory paragraph hereof.

“Drum III Subject Securities” is defined in the recitals.
“Drum Marks” is defined in Section 8.10(b).
“DTPA” is defined in Section 14.14.
“Effective Time” means 12:01 a.m. Central Standard Time on July 1, 2018.
“Effective Time Working Capital” means, as of the Effective Time, the positive or negative amount of  the Working Capital Assets minus  the Working Capital Liabilities.
“End Date” is defined in Section 12.1(d)(i).
“Environmental Claim” means any Action, claim, Order, directive, decree, proceeding, loss, cost, expense, liability, obligation, penalty or damage arising, incurred or otherwise asserted pursuant to any Environmental Law.
“Environmental Laws” means any and all Laws pertaining to prevention of pollution, protection of the environment (including natural resources, flora, fauna, threatened or endangered species or biological resources), Remediation of contamination or environmental restoration, health and safety (for purposes of Section 5.16 only, to the extent relating to exposure to Hazardous Substances), and all Orders, regulations or directives issued by a Governmental Authority to implement any of the foregoing.
“Environmental Liabilities” means any and all obligations or liabilities, including all Damages, Remediation obligations, environmental response costs, costs to cure, cost to investigate or monitor, restoration costs, costs of Remediation or removal, settlements, penalties and fines, in each case arising out of or related to any Environmental Laws or Releases of Hazardous Substances, including any contribution obligation under CERCLA or any other Environmental Law or matters incurred or imposed pursuant to any claim or cause of action by a Governmental Authority or other Person.
“Environmental Permit” means any Permit, registration, approval or other similar form of authorization required pursuant to Environmental Laws.
“Equity Excess Amount” is defined in Section 2.2(a)(ii).
“Equity Purchase Price” is defined in Section 2.2(a)(ii).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Excess Parachute Payments” is defined in Section 8.21(a)(i).
“Excess Parachute Waiver” is defined in Section 8.21(a)(i).
“Exchange Act” means the Securities and Exchange Act of 1934.

“Excluded Arrangements” is defined in Section 8.16(b).
“Excluded Assets” means the Subject Marks, the Excluded Records and the Seismic Licenses elected by Seller to be assigned to Seller or its designee in accordance with Section 8.11(c).
“Excluded Records” means  any and all data, correspondence, materials, descriptions and records relating to the auction, marketing, sales negotiation or sale of the Subject Securities or the Assets, including the existence or identities of any prospective inquirers, bidders or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person,  corporate, financial, Tax, and legal data and Records that relate exclusively to the businesses of any Affiliate of Seller other than the Business or the Company Group and  all legal records and legal files of the Company Group generated prior to Closing with respect to or that relate to this Agreement, any Transaction Document or any of their communications with respect to the transactions contemplated thereby or hereby, including all work product of and attorney-client communications with any of Seller’s or the Company Group’s legal counsel with respect thereto (other than  title opinions and  any Contracts).
“Execution Date” is defined in the introductory paragraph hereof.
“Federal Ownership Qualifications” means any and all qualifications with BOEM, BSEE and/or any other applicable Governmental Authorities to directly and/or indirectly own the Securities of the Company Group and operate the Assets, including any qualifications required under 30 CFR 550 and 30 CFR 556.35.
“Final Settlement Statement” is defined in Section 2.5(c).
“Financial Statements” is defined in Section 5.6(b).
“First Holdback Deadline” means the date that is six months after the Closing Date.
“Fraud” means, with respect to any Person, any actual and intentional fraud of such Person with respect to the representations and warranties set forth in Article 4, Article 5 or Article 6, as applicable; provided, that (i) solely with respect to claims of Fraud against Seller, such actual and intentional fraud of Seller shall only be deemed to exist if any of the individuals identified in the definition of “Knowledge” with respect to Seller had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by Seller in Article 4 or 5 were actually breached when made, with the express intention that Purchaser rely thereon and (ii) solely with respect to claims of Fraud against Purchaser, such actual and intentional fraud of Purchaser shall only be deemed to exist if any of the individuals identified in the definition of “Knowledge” with respect to Purchaser had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by Purchaser in Article 6 were actually breached when made, with the express intention that Seller rely thereon.
“FTC” is defined in Section 8.5(c).
“GAAP” means generally accepted accounting principles in the U.S.

“Governing Documents” means with respect to any Person that is not a natural person, the articles of incorporation or organization, memorandum of association, articles of association and by-laws, certificate of formation, the limited partnership agreement, the partnership agreement or the limited liability company agreement or such other organizational documents of such Person which establish the legal personality of such Person.
“Governmental Authority” means any governmental or quasigovernmental, regulatory or administrative authority, commission, department, official, court, tribunal, agency, or other instrumentality of the United States, any foreign country or any local, domestic or foreign state, county, city, tribal, or other political subdivision or authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power.
“Governmental Authorization” means any permit, license, franchise, certificate, registration, approval, consent, grant, award, concession, identification number, registration, order, decree or other authorization required by Law or any Governmental Authority or granted by any Governmental Authority.
“Hazardous Substances” means any chemical, pollutant, solid waste, contaminant, substance or waste defined, listed, regulated or classified as “solid waste”, “hazardous waste”, “hazardous substance”, “extremely hazardous substance”, “hazardous material”, “toxic substance” or words of similar import under Environmental Laws, and including hazardous substances under CERCLA.
“Hedge” means any future hedge, derivative, swap, collar, put, call, cap, option, or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of, fluctuations in interest rates, basis risk, or the price of commodities, including Hydrocarbons or securities, to which any member of the Company Group is bound.
“HEDV” means Houston Deepwater Ventures V, LLC, a Texas limited liability company.
“Holdback Amount” means a number of shares of Parent Common Equity (rounded up to the nearest whole share) equal to the quotient of  10% of the Unadjusted Purchase Price minus (a) the amount by which the Unadjusted Purchase Price is decreased pursuant to Section 2.3(h), plus (b) the amount by which the Unadjusted Purchase Price is increased pursuant to Section 2.3(i), and   the Share Price, as such number of shares may be reduced from time to time by any disbursements required under Section 13.6.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals (whether in liquid or gaseous form) produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

“Imbalance” means any over-production, under-production, over-delivery, under-delivery, or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery, or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under processing agreements, and imbalances under gathering or transportation agreements.
“Income Taxes” means  all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes),  Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (i) above, or  withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (i) or (ii) above.
“Indebtedness” means, with respect to any Person, at any date, in each case without duplication,  all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and, penalties (including prepayment penalties) with respect thereto (including with respect to a change in control and/or the transactions contemplated hereby), whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind,  all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities (including purchase money obligations, but excluding, for the avoidance of doubt, the bonding or surety obligations of any member of the Company Group required by applicable Law or securing Decommissioning obligations),  all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or bankers’ acceptances or similar instruments,  all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person,  deferred purchase price of property, assets, businesses, goods or services, including all seller notes and “earn-out” and purchase price adjustment payments,  capitalized lease obligations or obligations that are required to be capitalized pursuant to GAAP, any underfunded post-retirement liabilities and any underfunded pension liabilities (in each case, including the employer portion of any payroll, employment or similar Taxes related thereto),  all guarantees, whether direct or indirect, by such Person of Indebtedness (other than under this clause (h)) of others or Indebtedness (other than under this clause (h)) of any other Person secured by any assets of such Person, and  all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with the Accounting Principles; provided, however, “Indebtedness” shall not include the items set forth on Schedule 1.1(f).
“Indebtedness For Borrowed Money” means Indebtedness of the type referred to in clauses (a) and (b) of the definition of Indebtedness.
“Indebtedness Interest Amount” means an amount equal to $36,986 multiplied by the number of days in the Pre-Closing Period.

“Indemnified Person” is defined in Section 13.5(a).
“Indemnifying Party” is defined in Section 13.5(a).
“Individual Threshold” means an amount equal to $250,000.00.
“Intellectual Property Rights” means any and all intellectual property rights in any jurisdiction throughout the world, including the following to the extent subject to protection under applicable Law:  Trademark Rights;  statutory invention registrations, patents and patent applications (together with any and all renewals, divisionals, continuations, continuations-in-part, reissues, reexaminations, revisions, and extensions thereof) and all inventions disclosed in each such registration, patent or patent application;  copyrights (whether or not registered), works of authorship, mask work rights and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing, now or hereafter provided by applicable Law, regardless of the medium of fixation or means of expression;  internet domain names;  trade secrets, know-how and other proprietary and confidential information, including manufacturing and production processes and research and development information, technical data, algorithms, formulae, procedures, protocols, techniques and business information (including financial and marketing plans, customer and supplier lists and pricing and cost information); and  any registrations or applications for registration for any of the foregoing.
“Intercompany Account Balances” means the balances of all intercompany accounts between Seller and each of its Affiliates (other than any member of the Company Group), on the one hand, and any member of the Company Group, on the other hand.
“Involuntary Termination” is defined in Section 8.12(d).
“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, including all documentation related to the foregoing,  owned by any member of the Company Group or  licensed or leased to any member of the Company Group.
“Jumper” is defined in Section 8.22(b)(i).
“Knowledge” means,  with respect to Seller, the actual knowledge, after reasonable inquiry of direct reports, of only those Persons named on Schedule 1.1(a) and  with respect to Purchaser, the actual knowledge, after reasonable inquiry of direct reports, of only those Persons named on Schedule 1.1(b).
“Lands” is defined in subsection (b) of the definition of “Assets”.
“Laws” means all laws (statutory, common or otherwise), constitutions, treaties, binding guidance or binding guidelines, statutes, rules, regulations, ordinances, orders, decrees, judgments, codes and other requirements of Governmental Authorities.
“Leakage” means any of the following arising after the Effective Time and on or prior to the Closing (including as a result of Section 8.16), in each case, excluding any Permitted Leakage:

(a)    any dividend, interest on capital, advance or distribution (whether in cash or in kind) declared, paid or made, or any return of capital (whether by reduction of capital or redemption, amortization or purchase of shares or quotas) or other payment made on any share capital or other securities of any member of the Company Group, by any member of the Company Group to or on behalf of or for the benefit of, any Related Party, including the Closing Distribution;
(b)    any Lien created over any of the Assets in favor of or for the benefit of any Related Party (but only to the extent such Lien will not be fully released prior to the Closing);
(c)    any amount paid or incurred by, or any loan, advance or capital contribution made by, any member of the Company Group to any Related Party (including any premiums, make-whole premiums, prepayment penalties, breakage costs, fees, expenses or similar charges arising therefrom), including payments made pursuant to Section 8.16;
(d)    any sale, transfer or surrender by any member of the Company Group of any asset or right to or for the benefit of any Related Party;
(e)    any sale, transfer or surrender of any assets or rights from any Related Party to any member of the Company Group to the extent such sale, transfer or surrender of assets or rights is in excess of their fair market value;
(f)    any Liabilities assumed, indemnified, guaranteed, incurred or paid by any member of the Company Group for the benefit of or on behalf of any Related Party (including, without limitation, any Tax or other liability for which any Related Party is responsible under this Agreement);
(g)    any waiver, forgiveness or release by any member of the Company Group of any amount owed to it by (or any right or any claim against) any Related Party; and
(h)    any agreement or arrangement entered into by any member of the Company Group to give effect to any matter referred to in (a) – (g) above.  For purpose of calculating Leakage with respect to any non-cash dividend, payment or other distribution, Leakage shall be determined based on the fair market value thereof, determined at the time of such dividend, payment or distribution.
“Leases” is defined in subsection (a) of the definition of “Assets”.
“Liability” means any debt, liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, disclosed or undisclosed, liquidated or unliquidated, due or to become due, or determined, determinable or otherwise.
“Lien” means any lien, mortgage, hypothecation, charge, right of first refusal, option, rights of way, easement, restriction on transfer of title, encumbrance, pledge, collateral assignment, or security interest of any kind (including any agreement to give any of the foregoing, any conditional sale, capital lease or other title retention agreement), or any similar rights or interests, and any option, trust, or other preferential arrangement having the practical effect of any of the foregoing.

“Lock Up Legend” means the following restrictive legend to be placed on the Parent Common Equity:
THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE REGISTRATION RIGHTS AGREEMENT DATED AS OF _____________, 2018, AS AMENDED FROM TIME TO TIME, BY AND BETWEEN KOSMOS ENERGY LTD. AND THE HOLDERS PARTY THERETO, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.
“Material Contract” means, to the extent binding on the Company Group, the Assets or Purchaser’s ownership thereof after Closing, any Contract that is one or more of the following types:
(a)    Contracts or group of related Contracts (including for the sale, license, lease or other disposition of materials, supplies, goods, services, equipment or other assets) that can reasonably be expected (based on current Company Group business plans) to result in gross revenue to Company Group per fiscal year in excess of $3,000,000, excluding Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from the Leases, Units or Wells;
(b)    Contracts or group of related Contracts (including for the purchase or lease of materials, suppliers, goods, services, equipment or other assets) that can reasonably be expected (based on current Company Group business plans) to result in expenditures from Company Group per fiscal year in excess of $3,000,000, excluding 1) Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from the Leases, Units or Wells, 1) master service agreements not reasonably expected (based on current Company Group business plans or 1) Contracts relating to Transaction Costs) to result in expenditures from the Company Group in the current fiscal year in excess of $3,000,000;
(c)    Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from the Leases, Units or Wells;
(d)    to the extent currently pending, Contracts of any Company Group to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Oil and Gas Properties (other than  Contracts that provide for sales, leases, farmouts, exchanges or dispositions permitted to be made after the date hereof pursuant to Section 8.3(b) and  any right of reassignment upon intent to abandon any Assets);
(e)    Contracts that contain drilling commitments;
(f)    any Seismic License;
(g)    Contracts that are joint operating agreements, unit operating agreements, unit agreements, exploration agreements, development agreements, participation agreements, or other similar agreements, including Contracts that relate to the formation of or participation in same;
(h)    Contracts that contain an area of mutual interest provision or otherwise purport to limit or purport to prohibit the freedom of the Company Group (or, after the Closing that purports to so limit or restrict Purchaser or any of its Affiliates) to, or the manner in which, or the locations in which, the Company Group may conduct the Business or engage or compete in any activity or line of business in any area (provided that a Contract shall not constitute a Material Contract pursuant to clause (h) solely because such Contract is a surface use agreement or similar Contract containing customary setback provisions or solely because such Contract is a confidentiality agreement or similar Contract containing customary confidentiality provisions);
(i)    any Contract  with any sole-source suppliers of material products or services or  that includes any “most favored nations” terms and conditions, any exclusive dealing or minimum purchase or sale or “take or pay” obligations or arrangement or requirements to purchase substantially all of the output or production of a particular supplier;
(j)     any Contract with any current Service Provider that requires aggregate annual payments equal to or exceeding $100,000, excluding employment or service Contracts that may be terminated on less than 30 days’ prior notice by any member of the Company Group or any of their respective Affiliates and without Liability to any member of the Company Group or any of their respective Affiliates, and  Contracts with any current or former Service Provider providing for any severance, change in control, transaction, sale or retention bonus or similar payments or benefits;
(k)    any collective bargaining agreement or similar Contract with any labor union or similar employee representative with respect to any current or former Service Providers;
(l)    any Hedge;
(m)    each Contract evidencing Indebtedness for borrowed money binding on the Company Group or the Assets;
(n)    any Contract for the gathering, treatment, handling, processing, storage or transportation of Hydrocarbons guaranteed with minimum throughput requirements;
(o)    any Contract for the purchase or sale by any member of the Company Group of any real property (other than Oil and Gas Properties) of more than $3,000,000;
(p)    any Contract (including letters of intent but excluding confidentiality and non-disclosure agreements that do not contain any restrictions other than customary confidentiality and non-disclosure obligations) relating to the acquisition or disposition of any business or a material amount of stock or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which any member of the Company Group has remaining obligations (other than customary confidentiality and non-disclosure obligations or customary covenants to provide reasonable access to books and records);
(q)    any agency, dealer, distributor, reseller, sales representative or other similar Contract, or any Contract providing for commissions (other than any Contract with any investment bank relating to Transaction Costs);

(r)    any stockholders, investors rights, registration rights or similar Contract (other than Governing Documents);
(s)    any Contract granting any Person an option or a right of first refusal or first offer or similar preferential right to purchase or acquire any Securities or assets of the Company Group; and
(t)    Contracts requiring the acquisition or use of any third party compressor equipment, drilling units, quarters or any third party service equipment arising out of or relating to the Assets with aggregate annual payments of greater than $3,000,000 which cannot be terminated by Seller without penalty on 60 days or less notice.
Notwithstanding the foregoing, a Contract shall not be deemed to be a Material Contract solely by virtue of the fact that a member of the Company Group owns any Securities of a Person that is not a member of the Company Group that is a party to such Contract.
“Mechanical Integrity Failure” is defined in Section 8.22(b)(ii).
“Mechanical Integrity Notice” is defined in Section 8.22(a).
“Mechanical Integrity Referee” is defined in Section 8.22(b)(iii).
“MMBtu” means 1,000,000 BTU.
“Net Revenue Interest” means, with respect to any Lease, Unit or Well, the percentage interest in and to all production of Hydrocarbons saved, produced and sold from or allocated to such Lease, Unit or Well, after giving effect to all Royalties.
“Non-Income Taxes” means any Taxes imposed on any member of the Company Group other than  Income Taxes and  Transfer Taxes.
“Non-Recourse Person” is defined in Section 14.16.
“NORM” means naturally occurring radioactive material and radon gas.
“Notice” is defined in Section 14.1.
“Oil and Gas Properties” is defined in subsection (c) of the definition of “Assets”.
“Order” means any order, award, decision, injunction, judgment, ruling, decree, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.
“Other Party” means  as it relates to Seller, Purchaser, and  as it relates to Purchaser, Seller.
“Other Severance Arrangement” is defined in Section 8.12(d).
“Parent” means Kosmos Energy Ltd.

“Parent Common Equity” means the common shares of Parent, par value $0.01 per share.
“Parent Equity Plan” means the Kosmos Energy Ltd. Long Term Incentive Plan (as amended from time to time).
“Parent Financial Statements” is defined in Section 6.12(a).
“Parent Guaranty” means the Guaranty of Parent dated the date hereof and issued to Seller.
“Parent SEC Documents” is defined in Section 6.12(a).
“Party” or “Parties” is defined in the introductory paragraph hereof.
“Permits” means all governmental (whether federal, state or local) permits, licenses, orders, authorizations, franchises and related instruments or rights (or waiver or exemptions in lieu thereof) related to the Business or the ownership, operation or use of the Oil and Gas Properties and Rights of Way.
“Permitted Encumbrances” means any or all of the following:
(a)    all Royalties if the net cumulative effect of such burdens do not, individually or in the aggregate, reduce the Company Group’s aggregate Net Revenue Interest in any Lease, Unit or Well below that shown in Exhibit A for such Lease, Unit or Well;
(b)    the terms of any Contract described on Schedule 5.14(a), Lease or Right of Way, including provisions for penalties, suspensions, or forfeitures contained therein, but only to the extent such Contracts, Leases or Rights of Way do not, individually or in the aggregate, reduce Company Group’s aggregate Net Revenue Interest in any Lease, Well or Unit below that shown in Exhibit A for such Lease, Well or Unit, or, individually or in the aggregate, obligate Company Group to bear a Working Interest in any Lease, Well or Unit above that shown in Exhibit A for such Lease, Well or Unit, unless the Net Revenue Interest for such Lease, Well or Unit is greater than the Net Revenue Interest set forth on Exhibit A in the same proportion as any increase in such Working Interest;
(c)    rights of first refusal, preferential purchase rights, consents to assignment and similar rights with respect to the Assets or Consents;
(d)    Liens created under joint operating agreements, Liens for Taxes, materialman’s Liens, warehouseman’s Liens, workman’s Liens, carrier’s Liens, mechanic’s Liens, vendor’s Liens, repairman’s Liens, employee’s Liens, contractor’s, operator’s Liens, construction Liens, Liens pursuant to any applicable federal or state securities Law, and other similar Liens arising in the ordinary course of business that, in each case, secure amounts or obligations that are not yet delinquent (including any amounts being withheld as provided by Law), or, if delinquent, being contested in good faith by appropriate actions;
(e)    rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;

(f)    any easement, right of way, right of use, covenant, servitude, permit, condition, restriction, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, pipelines, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the Effective Time or that does not individually or in the aggregate materially interfere with the use, operation or ownership of the Assets (as owned and operated as of the Effective Time) subject thereto or affected thereby;
(g)    all applicable Laws and rights reserved to or vested in any Governmental Authorities  to control or regulate any of the Assets in any manner,  to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income, or capital gains with respect thereto (but not as a result of the failure to timely pay any such Taxes),  by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets,  to use such property in a manner which does not individually or in the aggregate materially interfere with the use, operation, ownership or value of such property (as owned and operated as of the Effective Time), or  to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license, or permit;
(h)     failure of the records of any Governmental Authority to reflect any member of the Company Group as the owner of any Oil and Gas Property, provided that the instruments evidencing the conveyance of such title to the applicable member of the Company Group from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county or parish records;  failure to record Leases issued by any Governmental Authority (including BOEM) in the real property, conveyance, or other records of the county or parish in which such Leases are located (or with respect to federal leases are adjacent), provided that the instruments evidencing the conveyance of such title to any member of the Company Group from its immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease, or  delay or failure of any Governmental Authority to approve the assignment of any Oil and Gas Property to any member of the Company Group or any predecessor in title to Company Group unless such approval has been expressly denied or rejected in writing by such Governmental Authority;
(i)    failure to file any instrument in any member of the Company Group’s chain of title in and to any Assets in the records of any adjacent county or parish, so long as the instrument in question is filed with the BOEM;
(j)    any other Liens, defects, burdens or irregularities which are based on  a lack of information in Seller’s or Company Group’s files or of record,  references to any document if a copy of such document is not in Seller’s or Company Group’s files or of record, or  inability to locate an unrecorded instrument of which Purchaser has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), if no claim has been made under such unrecorded instruments within the last six years;

(k)    calls on production under existing Contracts, provided that the holder of such right must pay an index-based price for any production purchased by virtue of such call on production;
(l)    lack of  Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets,  any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or  in the case of a well or other operation that has not been commenced as of the Closing, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created;
(m)    any Liens, defects, irregularities, or other matters set forth or described on Exhibit A, described on the Disclosure Schedules but only to the extent they do not, individually or in the aggregate, reduce Company Group’s aggregate Net Revenue Interest in any Lease, Well or Unit below that shown in Exhibit A for such Lease, Well or Unit, or, individually or in the aggregate, obligate Company Group to bear a Working Interest in any Lease, Well or Unit above that shown in Exhibit A for such Lease, Well or Unit, unless the Net Revenue Interest for such Lease, Well or Unit is greater than the Net Revenue Interest set forth in Exhibit A in the same proportion as any increase in such Working Interest, or that are expressly waived (or deemed to have been waived), cured, assumed, bonded, indemnified for, or otherwise discharged at or prior to the Closing;
(n)    the terms and conditions of this Agreement or any other Transaction Document;
(o)    defects based on or arising out of the failure of a Lease to be maintained after the primary term of such Lease has expired after the Closing;
(p)    lack of a division order or an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) or failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in any chain of title of any member of the Company Group to the Asset unless there is an outstanding and pending, unresolved claim from a Third Party with respect to the failure to obtain such waiver; or
(q)    prior to the Closing, any Liens arising under the Credit Documents; or
(r)    to the extent not described under items (a) through (q) above, any Liens, defects, irregularities, or other matters which do not, individually or in the aggregate,  materially detract from the value of or materially interfere with the use, operation, ownership or value of the Assets subject thereto or affected thereby, but only to the extent they do not, individually or in the aggregate, reduce Company Group’s aggregate Net Revenue Interest in any Lease, Well or Unit below that shown in Exhibit A for such Lease, Well or Unit, or, individually or in the aggregate, obligate Company Group to bear a Working Interest in any Lease, Well or Unit above that shown in Exhibit A for such Lease, Well or Unit, unless the Net Revenue Interest for such Lease, Well or Unit is greater than the Net Revenue Interest set forth in Exhibit A in the same proportion as any increase in such Working Interest, or that are expressly waived (or deemed to have been waived), cured, assumed, bonded, indemnified for, or otherwise discharged at or prior to the Closing or  which would be accepted by a reasonably prudent and sophisticated purchaser engaged in the business of owning, exploring, developing and operating Hydrocarbon producing properties.
“Permitted Leakage” means any Excluded Arrangement (or any payments in connection therewith) and any payment of the amounts set forth in Schedule 1.1(c).
“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.
“Phase I” is defined in Section 8.2(a).
“Phase II” is defined in Section 8.2(a).
“Post-Closing Income Tax Period” means, solely with respect to Income Taxes, any Tax period beginning after the Closing Date, and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.
“Post-Effective Time Indebtedness” is defined in Section 2.3(g).
“Post-Effective Time Non-Income Taxes” is defined in Section 11.4(a).
“Post-Effective Time Non-Income Tax Period” means, solely with respect to Non-Income Taxes, any Tax period beginning after the Effective Time, and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Effective Time.
“Pre-Closing Income Tax Period” means, solely with respect to Income Taxes, any Tax period ending on or before the Closing Date, and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.
“Pre-Closing Period” means the period from and including the Effective Time to the Closing.
“Pre-Effective Time Non-Income Taxes” is defined in Section 11.4(a).
“Pre-Effective Time Non-Income Tax Period” means, solely with respect to Non-Income Taxes, any Tax period ending at or before the Effective Time, and with respect to a Straddle Tax Period, the portion of such Tax period ending at the Effective Time.
“Preliminary Settlement Statement” is defined in Section 2.5(a).
“Property Costs” means all  operating expenses (including costs of property related insurance historically allocated to the Assets, rentals, shut-in payments, title examination and curative actions attributable to the ownership of the Assets or the production of Hydrocarbons produced from the Assets, but excluding Seller’s insurance costs that are not property related or historically allocated to the Assets and any business interruption insurance) and  capital expenditures (including Lease bonuses, broker fees, and other Lease acquisition costs, costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets in the ordinary course of business and COPAS overhead costs charged to the Assets under any applicable Contracts; provided, however, “Property Costs” shall not include, without limitation, liabilities, losses, costs, and expenses attributable to any Taxes. Determination of whether Property Costs are attributable to the period before, on or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed.
“Purchaser” is defined in the introductory paragraph hereof.
“Purchaser Capped Indemnification Obligations” means the indemnity obligations of Purchaser under Section 13.1(b) with respect to Non-Fundamental Representations and Section 13.1(a) with respect to the covenants and agreements of Purchaser to be performed at or prior to the Closing.
“Purchaser Certificate” means the certificate delivered by Purchaser at the Closing pursuant to Section 10.3(c)(iv).
“Purchaser Entities” means Parent, Purchaser and their respective Subsidiaries.
“Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Section 6.1, Section 6.2, Section 6.3, Section 6.4(a), Section 6.10, Section 6.19, Section 6.20 and Section 6.21 (including the corresponding representations and warranties given in the Purchaser Certificate).
“Purchaser Group” is defined in Section 13.2.
“Purchaser Material Adverse Effect” means any fact, effect, development, occurrence, event, change, or circumstance that has had, or is reasonably expected to have, a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Purchaser Entities, taken as a whole, or Purchaser’s or Parent’s ability to consummate the transactions contemplated hereby or otherwise perform their respective obligations under this Agreement or any other Transaction Documents; provided, however, that, for purposes of clause (a), the following shall not be considered in determining whether a Purchaser Material Adverse Effect has occurred or would be reasonably expected to occur: general changes in Hydrocarbon prices; changes in condition or developments generally applicable to the oil and gas industry in the United States or any area or areas where the assets, operations or business of the Purchaser Entities are located, including any increase in operating costs or capital expenses or any reduction in drilling activity or production; general economic, financial, credit, or political conditions and general changes in markets, including changes generally in supply, demand, price levels or interest or exchange rates; civil unrest or similar disorder, terrorist acts, embargo, sanctions or interruption of trade, or any outbreak, escalation or worsening of hostilities or war, act of God, hurricane, tornado, meteorological event, storm, weather event, earthquake, landslide or other act of nature; changes in Laws, GAAP or COPAS or the interpretation thereof; any effect resulting from any action taken by Seller or any Affiliate of Seller (including any member of the Company Group);  any effect resulting from any action taken by any of the Purchaser Entities or any Affiliate of the Purchaser Entities that is expressly required hereunder; natural declines in well performance; any failure to meet any projections, budgets, forecasts, estimates, plans predictions, performance metrics or operating statistics or the inputs into such items (provided that this clause (ix) shall not prevent an assertion that any fact, effect, development, occurrence, event, change or circumstance that may have contributed to such failure constitutes or contributed to a Purchaser Material Adverse Effect); or any effects or changes resulting from entering into this Agreement or the announcement of the transactions contemplated hereby (it being understood that this clause (x) shall not apply to a breach of any representation or warranty related to the entering into or announcement or consummation of the transactions contemplated by this Agreement or the other Transaction Documents), except to the extent and then only to the extent any of the events, changes or circumstances referred to in clauses (i) through (v) above disproportionately affect the Purchaser Entities as compared to other participants in the industries and areas in which the Purchaser Entities operate.
“Purchaser Non-Fundamental Representations” means all representations and warranties of Purchaser set forth herein (including the corresponding representations and warranties given in the Purchaser Certificate), excepting and excluding any and all Purchaser Fundamental Representations.
“Purchaser Plans” is defined in Section 8.12(b).
“Purchaser Schedule Update” is defined in Section 8.6(b).
“Purchaser Welfare Plans” is defined in Section 8.12(c).
“Purchaser’s Estimate” is defined in Section 8.22(b)(iv).
“Purchaser’s Representatives” is defined in Section 8.2(a).
“Reasonable Documentation”
(a)    means, with respect to any Defect asserted by Purchaser:
(i)    A copy of any available title or letter opinion, or landman’s title report, describing the asserted Defect;
(ii)    A copy of the relevant document to the extent the alleged Defect is a document;
(iii)    The assignment preceding and following a gap in the chain of title or a title opinion describing the gap in reasonable detail, to the extent the basis of the alleged Defect is a gap in any member of the Company Group’s chain of title;
(iv)    A copy of the document creating or evidencing the Lien or encumbrance, to the extent the basis of the alleged Defect is a Lien or encumbrance; or
(v)    Any other documents reasonably necessary for Seller and the Defect Referee (as well as any title attorney, examiner, or environmental consultant hired by such Persons) to verify and confirm the existence of and Defect Amount with respect to such alleged Defect.

(b)    means, with respect to any Title Benefit asserted by Seller:
(i)    A copy of any available title or letter opinion, or landman’s title report, describing the asserted Title Benefit;
(ii)    A copy of the relevant document to the extent the alleged Title Benefit is a document; or
(iii)    Any other documents reasonably necessary for Purchaser and the Defect Referee (as well as any title attorney, examiner, or environmental consultant hired by such Persons) to verify and confirm the existence of, and Title Benefit Amount, with respect to such alleged Title Benefit.
“Records” means all books, records, files, data, information, drawings, and maps to the extent (and only to the extent) related to the Subject Securities, the Company Group, or the Assets, including electronic copies of all computer records where available, contract files, lease files, well logs, division order files, title opinions and other title information (including abstracts, evidences of rental payments, maps, surveys and data sheets) hazard data and surveys, production records, SEMS documentation and procedures, proprietary seismic data, engineering files, environmental records and personnel records, in each case, to the extent disclosure or transfer is not restricted, prohibited, or subjected to payment of a fee, penalty, or other consideration by any license agreement or other agreement with a Person other than Affiliates of Seller, or by applicable Law, or for which consent to transfer has been received or for which Purchaser has agreed in writing to pay such fee, penalty, or other consideration, as applicable, but excluding, however, in each case, the Excluded Records.
“Registered IP” is defined in Section 5.22(a).
“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit E to be executed and delivered by Seller and Parent at the Closing.
“Regulatory Remedial Action” is defined in Section 8.5(b).
“Related Party” is defined in Section 5.24.
“Related Party Contract” is defined in Section 5.24.
“Release” means any discharge, emission, spilling, leaking, pumping, pouring, placing, depositing, injecting, dumping, burying, leaching, migrating, discarding, emptying, escaping, seeping, abandoning, or disposing into or through the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance.
“Released Claims” is defined in Section 14.11.
“Released Parties” is defined in Section 14.11.

“Releasing Parties” is defined in Section 14.11.
“Remediate” means any remedial, removal, response, investigation, monitoring, construction, closure, disposal, testing, integrity testing, permitting, reporting, or other corrective actions that are required under applicable Environmental Laws or by a Governmental Authority to cure or remove an Environmental Liability or violation of Environmental Law, in each case taking into account permanent or non-permanent remedies or actions, including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the Oil and Gas Properties or other relevant property, including caps, dikes, encapsulation or leachate collection systems, in each case to extent permitted by applicable Environmental Law. The term “Remediation” shall have its correlative meaning.
“Requested CFIUS Filing” has the meaning set forth in Section 8.5(e)(i).
“Required Owners” means the Persons listed on Schedule 1.1(d).
“Restrictive Legends” means the Contract Legend, the Transfer Legend and the Lock Up Legend.
“Restructuring” is defined in the recitals.
“Restructuring Agreement” is defined in the recitals.
“Retained Claims” is defined in Section 13.4(a).
“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any Security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.
“Right of Way” is defined in clause (d) of the definition of Assets.
“Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests and other royalty burdens and other interests payable out of production of Hydrocarbons from or allocated to the Leases, Units or Wells or the proceeds thereof; provided, however, such burdens and interests do not serve to adjust any Working Interest.
“Second Holdback Deadline” means the date that is 12 months after the Closing Date.
“Section 754 Election” is defined in Section 11.10.
“Securities” means any  shares of capital stock, voting securities, equity interests, partnership interests or other equity security of any class,  any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other equity security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency or  restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” shares or similar securities, rights or units that are derivatives of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock, equity interests or other security of any class; provided, however, “Securities” expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons.
“Securities Act” means the Securities Act of 1933.
“Seismic License” is defined in Section 8.11(a).
“Seller” is defined in the introductory paragraph hereof.
“Seller Capped Indemnification Obligations” means the indemnity obligations of Seller under Section 13.2(b) with respect to Non-Fundamental Representations, Section 13.2(a) with respect to the covenants and agreements of Seller and the Drum Entities to be performed at or prior to the Closing, Section 8.22 or Section 13.2(e).
“Seller Certificate” means the certificate delivered by Seller at the Closing pursuant to Section 10.2(d).
“Seller Counsel” is defined in Section 14.17.
“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4(a), Section 4.7, Section 4.8, Section 5.1, Section 5.2, Section 5.3, Section 5.4(a), Section 5.5, Section 5.24 and Section 5.27 (including the corresponding representations and warranties given in the Seller Certificate).
“Seller Group” is defined in Section 13.1.
“Seller Material Adverse Effect” means any fact, effect, development, occurrence, event, change, or circumstance that has had, or is reasonably expected to have, a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby or otherwise perform its respective obligations under this Agreement or any other Transaction Documents.
“Seller Non-Fundamental Representations” means all representations and warranties of Seller set forth herein (including the corresponding representations and warranties given in the Seller Certificate), excepting and excluding any and all Seller Fundamental Representations.
“Seller Schedule Update” is defined in Section 8.6(a).

“Seller Taxes” means   any and all Income Taxes imposed on or in respect of any member of the Company Group (for the avoidance of doubt, including any liability for any member of the Company Group to pay Income Tax attributable to any prior owner of any member of the Company Group, including in respect of any imputed underpayment within the meaning of Section 6225 of the Code or similar liability under other applicable Tax Law) for any Pre-Closing Income Tax Period (determined in accordance with Section 11.3),   any and all Pre-Effective Time Non-Income Taxes imposed on or in respect of any member of the Company Group for any Pre-Effective Time Non-Income Tax Period (determined in accordance with Section 11.4),   any and all Income Taxes described in clause (ii) of the definition of “Tax” with respect to any member of the Company Group as a result of being a member of an affiliated, consolidated, combined or unitary group prior to the Closing Date,  any and all Income Taxes described in clause (iii) of the definition of “Tax” for which any member of the Company Group is or has been liable as a result of any arrangements, events, transactions or relationships occurring or existing prior to the Closing and any and all Taxes related to or arising from the Restructuring; provided that no such Tax will constitute a Seller Tax to the extent such Tax (x) results from transactions or actions taken by Purchaser or the Company Group on the Closing Date but after the Closing (other than transactions or actions in the ordinary course of business or otherwise expressly contemplated by this Agreement or any other Transaction Document) or (y) has been reflected in the Adjusted Purchase Price and is economically borne by Seller pursuant to Section 2.3, Section 2.4 and Section 2.5, as applicable, governing the adjustments to the Unadjusted Purchase Price.
“Series I Seller” is defined in the introductory paragraph hereof.
“Series II Seller” is defined in the introductory paragraph hereof.
“Series III Seller” is defined in the introductory paragraph hereof.
“Series Seller” is defined in the introductory paragraph hereof.
“Series Holdco” is defined in the introductory paragraph hereof.
“Service Provider” means any officer, director, employee or individual contractor of any member of the Company Group.
“Settlement Price” means  in the case of gaseous Hydrocarbons, the price per MMBtu equal to the amount set forth on Schedule 1.1(e), and  in the case of crude oil, condensate, scrubber liquids inventories, and ethane, propane, iso-butane, nor-butane, and gasoline Hydrocarbons, the price per Barrel equal to the amount set forth on Schedule 1.1(e), as applicable.
“Severance Payment” is defined in Section 8.12(d).
“Share Price” means the VWAP of Parent Common Equity on the New York Stock Exchange for the 20 consecutive trading days ending on (and including) the trading day immediately prior to the Closing Date, rounded to three decimal places; provided that the price established pursuant to this definition shall in no event be less than $6.905 nor greater than $9.343, in either of which case the Share Price shall be fixed based upon such upper or lower level, as the case may be.

“Specified Liabilities” means any Damages or Liabilities related to or arising out of any of the following:
(a)    any Third Party claims against any member of the Company Group related to any disposal at off-site disposal facilities of Hazardous Substances related to or arising out of the ownership or operation of the Assets by any member of the Company Group prior to the Effective Time;
(b)    any Third Party claims against any member of the Company Group related to any payment, nonpayment or mispayment of Royalties attributable to any member of the Company Group’s ownership of the Assets prior to the Effective Time;
(c)    Seller Taxes (for the avoidance of doubt, taking into account, and without duplication of, any payments made by one Party to the other in respect of Non-Income Taxes pursuant to Section 11.4(c) and payments made by Seller in respect of Seller Taxes pursuant to Section 11.2(a) and (b));
(d)    any Excluded Assets (other than arising out of or constituting Purchaser obligations under Section 8.10);
(e)    the Restructuring (excluding any Taxes relating thereto or arising therefrom, which are solely addressed in clause (v) of the definition of “Seller Taxes”), including any claim by any Person with respect to the allocation of the Closing Payment or other payments hereunder; and
(f)    any Liability of the Company Group owed to Persons (other than the Company Group Indemnified Parties) under indemnification obligations under the Governing Documents of the Company Group in existence as of the Closing.
“Straddle Tax Period” means  with respect to any Income Tax, any Tax period that begins on or before and ends after the Closing Date and  with respect to any Non-Income Tax, any Tax period that begins at or before and ends after the Effective Time.
“Subject Marks” is defined in Section 8.10(a).
“Subject Securities” is defined in the recitals.
“Subsea Equipment” is defined in Section 8.22(b)(v).
“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity  of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, the voting stock or other equity or partnership interests having power to vote for the election of the board of directors or other governing body of such legal entity, or  of which the specified Person (either alone or through or together with any other Subsidiary) is or controls the general body, management, managing member or general partner. Notwithstanding anything to the contrary in this Agreement, each Drum Entity (and any of their Subsidiaries) shall be deemed Subsidiaries of Seller for all periods prior to the Closing, and each Drum Entity (and any of their

Subsidiaries) shall be deemed Subsidiaries of Purchaser for all periods after the Closing (for so long as such entities remain Subsidiaries) and HEDV shall not be deemed to be a Subsidiary of Seller or any member of the Company Group.
“Support Agreements” is defined in the recitals.
“Suspense Funds” means any and all Royalties held in suspense by any member of the Company Group as of the Closing, and any interest accrued in escrow accounts for such suspended funds.
“Takeover Laws” is defined in Section 8.19.
“Taxes” means any taxes, assessments, and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, net proceeds, alternative or add on minimum, ad valorem, real property, personal property (tangible and intangible), value added, sales, use, excise, escheat, duty, franchise, transfer, withholding, social security (or similar), unemployment, disability, payroll, employment, severance, production, estimated, or other taxes, assessments, and charges, including any interest, penalty or addition thereto, and any liability for any of the foregoing as transferee, in the case of any member of the Company Group, liability for the payment of any amount of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group for any Tax period and liability of any member of the Company Group for the payment of any amount as a result of being or having been party to any Tax Sharing Agreement.
“Tax Proceeding” is defined in Section 11.5(a).
“Tax Return” means any return, document, declaration, report, claim for refund, or information return or statement relating to, or accompanying the payment of, Taxes (including any estimated Tax), including any schedule or attachment thereto and any amendment thereof, filed or required to be filed with any Governmental Authority.
“Tax Sharing Agreement” means any agreement or arrangement (whether or not written, but excluding any agreement or arrangement not primarily related to Taxes) binding any member of the Company Group that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.
“Termination Date” is defined in Section 12.1.
“Third Party” means any Person other than Seller, Purchaser or any of their respective Affiliates.
“Third Party Claim” is defined in Section 13.5(c).
“Title Benefit” means the aggregate beneficial or record title of the Company Group which, as of the Closing Date:

(a)    entitles Company Group to receive an aggregate Net Revenue Interest  in the case of any Well, greater than the Net Revenue Interest shown in Exhibit A-3 for such Well, and  in the case of any Lease listed on Exhibit A-1, greater than the Net Revenue Interest shown on Exhibit A-1 for such Lease, except, in each case of subsections (i) and (ii) of this subsection (a), as otherwise stated in Exhibit A; or
(b)    obligates Company Group to bear in the aggregate a Working Interest, in the case of any Well, Unit or Lease with a positive Allocated Value, less than the “working interest” percentage shown in Exhibit A-3 with respect to such Well without a corresponding decrease in the corresponding Net Revenue Interest for such Well below that shown on Exhibit A-3, except as otherwise stated in Exhibit A.
“Title Benefit Amount” is defined in Section 3.2(e).
“Title Benefit Notice” is defined in Section 3.2(b).
“Total Cost” is defined in Section 8.22(b)(vi).
“Total Cost Invoice” is defined in Section 8.22(d).
“Trademark Rights” means trademarks, service marks, trade names, service names, logos, certifications, trade dress, corporate names, brand names, and other indicators of source or origin, including all goodwill associated with any of the foregoing.
“Transaction Costs” means the aggregate amount of all fees, expenses and costs incurred by any member of the Company Group at or prior to the Closing or pursuant to any Contract or other arrangement entered into at or prior to the Closing, in each case in connection with or relating to the transactions contemplated by this Agreement or the other Transaction Documents (or any other sale process conducted or pursued the Company Group), whether billed or payable prior to, on or after the Closing, including costs, fees and expenses of investment bankers and financial advisors (including the brokers referred to in Section 4.8 and Section 5.27), attorneys, accountants and other consultants, advisors and representatives, any assignment, change in control or similar fees expressly payable as a result of the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, any stay or retention, change in control, transaction or similar bonuses, compensation, incentive and/or severance payments, equity or equity based compensation arrangement or other payment to be made to any current or former Service Provider (and the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments) that is payable as a result of, or in connection with, the execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby (other than, for the avoidance of doubt, any amounts payable pursuant to any agreements entered into between employees of the Company Group and Purchaser or one of its Affiliates), all transfer, assignment or change of control fees or payments required to be paid by Seller under Seismic Licenses in accordance with Section 8.11, all costs, fees and expenses incurred in connection with the Restructuring, and all costs, fees and expenses incurred as a result of (or that would be incurred as a result of) the termination of any Related Party Contract as contemplated hereby, in each case only to the extent that such amounts (x) have not been paid by the Company Group in Cash and Cash Equivalents prior to the Effective Time in a manner that reduces Working Capital Assets or otherwise paid by Seller or its Affiliates (other than the Company Group) or (y) are not otherwise required to be paid by Purchaser pursuant to the express terms of this Agreement, including, for the avoidance of doubt, Damages arising out of or in connection with Hedges in accordance with Section 8.13, all transfer, assignment or change of control fees or payments required to be paid by Purchaser under Seismic Licenses in accordance with Section 8.11 and Purchaser’s obligations under Section 8.17(b).
“Transaction Costs Payoff Instructions” means invoices or other reasonably satisfactory documentation that are reasonably available to Seller at such time, setting forth all Transaction Costs of a type described in clause (i) of the definition thereof due to such Person in connection with the transactions contemplated hereby, including the identity of each payee, amounts owed and wire transfer instructions.
“Transaction Documents” means  this Agreement,  the Assignments,  the Confidentiality Agreement,  the Registration Rights Agreement,  the Restructuring Agreement,  the Parent Guaranty,  the Support Agreements, and  each other agreement, document, certificate, or other instrument that is contemplated to be executed by and between the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing. When Transaction Documents is used with respect to a specific Person, it means only those Transaction Documents to which such Person is a party.
“Transfer Agent” means Computer Share Trust Company, N.A., or any successor transfer agent of Parent.
“Transfer Agent Documentation” means a stock medallion guaranty and an incumbency certificate, in each case only to the extent required by the procedures of the Transfer Agent.
“Transfer Legend” means the following restrictive legend to be placed on the Parent Common Equity:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.
“Transfer Taxes” is defined in Section 11.1(a).
“Unadjusted Purchase Price” is defined in Section 2.2(a).
“Unaudited Financial Statements” is defined in Section 5.6(b).
“Units” is defined in subsection (b) of the definition of “Assets”.
“UTPCPL” is defined in Section 14.14.

“VWAP” means for the Parent Common Equity, the volume weighted average trade price per share of Parent Common Equity on the New York Stock Exchange (calculated to the nearest one-hundredth of a cent) as reported by Bloomberg L.P., or any successor thereto, through its “Volume Weighted Average Price” function.
“WARN” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et. seq., and any similar provision of any federal, state, foreign or local Law.
“WARN Obligations” is defined in Section 8.12(e).
“Wells” is defined in subsection (c) of the definition of “Assets”.
“Willful and Material Breach” means any knowing and intentional breach by a Party of this Agreement such Party prior to termination of this Agreement.
“Working Capital Assets” means the current assets of the Company Group as of the Effective Time (including all Cash and Cash Equivalents), each determined in accordance with Accounting Principles but  including (i) oil country tubular goods, spare parts, backup tangible inventory and other inventory that are booked under GAAP as property, plant and equipment, and (ii) that certain non-current cash collateral posted by Drum I and held in escrow for a performance bond written by RLI Insurance Company for plugging and abandonment obligations in respect of Garden Banks Block 463 and  excluding any   Income Tax assets and deferred Tax assets,  Hedge assets and/or  prepaid expenses related to the non-cash overriding royalty interest conveyed to Chevron Corp. in lieu of a production handling agreement fee on the Barataria Field and South Santa Cruz Field Oil and Gas Properties that would otherwise be classified as a current asset.
“Working Capital Liabilities” means the current liabilities of the Company Group as of the Effective Time, each determined in accordance with Accounting Principles but excluding any  Decommissioning or asset retirement obligations, including any bond, surety or similar liabilities securing or guaranteeing such obligations,  Income Tax liabilities and deferred Tax liabilities,  Transaction Costs,  Hedge liabilities (and any payable or deferred purchase price with respect thereto) and/or  any Indebtedness (including, for the avoidance of doubt, any accrued fees or interest (in kind or in cash) thereon).
“Working Interest” means, with respect to any Lease, Unit or Well, the percentage of costs and expenses associated with the exploration, drilling, development, operation, maintenance and abandonment on or in connection with such Lease, Unit or Well required to be borne with respect thereto, but without regard to the effect of any Royalties.
Section 1.2    Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular form includes the plural form and vice versa; (a) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (a) reference to any gender includes each other gender; (a) reference to any agreement (including this Agreement), document, or instrument (including any agreement, document or instrument referred to in the Disclosure Schedules) means, unless specifically provided otherwise, such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (a) reference to any law means, unless specifically provided otherwise, such law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any law means, unless specifically provided otherwise, that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision; (a) reference in this Agreement to any Article, Section, Appendix, Schedule, or Exhibit means such Article or Section hereof or Appendix, Schedule or Exhibit hereto; (a) “hereunder”, “hereof”, “hereto”, and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision thereof; (a) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (a) “or” is not exclusive; (a) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (a) the Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein; provided that in the event a word or phrase defined in this Agreement is expressly given a different meaning in any Schedule or Exhibit, such different definition shall apply only to such Schedule or Exhibit defining such word or phrase independently, and the meaning given such word or phrase in this Agreement shall control for purposes of this Agreement, and such alternative meaning shall have no bearing or effect on the interpretation of this Agreement; (a) all references to “Dollars” means United States Dollars; (a) references to “days” mean calendar days, unless the term “Business Days” is used, and (a) except as otherwise provided herein, all actions which any Person may take and all determinations which any Person may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Person. For the purposes of this Agreement, any document which is described as being “provided”, “delivered”, “furnished”, “made available” or other similar reference to Purchaser prior to the Execution Date shall only be treated as such if true and complete copies of such documents have been put in the dataroom prepared by Seller in a location accessible to Purchaser, or otherwise provided to Purchaser (including through its Representatives) in electronic or hard copy format, at least two hours prior to the execution of this Agreement. For purposes of this Agreement, references to “ordinary course of business” shall mean ordinary course of business consistent with past practice.
ARTICLE 2
PURCHASE AND SALE
Section 2.1    Purchase and Sale. On the terms and conditions contained in this Agreement, (a) Series I Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept and pay for, the Drum I Subject Securities, (a) Series II Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept and pay for, the Drum II Subject Securities and (a) Series III Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept and pay for, the Drum III Subject Securities, in each case free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws).

Section 2.2    Purchase Price.
(a)    The purchase price for the Subject Securities shall be consideration in an amount equal to $1,225,000,000 (the “Unadjusted Purchase Price”), which consideration amount shall consist of the following:
(i)    $925,000,000 (as may be increased pursuant to the other provisions of this Section 2.2(a), the “Cash Purchase Price”); and
(ii)    A number of shares of Parent Common Equity (rounded up to the nearest whole share) equal to (A) $300,000,000, divided by (A) the Share Price (such Parent Common Equity, the “Equity Purchase Price”); provided, however, in the event that Equity Purchase Price exceeds the number of shares of Parent Common Equity that Parent is permitted to issue without the approval of the equityholders of Parent under applicable Law or the rules and regulations of the New York Stock Exchange (or other securities exchange (domestic or foreign) on which the Parent Common Equity is then listed) (such excess, the “Equity Excess Amount”), (1) the “Equity Purchase Price” shall be equal to the maximum amount that Parent is permitted to issue without the approval of the equityholders of Parent under applicable Law and the rules and regulations of the New York Stock Exchange (or other securities exchange (domestic or foreign) on which the Parent Common Equity is then listed) and (1) the Cash Purchase Price shall be increased by an amount equal to the product of (1) the Equity Excess Amount and (1) the Share Price.
Notwithstanding the above, the Purchaser may elect, by delivery of written notice to the Seller no later than seven Business Days prior to the Closing Date, to increase the Cash Purchase Price and to correspondingly reduce the Equity Purchase Price by a number of shares equal to such increase in the Cash Purchase Price divided by the Share Price.
(b)    The Unadjusted Purchase Price shall be adjusted as provided in Section 2.3 (as adjusted, the “Adjusted Purchase Price”).
(c)    Notwithstanding anything to the contrary contained herein:
(i)    for all purposes of this Agreement (except as expressly set forth in Section 2.5 and Article 13), Parent Common Equity shall be valued at the Share Price; and
(ii)    If, at any time on or after the Execution Date and prior to the Closing, (x) Parent makes (or any record date occurs with respect thereto) (A) any Parent dividend or distribution on the Parent Common Equity in Parent Common Equity, (A) subdivision or split of any Parent Common Equity, (A) combination or reclassification of Parent Common Equity into a smaller number of shares of Parent Common Equity or (A) issuance of any securities by reclassification of Parent Common Equity (including any reclassification in connection with a merger, consolidation or business combination in which Parent is the surviving person) or (y) any merger, consolidation, combination, or other transaction is consummated pursuant to which Parent Common Equity is converted to cash or other securities, then the Share Price and the number of shares of Parent Common Equity to be issued to Purchaser and transferred to Seller pursuant to this Agreement shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (x)(D) and (y) to provide for the receipt by Seller, in lieu of any Parent Common Equity, the same number or amount of cash and/or securities as is received in exchange for each share of Parent Common Equity in connection with any such transaction described in clauses (x)(D) and (y) hereof. An adjustment made pursuant to the foregoing shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination, reclassification or other transaction.
Section 2.3    Adjustments to the Unadjusted Purchase Price. The Unadjusted Purchase Price shall be adjusted, without duplication, as follows:
(a)    increased by an amount equal to the Effective Time Working Capital in the event the Effective Time Working Capital is a positive amount;
(b)    decreased by an amount equal to the absolute value of the Effective Time Working Capital in the event the Effective Time Working Capital is a negative amount;
(c)    increased by an amount equal to the aggregate amount, if any, of all cash contributions made during the Pre-Closing Period to any member of the Company Group by or on behalf of Seller (including any and all Property Costs and Post-Effective Time Non-Income Taxes incurred in the ordinary course of business that are, in each case, paid by Seller on behalf of any member of the Company Group after the Effective Time), other than by another member of the Company Group;
(d)    decreased by an amount equal to the Leakage;
(e)    decreased by an amount, if any, equal to any Indebtedness that is paid or satisfied by the Company Group during the Pre-Closing Period, excluding (i) any payments made at the Closing from the proceeds of the Closing Payments in accordance with Section 10.3(a) and (i) any payment or satisfaction of any Indebtedness for which the Unadjusted Purchase Price is otherwise decreased pursuant to clause (f) below;
(f)    decreased by an amount, if any, equal to (i) any Indebtedness of the Company Group (other than Indebtedness For Borrowed Money) outstanding as of the Effective Time, excluding any Indebtedness that is paid or satisfied at the Closing from the proceeds of the Closing Payments in accordance with Section 10.3(a) and (i) any Indebtedness For Borrowed Money outstanding as of the Closing, excluding any Indebtedness that is paid or satisfied at the Closing from the proceeds of the Closing Payments in accordance with Section 10.3(a);
(g)    increased by an amount, if any, equal to the sum of (i) any Indebtedness For Borrowed Money that is incurred by the Company Group during the Pre-Closing Period (other than any interest and fees incurred on the principal amount of any such Indebtedness that is outstanding as of the Effective Time) (any such Indebtedness, “Post-Effective Time Indebtedness”) plus (i) the Indebtedness Interest Amount;

(h)    decreased in accordance with Section 3.2(g) with respect to Defects;
(i)    increased in accordance with Section 3.2(h) with respect to Title Benefits; and
(j)    decreased by an amount equal to the Transaction Costs, excluding any Transaction Costs that are paid at the Closing from the proceeds of the Closing Payments in accordance with Section 10.3(a).
Section 2.4    Adjustment Procedures.
(a)    The amount of each adjustment to the Unadjusted Purchase Price described in Section 2.3 shall, except as expressly set forth in the definition of Working Capital Assets and Working Capital Liabilities, be determined in accordance with GAAP and COPAS, as applied by the Company Group in preparing the Unaudited Financial Statements (provided, however, in the event of any conflict between GAAP and COPAS, GAAP shall control) (the “Accounting Principles”). For the avoidance of doubt, no item that is included in or taken into account in the determination of the calculation of Effective Time Working Capital shall be subject to any other adjustment to the Unadjusted Purchase Price. When available, actual figures will be used for the adjustments to the Unadjusted Purchase Price at Closing. To the extent actual figures are unavailable, estimates will be used subject to final adjustments in accordance with the terms hereof.
(b)    Notwithstanding anything to the contrary in this Agreement, but subject to Section 2.5(c) regarding the settlement of any post-Closing true up payment due to Purchaser in Parent Common Equity, all adjustments to the Unadjusted Purchase Price shall be made to the Cash Purchase Price (the Cash Purchase Price, as adjusted pursuant to this Article 2, the “Adjusted Cash Purchase Price”).
(c)    Notwithstanding anything to the contrary in this Agreement, in determining the adjustments contemplated under Section 2.3(a), subject to the final proviso of Section 2.5(a), the following shall be taken into account to the extent not in conflict or inconsistent with the definitions of Effective Time Working Capital, Working Capital Assets and Working Capital Liabilities; provided, the following shall in no way be construed as a limitation to the definition of any of Effective Time Working Capital, Working Capital Assets and Working Capital Liabilities:
(i)    The following shall be deemed to constitute Working Capital Assets (without duplication):
(A)    all Cash and Cash Equivalents of the Company Group at the Effective Time, and all unpaid refunds on deposits, prepayments or similar items and all insurance proceeds attributable to periods prior to the Effective Time;
(B)    the amount of all pre-paid or deposited Property Costs paid by or on behalf of the Company Group prior to the Effective Time that are attributable to the ownership of the Assets after the Effective Time, including (1) bond and insurance premiums and deductibles paid or borne by or on behalf of the Company Group with respect to any period after the Effective Time (prorated as applicable), (1) Royalties,

(1) cash calls to Third Party operators and (1) bonus, lease extensions, rentals and other lease maintenance payments not due or payable until after the Effective Time;
(C)    unpaid proceeds, receivables and amounts earned as of the Effective Time from the sale, of Hydrocarbons produced from or attributable to the Leases, Units or Wells and any other unpaid amounts earned by the Company Group, in each case during any period before the Effective Time;
(D)    other income earned by the Company Group with respect to the Assets as of the Effective Time;
(E)    an amount equal to the Property Costs and other costs and expenses paid before the Effective Time by any member of the Company Group, Seller or any of their Affiliates on behalf of the other joint interest owners to the extent attributable to periods after the Effective Time;
(F)    with respect to any Imbalances where the Company Group is underproduced as to Hydrocarbons or has overdelivered Hydrocarbons, an amount equal to the aggregate amount owed by Third Parties to the Company Group for such Imbalances as of the Effective Time on the basis of the applicable Settlement Price;
(G)    the amount of any Post-Effective Time Non-Income Taxes paid as of the Effective Time; and
(H)    the amount of any inventory (as determined in accordance with GAAP) as of the Effective Time.
(ii)    The following shall be deemed to constitute Working Capital Liabilities (without duplication):
(A)    the amount of all Property Costs payable by the Company Group that are unpaid as of the Effective Time that are attributable to the ownership of the Assets prior to the Effective Time;
(B)    if any member of the Company Group is the operator under a joint operating agreement covering any of the Assets, an amount equal to the costs and expenses paid to the Company Group by Third Party joint interest owners that constitute advance payments by such Third Parties for operations with respect to the Assets that are not incurred or conducted prior to the date Seller delivers to Purchaser the draft final settlement statement;
(C)    with respect to any Imbalances where the Company Group is overproduced as to Hydrocarbons or has underdelivered Hydrocarbons, an amount equal to the aggregate amount owed by Third Parties to the Company Group for such Imbalances as of the Effective Time on the basis of the applicable Settlement Price;
(D)    the amount of all Suspense Funds held by Seller or its Affiliates (other than the Company Group), to the extent such funds are not transferred to Purchaser’s or the Company Group’s control at the Closing; and
(E)    the amount of any Pre-Effective Time Non-Income Taxes unpaid as of the Effective Time.
(d)    All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid or received under this Agreement.
(e)    For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (i) liquid Hydrocarbons shall be deemed to be produced from the Leases, Units or Wells when they pass through the inlet flange of the first measurement meter of the first applicable LACT unit and (i) gaseous Hydrocarbons shall be deemed to be produced from the Leases, Units or Wells when they pass through the inlet flange of the first downstream sales meter. Seller and the Company Group shall use reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings, gauging or strapping data are not available.
(f)    Surface use or damage fees and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time.
(g)    “Earned” and “incurred,” as used in Section 2.3 and Section 2.4, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.
Section 2.5    Closing Payment and Post-Closing Adjustments.
(a)    Not later than four Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a draft preliminary settlement statement (the “Preliminary Settlement Statement”) setting forth Seller’s good faith estimate of the Adjusted Purchase Price as of the Closing Date after giving effect to all adjustments set forth in, and showing the calculation of each adjustment under, Section 2.3. The Preliminary Settlement Statement shall include a list of the Persons, accounts and amount of disbursements that are to be made from the Closing Payment to (i) the holders of Credit Document Indebtedness outstanding as of the Closing, any Post-Effective Time Indebtedness outstanding as of the Closing and any other Indebtedness For Borrowed Money outstanding as of the Closing, (i) the Persons under the Transaction Costs Payoff Instructions, and (i) after deducting the amounts in clauses (i) through (ii), Seller. Seller shall supply to Purchaser reasonable documentation in the possession of Seller to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Seller and a brief explanation of any such adjustments and the reasons therefor. Within two Business Days after receipt of Seller’s draft Preliminary Settlement Statement, Purchaser will deliver to Seller a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Unadjusted Purchase Price at the Closing; provided that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing, then any adjustments as set forth in the Preliminary Settlement Statement as presented by Seller will be used to adjust the Unadjusted Purchase Price at the Closing. A non-binding example form of the Preliminary Settlement Statement is attached hereto as Exhibit F.
(b)    Not later than three Business Days prior to the Closing Date, with respect to any Transaction Costs of a type described in clause (i) of the definition thereof, Seller shall submit to Purchaser, the Transaction Costs Payoff Instructions.
(c)    As soon as reasonably practicable after the Closing, but not later than the 90th day following the Closing Date, Seller shall prepare and deliver to Purchaser a draft final settlement statement (the “Final Settlement Statement”) setting forth the final calculation of the Adjusted Purchase Price after giving effect to all adjustments set forth in, and showing the calculation of each adjustment, under Section 2.3. Seller shall, at Purchaser’s request, make reasonable documentation available to support the final figures. Within 60 days following receipt of Seller’s Final Settlement Statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made in such statement, if any (“Dispute Settlement Statement”). Any changes not so specified in such Dispute Settlement Statement shall be deemed waived and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in such Dispute Settlement Statement shall prevail. If Purchaser fails to timely deliver a Dispute Settlement Statement to Seller, the Final Settlement Statement as delivered by Seller will be deemed to be correct and mutually agreed upon by the Parties, and will be final and binding on the Parties and not subject to further audit or arbitration. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than 30 days following Seller’s receipt of Purchaser’s Dispute Settlement Statement delivered hereunder. In the event that the Parties cannot reach agreement as to the final settlement statement of the Adjusted Purchase Price within such period of time, either Party may refer the items of adjustment which are in dispute or the interpretation or effect of this Section 2.5(c) to the Accounting Referee for review and final determination by arbitration. The Accounting Referee shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 2.5(c). The Accounting Referee’s determination shall be made within 15 days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the amount of any adjustment to the Adjusted Purchase Price, the Accounting Referee shall be bound by the terms of Section 2.3 and may not increase the Adjusted Purchase Price more than the increase proposed by Seller nor decrease the Adjusted Purchase Price more than the decrease proposed by Purchaser, as applicable. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed aspects of Adjusted Purchase Price adjustments submitted by any Party and may not award damages, interest (except to the extent expressly provided for in this Section 2.5), or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Seller and Purchaser shall each bear one-half of the fees, costs, and expenses of the Accounting Referee. Within 5 Business Days after the earlier of the expiration of Purchaser’s 60-day review period without delivery of a Dispute Settlement Statement or the date on which the Parties or the Accounting Referee finally determine the Adjusted Purchase Price, if the Adjusted Cash Purchase Price exceeds the Closing Payment, Purchaser shall pay to Seller by wire transfer of immediately available funds to an account designated by Seller in writing an amount in cash equal to such excess or if the Closing Payment exceeds the Adjusted Cash Purchase Price, Seller and Purchaser shall (i) provide the Transfer Agent with the applicable Transfer Agent Documentation and (i) deliver to the Transfer Agent joint written instructions to the Transfer Agent to (A) transfer from the Holdback Amount to Purchaser an aggregate number of shares of Parent Common Equity (rounded up to the nearest number of whole shares) calculated by dividing (x) the amount of such excess by (y) the Current Price and (A) remove the Restrictive Legends on such shares.
(d)    Purchaser shall use its commercially reasonable efforts to assist Seller in preparation of the final settlement statement of the Adjusted Purchase Price by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be reasonably requested by Seller to facilitate such process post-Closing; provided that such cooperation shall not unreasonably interfere with the business of the Purchaser or the Company Group.
(e)    All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid, credited, debited, or received under this Agreement.
(f)    Notwithstanding the foregoing, the provisions of this Section 2.5 shall not apply to any disputes with respect to Title Benefits or Defects, which shall be governed by Section 3.2.
Section 2.6    Allocation of Purchase Price. Within 30 days after the Cut-Off Date, Seller and Purchaser shall use commercially reasonable efforts to agree upon an allocation of the Adjusted Purchase Price (and any other items properly treated as consideration for U.S. federal income Tax purposes) among the Assets in accordance with the classes of assets set forth in Treasury Regulations Section 1.338-6 and in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. If Seller and Purchaser are able to agree on such allocation, (i) the Parties shall use commercially reasonable efforts to update the allocation in a manner consistent with Section 1060 of the Code and as mutually agreed following any adjustment to the Adjusted Purchase Price pursuant to this Agreement, and (i) Seller and Purchaser agree to be bound by such allocation and shall report the transactions contemplated hereby on all applicable Tax Returns (including, but not limited to IRS Form 8594) consistently with such allocation (and any adjustment thereto), unless otherwise required by applicable Laws; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax Proceedings in connection with such allocation. If Seller and Purchaser cannot agree on an allocation of the Adjusted Purchase Price, each party shall use its own allocation of the Adjusted Purchase Price as it deems appropriate.
Section 2.7    Withholding. Each of Purchaser and members of the Company Group shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct or withhold with respect to the making of such payment under any applicable U.S. federal, state, local or non-U.S. Laws. To the extent such amounts are so deducted or withheld and paid over to or deposited with the relevant Governmental Authority by Purchaser or any member of the Company Group, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.
ARTICLE 3
TITLE MATTERS
Section 3.1    Title Matters. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.17, SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING TITLE MATTERS, AND, SUBJECT TO THIS Article 3 AND Article 13, PURCHASER, ON BEHALF OF ITSELF AND EACH MEMBER OF THE PURCHASER GROUP, HEREBY WAIVES, RELEASES, AND DISCHARGES EACH MEMBER OF THE SELLER GROUP FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, COSTS, LIABILITIES, LOSSES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, ATTRIBUTABLE TO ANY PERIODS OF TIME WHICH ANY MEMBER OF THE PURCHASER GROUP MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF, ANY WARRANTY OR REPRESENTATION OF ANY MEMBER OF THE SELLER GROUP, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO ANY MEMBER OF THE COMPANY GROUP’S OR ANY OTHER PERSON’S TITLE TO, OR DEFICIENCY IN TITLE TO, ANY OF THE ASSETS. Purchaser hereby acknowledges and agrees that Article 3 and Article 13 (solely with respect to obligations relating to Section 5.17) sets forth Purchaser’s sole and exclusive remedy with respect to any Defect and the failure of any member of the Company Group or any other Person to have title to any of the Assets (whether Defensible Title or otherwise).
Section 3.2    Defects; Adjustments.
(a)    Notice of Defects. As a condition to Purchaser asserting any claim with respect to any alleged Defect, Purchaser must deliver to Seller a valid Notice or Notices (each a “Defect Notice”) with respect to such alleged Defect to Seller on or before 5:00 p.m. Central Standard Time on September 7, 2018 (the “Defect Deadline”). In order to be a valid Defect Notice as to each alleged Defect, each such notice shall be in writing and must include:
(i)    a description of the alleged Defect;
(ii)    a description of each Lease, Unit or Well subject to such alleged Defect;
(iii)    the Allocated Value of each Lease, Unit or Well subject to the alleged Defect;
(iv)    Purchaser’s good faith reasonable estimate of the Defect Amount attributable to such Defect and the computations and information upon which Purchaser’s estimate is based; and
(v)    providing, in all material respects, Reasonable Documentation in Purchaser’s or Purchaser’s Representatives possession or control supporting Purchaser’s assertion and claim of such Defect.

PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ALL RIGHTS UNDER THIS ARTICLE 3 AND ANY AND ALL DEFECTS (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLER HAS NOT RECEIVED ON OR BEFORE THE DEFECT DEADLINE A VALID DEFECT NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS SECTION 3.2(A).
(b)    Notice of Title Benefits. As a condition to Seller asserting any alleged Title Benefit, Seller must deliver to Purchaser on or prior to the Benefit Deadline, a written notice (each a “Title Benefit Notice”) including:
(i)    a description of the alleged Title Benefit;
(ii)    a description of each Lease, Unit or Well subject to such alleged Title Benefit;
(iii)    the Allocated Value of each Lease, Unit or Well subject to the alleged Title Benefit;
(iv)    Seller’s good faith reasonable estimate of the Title Benefit Amount attributable to such Title Benefit and the computations and information upon which Seller’s estimate is based; and
(v)    providing, in all material respects, Reasonable Documentation in Seller’s or any member of the Company Group’s possession or control supporting Seller’s assertion and claim of such Title Benefits.
SELLER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL TITLE BENEFITS (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH PURCHASER HAS NOT RECEIVED ON OR BEFORE THE BENEFIT DEADLINE A VALID TITLE BENEFIT NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS SECTION 3.2(b).
(c)    Option to Cure Defects. Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost, to cure or remove, on or prior to the date 90 days after the Defect Deadline, any Defects asserted in a valid Defect Notice. Seller shall be deemed to have cured or removed a validly asserted Defect if the Assets affected by such alleged Defect are free of all Defects as of the date 90 days after the Defect Deadline. If any validly asserted Defect is not cured or removed as elected by Seller, or if Seller and Purchaser cannot agree as to whether such Defect has been cured or removed, and it is determined by the Defect Referee that such Defect is not cured by the date 90 days after the Defect Deadline, the Unadjusted Purchase Price shall be adjusted by the Defect Amount attributable to such Defect, or, if after the Closing, transfer from the Holdback Amount to Purchaser shall be made in the manner provided for in Section 3.2(g). Seller’s attempt to cure or remove a Defect shall not constitute an obligation to cure or attempt to cure such Defect or a waiver of Seller’s right to dispute the validity, nature, or value of, or cost to cure, such Defect.
(d)    Defect Amounts. The diminution of value of the Assets attributable to any valid Defect that actually burdens, encumbers, or affects an Oil and Gas Property (the “Defect Amount”) shall be determined as follows:
(i)    if Purchaser and Seller agree on the Defect Amount, that amount shall be the Defect Amount;
(ii)    if a Defect is a Lien that is liquidated in amount, then the Defect Amount shall be the amount necessary to be paid to remove the Defect from the Company Group’s interest in the affected the Lease, Unit or Well;
(iii)    if a Defect affecting any Lease, Unit or Well represents a negative discrepancy between (A) the actual Net Revenue Interest for such Lease, Unit or Well and (A) the “Net Revenue Interest” percentage stated on Exhibit A-1, Exhibit A-2 or Exhibit A-3, as applicable, for such Lease, Unit or Well and in such case there is a proportionate decrease in the actual Working Interest with respect to such Lease, Unit or Well from the Working Interest stated on Exhibit A-1, Exhibit A-2 or Exhibit A-3, as applicable, for such Lease, Unit or Well, then the Defect Amount shall be equal to the product of (1) the Allocated Value of such Lease, Unit or Well multiplied by (1) a fraction, the numerator of which is (x) the remainder of (I) the “Net Revenue Interest” percentage stated on Exhibit A-1, Exhibit A-2 or Exhibit A-3, as applicable, for such Lease, Unit or Well minus (II) the actual Net Revenue Interest as to such Lease, Unit or Well, and the denominator of which is (y) the “Net Revenue Interest” percentage stated on Exhibit A-1, Exhibit A-2 or Exhibit A-3, as applicable, for such Lease, Unit or Well; provided that if the Defect does not affect the “Net Revenue Interest” percentage stated on Exhibit A-1, Exhibit A-2 or Exhibit A-3, as applicable, for such Lease, Unit or Well throughout its entire productive life, the Defect Amount determined under this Section 3.2(d)(iii) shall be reduced to take into account the applicable time period only;
(iv)    if the Defect represents an obligation, encumbrance, burden, or charge upon or other defect in title as to the Lease, Unit or Well of a type not described in Section 3.2(d)(i), through (iii), the Defect Amount shall be determined by taking into account the Allocated Value of the Lease, Unit or Well so affected, the portion of the Company Group’s interest in such Lease, Unit or Well affected by the Defect, the legal effect of the Defect, the potential present value economic effect of the Defect over the life of such Lease, Unit or Well (including any reductions of Decommissioning obligations as a result of such Defect), the values placed upon the Defect by Purchaser and Seller, the estimated capital and operational costs and expenses (or reduction or increases thereof) attributable to the Company Group’s Working Interest, and such other factors as are necessary to make an evaluation and determination of such value;
(v)    if a Defect is reasonably susceptible to being cured, the Defect Amount with respect to any Defect shall in no event be greater than the amount that can reasonably be shown to be the reasonably estimated present value (discounted at a rate of 8%) of the reasonable lowest-cost response to cure such Defect;
(vi)    the Defect Amount with respect to a Defect shall be determined without duplication of any costs or losses included in another Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price; and
(vii)    notwithstanding anything to the contrary in this Agreement, the aggregate adjustment to the Unadjusted Purchase Price for all Defect Amounts attributable to Defects with respect to each Asset shall not exceed the Allocated Value (if any) of such Asset (after giving effect to any applicable adjustments due to prior Defects).
(e)    Title Benefit Amounts. The “Title Benefit Amount” for any Title Benefit shall be determined as follows:
(i)    if a Title Benefit applicable to any Lease, Unit or Well with a positive Allocated Value represents a positive discrepancy between (A) the actual Net Revenue Interest for such Lease, Unit or Well and (A) the Net Revenue Interest percentage stated on Exhibit A‑1, Exhibit A-2 or Exhibit A-2, as applicable, for such Lease, Unit or Well, then the Title Benefit Amount shall be equal to (1) the product of the Allocated Value of such Lease, Unit or Well multiplied by (1) a fraction, the numerator of which is (x) the remainder of (I) the actual Net Revenue Interest of such Lease, Unit or Well minus (II) the Net Revenue Interest percentage stated on Exhibit A-1, Exhibit A-2 or Exhibit A-2, as applicable, for such Lease, Unit or Well, and the denominator of which is (y) the Net Revenue Interest percentage stated on Exhibit A-1, Exhibit A-2 or Exhibit A-2, as applicable, for such Lease, Unit or Well; provided that if the Title Benefit does not affect the Net Revenue Interest percentage stated on Exhibit A-1, Exhibit A-2 or Exhibit A-2, as applicable, for such Lease, Unit or Well throughout its entire productive life, the Title Benefit Amount determined under this Section 3.2(e)(i) shall be reduced to take into account the applicable time period only; and
(ii)    if the Title Benefit represents a benefit of a type not described in Section 3.2(e)(i), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Lease, Unit or Well so affected, the portion of the Company Group’s interest in the Lease, Unit or Well affected by the Title Benefit, the legal effect of the Title Benefit, the potential present value (discounted at a rate of 8%) of the positive economic effect of the Title Benefit over the life of the affected Lease, Unit or Well (including any increases in Decommissioning obligations as a result of such Title Benefit), the values placed upon the Title Benefit by Purchaser and Seller, and such other factors as are necessary to make an evaluation and determination of such value.
(f)    Individual Threshold and Defect Threshold. Notwithstanding anything to the contrary in this Agreement:
(i)    There shall be no adjustments to the Unadjusted Purchase Price or transfers out of the Holdback Amount under Section 3.2(g) for any Defect or Defects (or any related claims) to the extent the Defect Amount for any valid individual Defect is less than the

Individual Threshold (it being agreed that the Individual Threshold represents a threshold and not a deductible); and
(ii)    With respect to all valid Defects where the Defect Amount thereof exceeds the Individual Threshold and all such Defect Amounts (together with Damages pursuant to Section 13.2(b) with respect to Seller Non-Fundamental Representations or Section 13.2(e)) also exceeds the Defect Threshold (it being agreed that the Defect Threshold represents a threshold and not a deductible), the adjustment to the Unadjusted Purchase Price or transfers out of the Holdback Amount under Section 3.2(g) shall include all such Defect Amounts.
(g)    Sole and Exclusive Remedies for Defects. Subject to Seller’s right to dispute the existence of a Defect and the Defect Amount asserted with respect thereto, in the event that any valid Defect is not waived in writing by Purchaser or is not cured on or prior to the date 90 days after the Defect Deadline, then with respect to all uncured Defects for which the Defect Amount with respect thereto exceeds the Individual Threshold and also exceeds the Defect Threshold, (i) if a Defect Amount is final pursuant to Section 3.2(i) prior to the Closing, the Cash Purchase Price reflected in the Preliminary Statement shall be decreased by the sum of the aggregate Defect Amounts attributable to such Defects and (i) if a Defect Amount is not yet final pursuant to Section 3.2(i) prior to the Closing, once a Defect Amount is final pursuant to Section 3.2(i), Seller and Purchaser shall (A) provide the Transfer Agent with the applicable Transfer Agent Documentation and (A) deliver joint written instructions to the Transfer Agent to (1) transfer from the Holdback Amount to Purchaser an aggregate number of shares of Parent Common Equity (rounded up to the nearest number of whole shares) calculated by dividing the amount of the aggregate Defect Amounts attributable to such Defects by the Current Price (subject to Section 13.6(c) and Section 13.6(d)) and (1) remove the Restrictive Legends on such shares.
(h)    Remedies for Title Benefits. Subject to Purchaser’s right to dispute the existence of a Title Benefit and the Title Benefit Amount asserted with respect thereto, adjustments or increases to the Unadjusted Purchase Price due to a valid Title Benefit shall be subject to the same individual threshold amount and the same aggregate threshold amount as provided for under Section 3.2(f) for Defects. As such, the Unadjusted Purchase Price shall be increased by the sum of the aggregate Title Benefit Amounts attributable to all such Title Benefits to the extent the Title Benefit Amount for each Title Benefit exceeds the Individual Threshold (applicable to Defects) and all such Title Benefit Amounts also exceed an amount equal to the Defect Threshold, in which case the adjustment to the Unadjusted Purchase Price shall include all such Title Benefit Amounts and (i) if a Title Benefit Amount is final pursuant to Section 3.2(i) prior to the Closing, the Cash Purchase Price reflected in the Preliminary Statement shall be increased by the sum of the aggregate Title Benefit Amount and (i) if a Title Benefit Amount is not yet final pursuant to Section 3.2(i) prior to the Closing, once a Title Benefit Amount is final pursuant to Section 3.2(i), Purchaser shall pay to Seller by wire transfer of immediately available funds to an account designated by Seller in writing an amount in cash equal to such Title Benefit Amount.
(i)    Disputed Defects.
(i)    Seller and Purchaser shall use good faith efforts to agree prior to and after the Closing on the interpretation and effect of this Article 3 and the validity, cure or amount of any Title Benefits, Title Benefit Amounts, Defects and Defect Amounts. If Seller and Purchaser are unable to agree on the scope, interpretation, and effect of this Article 3, the validity, cure, or amount of any Title Benefits, Title Benefit Amounts, Defects, or Defect Amounts by the Closing Date, then, subject to Section 3.2(d), no adjustment shall be made to the Unadjusted Purchase Price at Closing and any post-Closing payment due to Seller or Purchaser shall be made in accordance with Section 3.2(f), Section 3.2(g) and Section 3.2(h). If Seller and Purchaser are unable to agree on the scope, interpretation and effect of this Article 3, the validity, cure, or amount of any Title Benefits, Title Benefit Amounts, Defects, or Defect Amounts, by the date 60 days after the Closing Date, then, subject to Section 3.2(f), Section 3.2(g) and Section 3.2(h), all such disputed interpretations and effect of this Article 3 and all Title Benefits, Title Benefit Amounts, Defects, and Defect Amounts shall be exclusively and finally resolved pursuant to this Section 3.2(i). During the 10 Business Day period following such date 60 days after the Closing Date, disputes as to the interpretation and effect of this Article 3 and all Title Benefits, Benefit Amounts or Defect Amounts in dispute shall be submitted to the Defect Referee for resolution through arbitration as provided hereafter.
(ii)    The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with, but not under the auspices or jurisdiction of, the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section. The Defect Referee’s determination shall be made within 60 days after submission of the matters in dispute and shall be final and binding upon the Parties, without a right of appeal. In making a determination, the Defect Referee shall be bound by the rules set forth in this Article 3 and may consider such other matters as in the opinion of the Defect Referee are necessary or helpful to make a determination; provided, however, in determining the existence or amount of any Defect or Defect Amount, Purchaser may not submit any evidence, records, materials, data, or information that was not included in a valid Defect Notice delivered to Seller by the Defect Deadline, unless requested to do so in writing by the Defect Referee. Additionally, the Defect Referee may consult with and engage any disinterested Third Party to advise the Defect Referee, including title attorneys and petroleum engineers.
(iii)    In rendering his or her award, the Defect Referee shall be limited to selecting either Seller’s position or Purchaser’s position on each of the disputed Title Benefits, Title Benefit Amounts, Defects, or Defect Amounts. Notwithstanding anything herein to the contrary, the Defect Referee shall have exclusive, final, and binding authority with respect to the scope of the Defect Referee’s authority with respect to any dispute arising under or related to this Article 3 or any disputed Title Benefits, Title Benefit Amounts, Defects, or Defect Amounts and in no event shall any dispute as to the authority of the Defect Referee to determine any such disputes be subject to resolution or the provisions of Section 14.4. The Defect Referee shall act as an expert for the limited purpose of determining the interpretation and effect of this Article 3 and any and all specific disputed Title Benefit Amounts or Defect Amounts submitted by any Party and may not award any damages, interest, or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Purchaser shall bear one-half of the fees, costs, and expenses of the Defect Referee, and Seller shall be responsible for the remaining one-half of the fees, costs, and expenses of the Defect Referee.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING SELLER
Subject to the provisions of this Article 4 and the other terms and conditions of this Agreement and the exceptions and matters set forth on the Disclosure Schedules, Seller represents and warrants to Purchaser as of the Execution Date and the Closing the matters set out in this Article 4 (it being understood that the representations and warranties set forth in this Article 4 are made after giving effect to the Restructuring as if it occurred immediately prior to the execution of this Agreement):
Section 4.1    Organization, Existence and Qualification. Series Holdco is duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all organizational powers necessary to enable it to use its legal or other business names, own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Series Holdco is a series limited liability company under the Laws of the State of Delaware. Series Seller is a validly designated and established series of Series Holdco, and has all organizational powers necessary to enable it to use its legal or other business names, own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Series Holdco has not designated any series other than the Series Sellers. Each Seller is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. No Seller has conducted any business other than its formation, the execution and delivery of this Agreement and the Restructuring Agreement and the consummation of the transactions contemplated hereby and thereby.
Section 4.2    Power. Each Seller has the limited liability company power to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Other than such votes, approvals or consents obtained prior to the execution of this Agreement, there are no votes, approvals, consents or other proceedings of the equityholders of such Seller necessary in connection with the execution and delivery of, or the performance by such Seller of its obligations under, this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby.
Section 4.3    Authorization and Enforceability. The execution, delivery, and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller (and all Transaction Documents required to be executed and delivered by such Seller at the Closing shall be duly executed and delivered by such Seller) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of such Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 4.4    No Conflicts. Except as required by the HSR Act or, as set forth on Schedule 4.4, the execution, delivery, and performance of this Agreement and the other Transaction Documents by each Seller and the consummation of the transactions contemplated by this Agreement and any other Transaction Documents, do not (a) contravene, conflict with, or violate or breach any provision of the Governing Documents of any Seller or Series Holdco, (a) result in the creation of any Lien on the Subject Securities (other than any Lien imposed by Purchaser or its Affiliates), (a) violate any Order applicable to such Seller as a party in interest, (a) violate any Law applicable to such Seller, (a) require that Seller obtain, make or comply with any Consents or contravene, conflict with, or violate or breach any provision of any Contract to which such Seller is a party that, with or without notice or lapse of time or both, would constitute a default under, or (a) give rise to any right of termination, cancellation or acceleration of any right or obligation of such Seller or to a loss of any right or benefit to which Seller is entitled under any provision of any Contract binding upon such Seller, except in each case of the foregoing clauses (c) through (f) for any matters that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
Section 4.5    Litigation. There are no Actions pending or, to the Knowledge of Seller, threatened by any Third Party or Governmental Authority against Seller, any of its properties or any of its directors, officers or employees (in their capacity as such) that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Neither Seller nor or any of its Affiliates is subject to any Order that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
Section 4.6    Bankruptcy. Seller has not been dissolved or declared bankrupt, nor has a corporate resolution to dissolve or to be declared bankrupt been adopted and, to Seller’s knowledge, no demands or requests for such dissolution or declaration are pending (before a Governmental Authority or otherwise).
Section 4.7    Ownership of Subject Securities. As of the Execution Date, without giving effect to the Restructuring, Drum I Management and Drum I own 100% of the Securities of DGE I New Holdco, L.P., a Texas limited partnership, and DGE I New Holdco, L.P. is the sole member associated with the Series I Seller under Delaware Law; Drum II Management owns 100% of the Securities of DGE II New Topco, LLC, a Delaware limited liability company, which in turn owns 100% of the Securities of DGE II New Holdco, LLC, a Delaware limited liability company, and DGE II New Holdco, LLC is the sole member associated with the Series II Seller under Delaware Law; and Drum III Management owns 100% of the Securities of DGE III New Holdco, LLC, a

Delaware limited liability company, and DGE III New Holdco, LLC is the sole member associated with the Series III Seller under Delaware Law. At the Closing, after giving effect to the Restructuring, Series I Seller will be the record and beneficial owner of all of the Drum I Subject Securities, Series II Seller will be the record and beneficial owner of all of the Drum II Subject Securities and Series III Seller will be the record and beneficial owner of all of the Drum III Subject Securities, in each case free and clear of all Liens (other than Liens arising under the Credit Documents (which shall be released prior to the Closing) and restrictions on transfer pursuant to applicable securities Laws). At the Closing, the delivery by Series I Seller, Series II Seller and Series III Seller to Purchaser of the Assignments will vest Purchaser with good title to all of the Subject Securities, as applicable, free and clear of all Liens (other than Liens arising under the Credit Documents (which shall be released prior to the Closing) and restrictions on transfer pursuant to applicable securities Laws). Except for Purchaser’s rights under this Agreement, after giving effect to the Restructuring, no Person will have any Contract or any Right or privilege for the purchase or acquisition of any Subject Security.
Section 4.8    Broker’s Fees. Seller has incurred no Liability for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents that would not constitute Transaction Costs.
Section 4.9    Investment Intent; Accredited Investor. Seller is acquiring the Parent Common Equity comprising the Equity Purchase Price for its own account and not with a view to its sale or distribution in violation of the Securities Act, any applicable state blue sky Laws, or any other applicable securities Laws. Seller has made, independently and without reliance on Purchaser (except to the extent that Seller has relied on the representations and warranties in this Agreement), its own analysis of the Parent Common Equity comprising the Equity Purchase Price and Seller has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Seller acknowledges that the Parent Common Equity comprising the Equity Purchase Price is not registered pursuant to the Securities Act and that none of the Parent Common Equity comprising the Equity Purchase Price may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the Securities Act. Seller is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.
Section 4.10    Leakage. From the Effective Time and prior to the execution of this Agreement, (a) there has not been any Leakage; and (a) no arrangement or agreement has been made by Seller or any member of the Company Group that will result in any Leakage.
Section 4.11    Independent Evaluation.
(a)    Seller is a sophisticated, experienced, and knowledgeable investor. In entering into this Agreement, Seller has relied solely upon Purchaser’s representations and warranties set forth herein and on Seller’s own expertise in legal, tax and other professional counsel concerning the transactions contemplated by this Agreement, the Parent Common Equity comprising the Equity Purchase Price, and the value thereof. Purchaser acknowledges and affirms that (i) it has completed such independent investigation, verification, analysis, and evaluation of the Parent Common Equity comprising the Equity Purchase Price and has made all such reviews and inspections of the Parent

Common Equity comprising the Equity Purchase Price as it has deemed necessary or appropriate to enter into this Agreement, and (i) at the Closing, Seller shall have completed, or caused to be completed, its independent investigation, verification, analysis, and evaluation of the Parent Common Equity comprising the Equity Purchase Price and made all such reviews and inspections of the Parent Common Equity comprising the Equity Purchase Price as Seller has deemed necessary or appropriate to consummate the transaction.
(b)    Seller understands and acknowledges that neither the Commission nor any federal, state, or foreign agency has passed upon Parent Common Equity comprising the Equity Purchase Price or made any finding or determination as to the fairness of an investment in the Parent Common Equity comprising the Equity Purchase Price or the accuracy or adequacy of the disclosures made to Seller.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP
Subject to the provisions of this Article 5 and the other terms and conditions of this Agreement and the exceptions and matters set forth on the Disclosure Schedules, Seller represents and warrants to Purchaser as of the Execution Date and the Closing the matters set out in this Article 5 (it being understood that the representations and warranties set forth in this Article 5 are made after giving effect to the Restructuring as if it occurred immediately prior to the execution of this Agreement):
Section 5.1    Existence and Qualification. Each member of the Company Group is an entity duly formed, validly existing and in good standing under the Laws of the state of its formation, which jurisdictions are set forth on Schedule 5.1 opposite the name of each member of the Company Group, and has all organizational powers necessary to enable it to use its legal or other business names, own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole. Each member of the Company Group is duly qualified to do business as a foreign corporation or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, which jurisdictions are set forth on Schedule 5.1 opposite the name of each member of the Company Group, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Seller has heretofore provided to Purchaser true and complete copies of the Governing Documents of each member of the Company Group that will, after giving effect to the Restructuring, be in effect as of the Closing. No member of the Company Group is in material breach of any of the provisions of any of its Governing Documents.
Section 5.2    Power. Each Drum Entity has the requisite power to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Other than such votes, approvals or consents obtained prior to the execution of this Agreement, there are no votes, approvals, consents or other proceedings of the equityholders of any Drum Entity (for the avoidance of doubt, both before and after the Restructuring) necessary in connection with the execution and delivery of, or the performance by the Drum Entities of their obligations under, this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby.
Section 5.3    Authorization and Enforceability. The execution, delivery, and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of each Drum Entity. This Agreement has been duly executed and delivered by each Drum Entity (and all Transaction Documents required to be executed and delivered by such Drum Entity at the Closing shall be duly executed and delivered by such Drum Entity) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of each Drum Entity, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.4    No Conflicts. Except as required by the HSR Act or, as set forth on Schedule 5.4, the execution, delivery, and performance of this Agreement and the other Transaction Documents by Seller and each member of the Company Group, and the consummation of the transactions contemplated by this Agreement and any other Transaction Documents, do not (a) contravene, conflict with or violate any provision of the Governing Documents of any member of the Company Group, (a) result in the creation of any Lien on the Subject Securities or any Securities of any other member of the Company Group (other than any Lien imposed by Purchaser or its Affiliates), (a) result in the creation of any Lien on any Assets (other than any Permitted Encumbrances), (a) contravene, conflict with or violate any Order applicable to any member of the Company Group as a party in interest, (a) violate any Laws applicable to any member of the Company Group, (a) require that any member of the Company Group obtain, make or comply with any Consents, or (a) violate any provision of any Contract to which Seller or any member of the Company Group is a party that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right (including right to payment), benefit or obligation of a member of the Company Group or to a loss of any right (including right to payment), benefit or obligation to which such member is entitled under any provision of any Contract binding upon such member, except in each case of the foregoing clauses (c) through (g) for any matters that would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.
Section 5.5    Capitalization.
(a)    Schedule 5.5(a) sets forth the ownership structure of each member of the Company Group after giving effect to the Restructuring. No member of the Company Group has Subsidiaries or owns Securities in any Person except as disclosed on Schedule 5.5(a), and the Securities of each such Person (other than the Company Group) are owned by the member of the Company Group as disclosed on Schedule 5.5(a) free and clear of any Lien (other than Liens arising under the Credit Documents (which shall be released prior to the Closing) or the applicable Organizational Documents and restrictions on transfer pursuant to applicable securities Laws). All of the issued and outstanding Securities of the Company Group are duly authorized and validly issued in accordance with the Governing Documents of the applicable member of the Company Group, are fully paid and non-assessable and are owned by Seller (in the case of the Drum Entities) or the applicable member of the Company Group free and clear of any Lien (other than Liens arising under the Credit Documents (which shall be released prior to the Closing) and restrictions on transfer pursuant to applicable securities Laws) and were not issued in violation of any Rights. Except as expressly set forth in the Governing Documents of the members of the Company Group, as applicable, (i) there are no outstanding preemptive or other outstanding Rights with respect to the Securities of any member of the Company Group, (i) there are no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, warrants, options, “phantom” rights, contingent value rights, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or arrangements or contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any Securities of any member of the Company Group or requiring any member of the Company Group to issue, grant, deliver, sell, transfer, convey, assign, redeem or otherwise acquire or sell any Securities, (i) there are no equity holder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the Subject Securities or any of the Securities of any member of the Company Group and (i) there are no issued, reserved for issuance or outstanding Securities of the Company Group. No Securities of any member of the Company Group have been offered, issued, sold, or transferred in violation of any applicable Law or preemptive or similar rights. Seller does not directly own any Securities of the Company Group other than the Subject Securities and does not indirectly own any Securities of the Company Group other than through its direct ownership of Subject Securities.
(b)    No member of the Company Group has any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for Securities having the right to vote) with the holders of Securities of such member on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.
(c)    No member of the Company Group is party to any Contract that obligates it to (and does not otherwise have any obligation to) register for resale any debt or equity Securities of such member.
Section 5.6    Financial Statements. Seller has delivered to Purchaser copies of (a) the audited balance sheets for the years ended December 31, 2015, December 31, 2016 and December 31, 2017 and the related statements operations, statements of member’s capital and statements of cash flow of each of Drum I, Drum II Management and Drum III Management for the years ended December 31, 2015, December 31, 2016 and December 31, 2017 (together, the “Audited Financial Statements”) and (a) the unaudited balance sheets of each of Drum I, Drum II Management and Drum III Management as of June 30, 2018 (the “Balance Sheet Date”) and the related statements operations, statements of member’s capital and statements of cash flow for the six month period then ended (the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 5.6, (x) each of the Financial Statements has been prepared in accordance with GAAP consistently applied and without modification of the accounting principles used in the preparation thereof throughout the periods presented and (y) presents fairly in all material respects the financial position, results of operations and cash flows of the applicable Drum Entity and its Subsidiaries (and, as applicable, its interest in HEDV) for the period indicated therein, except that the Unaudited Financial Statements do not contain footnote disclosures and other presentation items required by Accounting Principles and are subject to normal year-end adjustments which are not material in the aggregate.
Section 5.7    No Undisclosed Liabilities; No Company Liabilities. There are no Liabilities of any member of the Company Group or with respect to the Company Group’s interest in HEDV, other than (i) as set forth on Schedule 5.7, (i) Liabilities to the extent reflected in the Financial Statements or expressly disclosed in the notes thereto (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with GAAP), (i) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, (i) Liabilities incurred in connection with the transactions contemplated by this Agreement and the Transaction Documents and obligations under this Agreement and the other Transaction Documents, (i) Liabilities included in Effective Time Working Capital or Transaction Costs that results in an adjustment to the Unadjusted Purchase Price in accordance with this Agreement, or (i) Liabilities which would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole.
Section 5.8    Absence of Changes. Since the Balance Sheet Date through the execution of this Agreement, (a) no Company Material Adverse Effect has occurred, (a) the Company Group has in all material respects conducted the Business in the ordinary course consistent with past practices (other than the entry into this Agreement and the negotiation thereof) and (a) no member of the Company Group has taken any action that, if taken during the period from the Effective Time through the Closing without Purchaser’s prior written consent, would constitute a breach of Section 8.3(b)(ii), Section 8.3(b)(iii), Section 8.3(b)(v), Section 8.3(b)(vii), Section 8.3(b)(viii), Section 8.3(b)(ix), Section 8.3(b)(x), Section 8.3(b)(xi), Section 8.3(b)(xv), Section 8.3(b)(xvii) (or Section 8.3(b)(xviii) with respect to any of the foregoing Sections).
Section 5.9    Litigation. Except as set forth on Schedule 5.9, there is no Action or Order pending or, to the Knowledge of Seller, threatened by any Third Party or Governmental Authority against the Company Group that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, or that challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by, or the performance by the Company Group of its obligations under, this Agreement or the other Transaction Documents.
Section 5.10    Bankruptcy. No member of the Company Group has been dissolved or declared bankrupt, nor has a corporate resolution to dissolve or to be declared bankrupt been adopted and, to Seller’s Knowledge, no demands or requests for such dissolution or declaration are pending (before a Governmental Authority or otherwise).
Section 5.11    Taxes. Except as set forth in Schedule 5.11:
(a)    (i) All income and other material Tax Returns required to be filed by or with respect to any member of the Company Group have been duly and timely filed, and each such Tax Return is true, correct and complete in all material respects, (i) all Income Taxes and other material Taxes owed by any member of the Company Group that are or have become due (whether or not shown due on any Tax Return) have been paid in full, (i) all material Tax withholding and deposit requirements imposed on or with respect to any member of the Company Group have been satisfied, and (i) there are no Liens (other than statutory Liens for Taxes that are not yet due and payable) on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.
(b)    (i) There is no claim against any member of the Company Group for any material Taxes, and, to the Knowledge of Seller and the Company Group, no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any material Taxes or material Tax Returns of or with respect to any member of the Company Group that has not been resolved, (i) no material Tax audits or administrative or judicial proceedings are being conducted, pending or, to the Knowledge of Seller and the Company Group, threatened with respect to any member of the Company Group, (i) there is no outstanding extension of any statute of limitations filed with any Governmental Authority responsible for assessing or collecting Taxes in respect of any material Tax Return of, or which includes, any member of the Company Group, and (i) there is no claim made by any Governmental Authority to the Company Group or any member of the Company Group that asserts that the Company Group or the relevant member is required to file a Tax Return or subject to taxation in any jurisdiction where the Company Group or the relevant member does not file a Tax Return.
(c)    All information set forth in the Financial Statements (including the notes thereto) relating to Taxes is true and complete in all material respects.
(d)    (i) No private letter rulings, technical advice memoranda, closing agreement or similar agreement affecting the Tax liability of any member of the Company Group have been requested, entered into or issued by any Governmental Authority, and (i) no member of the Company Group is a party to or bound by any Tax Sharing Agreement.
(e)    No member of the Company Group (i) has within the past two years been a party to a transaction intended to qualify under Section 355 of the Code and (i) is a party to and has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 or (i) is liable for any Tax pursuant to Section 965 of the Code.
(f)    No member of the Company Group (i) has been a member of an affiliated, combined, consolidated or unitary group for Tax purposes, other than a group with respect to which a member of the Company Group was the common parent, and (i) has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax Law) or as transferee or successor.
(g)    No member of the Company Group will be required to include for a Tax period (or portion thereof) beginning after the Closing Date any item of income in, or exclude any item of deduction from, taxable income for such period as a result of: (i) a change in method of accounting made prior to the Closing relating to an item reported in a taxable period (or portion thereof) ending on or before the Closing Date, (i) any closing agreement executed under Section 7121 of the Code (or any comparable provision of state, local or non-U.S. Tax Law) or any other agreement executed in connection with the settlement of any Tax Proceeding, in each case prior to the Closing, (i) any prepaid amount received on or prior to the Closing Date, (i) any installment sale or open transaction disposition prior to the Closing or (i) any election for a Pre-Closing Income Tax Period to defer the recognition of cancellation of debt income under U.S. federal, state and local or non-U.S. Tax Law.
(h)    Each member of the Company Group has at all times since the date of its formation been an entity that is disregarded as separate from its owner or a partnership for U.S. federal income tax purposes; and, immediately prior to the Closing (after giving effect to the Restructuring), each member of the Company Group will be treated as an entity that is disregarded as separate from its owner for U.S. federal income tax purposes.
(i)    Notwithstanding any other provision in this Agreement, the representations and warranties in Section 5.8, Section 5.11 and Section 5.12 are the only representations and warranties of Seller in this Agreement with respect to the Tax matters.
Section 5.12    Labor and Employee Benefits.
(a)    Schedule 5.12(a) sets forth a true and complete list of each Company Plan. Seller has made available to Purchaser a copy of each Company Plan and all amendments thereto and, as applicable: (i) all trust agreements, insurance contracts or other funding arrangements and amendments thereto; (i) the current prospectus or summary plan description and all summaries of material modifications; (i) the most recent favorable determination or opinion letter from the Internal Revenue Service; (i) most recently filed annual returns/reports (Form 5500) and accompanying schedules and attachments thereto; (i) the most recently prepared actuarial reports and financial statements; (i) all material, non-routine correspondence received from or provided to the Internal Revenue Service, the Department of Labor or any other Governmental Authority since January 1, 2015 relating to any Company Plan; and (i) all current employee handbooks.
(b)    No member of the Company Group (nor any predecessor of any such member of the Company Group) sponsors, maintains or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect Liability with respect to, and no Company Plan is, a plan subject to Title IV of ERISA (including a “multiemployer plan” as defined in Section 3(37) of ERISA), Section 412 of the Code or Section 302 of ERISA.
(c)    Each Company Plan is, and has been, operated in accordance with its terms and with all applicable Laws including, if applicable, ERISA and the Code, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole. No Action (other than routine claims for benefits) is pending against or involves or, to the Knowledge of Seller, is threatened against or threatened to involve, any Company Plan before any arbitrator or any Governmental Authority, which, individually or in the aggregate, would reasonably be expected to be material to the Company Group, taken as a whole.
(d)    Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service or is maintained pursuant to a prototype document approved by the Internal Revenue Service, and is entitled to rely on a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype document, and, to the Knowledge of Seller, no circumstances exist that would reasonably be expected to result in any such determination letter or opinion letter being revoked.
(e)    No member of the Company Group has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or 4999 of the Code.
(f)    No Company Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by applicable Law, including pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985).
(g)    All contributions, premiums and payments that are due have been made for each Company Plan within the time periods prescribed by the terms of such plan and applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and have been properly reflected on the Financial Statements or disclosed in the notes thereto, in each case, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.
(h)    Except as set forth on Schedule 5.12(h), neither the execution of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, (i) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Plan, (i) limit or restrict the right of any member of the Company Group or, after the Closing, Purchaser or any of its Affiliates, to merge, amend or terminate any Company Plan or (i) result in the payment of any amount that would not be deductible under Section 280G of the Code.
(i)    No member of the Company Group is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or similar agreement with any labor union or other authorized employee representative with respect to any current or former Service Providers. To the Knowledge of Seller, there has not been any labor union organization effort, or demand threatened, for recognition or certification with respect to any Service Provider. There is no, and since January 1, 2015 there has not been any, pending or, to the Knowledge of Seller, threatened strike, slowdown, work stoppage, lockout, or other similar labor disruption affecting any member of the Company Group.
(j)    There are no unfair labor practice complaints pending or, to the Knowledge of Seller, threatened against any member of the Company Group before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any Service Providers.

(k)    Each member of the Company Group is and has been since January 1, 2015, in compliance with all applicable Laws respecting labor and employment and employment practices, including, without limitation, those relating to terms and conditions of employment, labor management relations, wages and hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes, except, in any such case, for any such non-compliance or violation as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.
(l)    Each member of the Company Group is, and has been since January 1, 2015, in compliance in all material respects with WARN, and has no Liabilities or other obligations thereunder.
(m)    Prior to the date hereof, Seller has provided to Purchaser a true and complete list of each current Service Provider, and his or her name, title, location, hire date, and annual salary or wage rate; provided, however, for purposes of this Section 5.12(m), Seller shall not be required to provide the foregoing information with respect to any individual independent contractor whose services to the Company Group may be terminated on less than 30 days’ prior notice by any member of the Company Group or any of their respective Affiliates and without Liability (other than payment for services performed prior to such termination) to any member of the Company Group or any of their respective Affiliates. No earlier than five Business Days prior to the Closing Date, Seller shall provide Purchaser with an updated version of this schedule, updated as of such date.
(n)    There is no Action or Order pending or, to the Knowledge of Seller, threatened against the Company Group before any Governmental Authority with respect to any Service Providers that, if determined or resolved adversely in accordance with plaintiff’s demands, would reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole.
Notwithstanding any other provision in this Agreement, the representations and warranties in this Sections 5.7, 5.8, 5.11 and 5.12 are the only representations and warranties of Seller in this Agreement with respect to employment and employee benefit matters.
Section 5.13    Compliance with Laws.
(a)    Except as set forth in Schedule 5.13(a), and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, each member of the Company Group and, to the Knowledge of Seller, each member of the Company Group’s Service Providers (in their capacity as such), has not since January 1, 2015 been in violation of, has not been charged with or given notice of any violation of, and to the Knowledge of Seller, is not under investigation with respect to, and has not been threatened to be charged with or been given notice of, any violation of any applicable Law.
(b)    Each member of Company Group holds and, since January 1, 2015, has held all Governmental Authorizations that are required to be held in order to conduct the business of the Company Group, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole. (i) The Governmental Authorizations held by the Company Group are valid and in full force and effect, (i) each member of Company Group is, and since January 1, 2015 has been, in compliance with and not in default under (and no condition or event exists that, with notice or lapse of time or both, would constitute a default under) such Governmental Authorizations and (i) none of such Governmental Authorizations shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement and the other Transaction Documents, in each case other than as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole.
Section 5.14    Contracts.
(a)    Schedule 5.14(a) lists all Material Contracts as of the Execution Date. Prior to the Execution Date, Seller has made available to Purchaser (or its representatives) true and complete copies of each such Material Contract (other than the Seismic Licenses) or other agreements listed (or required to be listed) on any Disclosure Schedule and all amendments or modifications thereto.
(b)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, each Contract required to be set forth or to which the Company Group is a party as of Closing and would be on Schedule 5.14(a) if in existence on the date hereof, is a valid and binding obligations of the applicable member of the Company Group, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as disclosed on Schedule 5.14(b), neither the applicable member of the Company Group, nor, to the Knowledge of the Seller, any other Person, is in breach or default under such Material Contract, or, with the passage of time, the giving of notice, or both, would be in breach of, or default under, any such Material Contract in any material respect. Except as disclosed on Schedule 5.14(b), no notice of material default or breach has been received or delivered by any member of the Company Group under any such Material Contract, the resolution of which is outstanding as of the Execution Date. No member of the Company Group has irrevocably waived any of its material rights or benefits under any Material Contract. No written notice to terminate in whole or in part has been served (nor to the Knowledge of Seller, has there been any indication that any such notice of termination will be served) with respect to any such Material Contract.
Section 5.15    Outstanding Capital Commitments. Except as set forth on Schedule 5.15, as of the Execution Date, there are no outstanding authorizations for expenditure or similar requests or invoices for funding or participation under any Contract that are binding on any member of the Company Group or the Oil and Gas Properties and that Seller reasonably anticipates will individually require expenditures by the owner of the Oil and Gas Properties attributable to periods on or after the Effective Time in excess of $250,000 (net to Company Group’s Working Interests in such Oil and Gas Properties).
Section 5.16    Environmental Matters. Except as set forth in Schedule 5.16:

(a)    Each of the Company Group and, to the Knowledge of Seller, the Assets, is and, at all times in the five year period prior to the Execution Date has been, in compliance with Environmental Laws in all material respects;
(b)    The Company Group has not received in the five year period prior to the Execution Date any written complaint or notice alleging a material breach of, or material liability under, of any Environmental Law that remains pending or unresolved nor, to the Knowledge of Seller, has any operator of the Assets received any such written complaint or notice during such five year period that remains pending or unresolved; and
(c)    To the Knowledge of Seller, each of the Company Group and each operator of the Assets has obtained, and is, and at all times in the five year period prior to the Execution Date has been, in compliance in all material respects with, all material Environmental Permits required to carry on the applicable portion of the Business and the operations on the applicable Oil and Gas Properties and the applicable Rights of Way.
Notwithstanding any other provision in this Agreement, except as expressly set forth in Section 8.22, the representations and warranties in this Section 5.16 are the only representations and warranties of Seller in this Agreement with respect to Environmental Laws, Environmental Claims, Environmental Permits and Releases of Hazardous Substances.
Section 5.17    Preferential Purchase Rights. Except as set forth on Schedule 5.17, there are no preferential rights, rights of first refusal or similar rights with respect to the Assets triggered by the Restructuring or the sale by Series I Seller of the Drum I Subject Securities, Series II Seller of the Drum II Subject Securities or Series III Seller of the Drum III Subject Securities as contemplated by this Agreement.
Section 5.18    Royalties and Expenses. Except as set forth on Schedule 5.18, to the Knowledge of Seller, as of the Execution Date, (a) all material Royalties payable by the Company Group have been properly and timely paid (or which constitute Suspense Funds) and (a) all material expenses payable by the Company Group under the terms of the Contracts have been properly and timely paid except, in each case, for such Royalties and expenses (x) as are being currently paid prior to delinquency in the ordinary course of business or (y) the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established.
Section 5.19    Insurance. Set forth on Schedule 5.19 is, as of the Execution Date, a true and complete list of all material risk property, general liability, third-party offsite pollution liability, automobile liability, workers’ compensation and employers’ liability, umbrella/excess liability and directors’ and officers’ liability insurance held by the Company Group, each of which are in full force and effect as of the Execution Date. There is no material claim pending under any such policies as to which coverage has been denied by the insurer other than customary indications as to reservation of rights by insurers listed on Schedule 5.19 and no member of the Company Group has received notice of cancellation of any such insurance policies or, to Seller’s knowledge, any threatened termination of, material premium increase with respect to or material alteration of coverage under any of such insurance policies or surety bonds and Seller has no knowledge of any facts, conditions, situations or set of circumstances (including the consummation of the transactions contemplated hereby) that could reasonably be expected to result in or be the basis for any of the foregoing.
Section 5.20    Bank Accounts. Schedule 5.20 sets forth a list of all deposit, demand, savings, passbook, security or similar accounts maintained by any member of the Company Group with any bank or financial institution, the names and addresses of the banks or financial institutions maintaining each such account and the authorized signatories on each such account.
Section 5.21    Imbalances. Schedule 5.21 sets forth, to Seller’s Knowledge, as of the Execution Date, all material Imbalances associated with the Assets as of the applicable date(s) set forth on Schedule 5.21.
Section 5.22    Intellectual Property.
(a)    Schedule 5.22(a) contains a complete and accurate list of all active registrations and pending applications for registration of Intellectual Property Rights filed with or issued by a Governmental Authority and owned by any member of the Company Group (the “Registered IP”). None of the Registered IP has been adjudged invalid or unenforceable in whole or in part by a court of competent jurisdiction or by a Governmental Authority (excluding ordinary course office actions or rejections of pending applications of the Registered IP) and, to the Knowledge of Seller, the Registered IP is valid and enforceable. The members of the Company Group solely and exclusively own all Intellectual Property Rights owned or purported to be owned by the Company Group, free and clear of all Liens (except Permitted Encumbrances and non-exclusive licenses granted in the ordinary course of business).
(b)    The Company Group owns, licenses or otherwise has a right to use, free and clear of all Liens (other than Permitted Encumbrances), all Intellectual Property Rights used by the Company Group and that are necessary to conduct the Business as currently conducted (the “Company Intellectual Property”). The members of the Company Group have taken commercially reasonable steps in accordance with normal industry practice, where the value to the Business of any trade secrets and confidential information is contingent upon maintaining the confidentiality thereof, to protect the confidentiality of such trade secrets and other confidential information owned by the members of the Company Group and contained in the Company Intellectual Property. The members of the Company Group have taken commercially reasonable steps to ensure that trade secrets and other material confidential information owned by the members of the Company Group and included in the Company Intellectual Property are disclosed to employees, contractors, consultants, representatives and agents of the Company Group under written confidentiality agreements.
(c)    The conduct of the Business as currently conducted has not infringed, misappropriated or otherwise violated, any Intellectual Property Right of any Third Party in any material respect. To the Knowledge of Seller, no Third Party is infringing, misappropriating or otherwise violating any material Intellectual Property Right owned by any member of the Company Group. No member of the Company Group has received any written notice (i) of any infringement, misappropriation or other violation of any Intellectual Property Rights of any Third Party, or

(i) seeking to invalidate or render unenforceable any Company Group member’s rights in any Intellectual Property Rights owned by the Company Group.
(d)    The members of the Company Group have complied in all material respects with all applicable Laws related to the collection, use, storage, processing and disclosure of any personally identifiable information in the possession and control of the Company Group and collected and stored by or on behalf of the Business.
(e)    To the Knowledge of Seller, the IT Assets operate and perform in a manner that permits the members of the Company Group to conduct the Business as currently conducted. The members of the Company Group have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against security breaches and other threats that could materially compromise the business of the members of the Company Group. In the past three years, there has been no breach, unauthorized access, interruption, or corruption of any IT Asset (or any information or transactions stored or contained therein or transmitted thereby) that has not been fully remedied or replaced prior to the date hereof, where such breach, unauthorized access, interruption or corruption has resulted in: (i) material disruption to the business of any member of the Company Group, or (i) material loss of data or information owned, collected or controlled by a member of the Company Group.
Section 5.23    Decommissioning.
(a)    Except as described on Schedule 5.23(a), with respect to Oil and Gas Properties operated by any member of the Company Group and, to the Knowledge of Seller, Oil and Gas Properties operated by any Third Party, and other than Wells that have been fully Decommissioned in accordance with all applicable Laws, (i) there are no dry holes, or shut in or otherwise inactive Wells that any member of the Company Group is currently obligated by applicable Law to Decommission and (ii) there are no fixtures, platforms, spars, pipelines, and associated equipment included in the Assets that any member of the Company Group is currently obligated by applicable Law including any specific order or directive from a Governmental Authority, to decommission on or before the first anniversary of the Effective Time, or such later date as may be specified in an order or directive from a Governmental Authority with respect to a particular asset.
(b)    Except as described on Schedule 5.23(b), there are no outstanding Decommissioning obligations with respect to any expired or terminated mineral leases in which any member of the Company Group owned an interest at the time of the expiration or termination of such mineral leases.
Section 5.24    Related Party Transactions. Other than this Agreement, the other Transaction Documents, the Excluded Arrangements and as may be terminated or assumed without any Liability to the Company Group by Seller or any of its controlling Affiliates in connection with the Restructuring, except as set forth on Schedule 5.24, as of the Execution Date, neither Seller, nor its Affiliates (including the Company Group), nor any of their respective directors, officers or employees (nor any members of such director’s or executive officer’s “immediate family”) (as defined in Rule 16a-1 of the Securities Act (other than any of the members of the Company Group))

(any such Person, a “Related Party”) (i) is a party to any Contract with, is providing or receiving services from any member of the Company Group (including any monitoring, management or similar agreement), (i) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is or is currently contemplated to be used by any member of the Company Group or (i) is indebted to any member of the Group Entity (other than any such indebtedness that will be discharged or extinguished at or prior to Closing) (any Contract related to the arrangements described in clauses (i) through (iii) hereof, including any such agreements listed (or required to be listed) on Schedule 5.24, a “Related Party Contract”).
Section 5.25    Suspense Funds. To the Knowledge of Seller, as of the Execution Date, Schedule 5.25 sets forth a complete and accurate list of all Suspends Funds and explanations for the suspension, in each case as of applicable dates set forth in Schedule 5.25.
Section 5.26    Assets. Except as set forth in Schedule 5.26, no Assets of the Company Group will be conveyed to any Person (other than members of the Company Group that are wholly owned by Seller) in connection with the Restructuring.
Section 5.27    Broker’s Fees. No member of the Company Group has incurred any Liability for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents that would not constitute Transaction Costs.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Subject to the provisions of this Article 6 and the other terms and conditions of this Agreement and the exceptions and matters set forth on the Disclosure Schedules, Purchaser represents and warrants to Seller as of the Execution Date and the Closing the matters set out in this Article 6:
Section 6.1    Existence and Qualification. Each of Parent and Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all organizational powers necessary to enable it to use its legal or other business names, own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Each of Purchaser and Parent is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 6.2    Power. Each of Parent and Purchaser has the organizational power to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.3    Authorization and Enforceability. The execution, delivery, and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Purchaser and Parent. This Agreement has been duly executed and delivered by Purchaser (and all Transaction Documents required to be executed and delivered by Purchaser and Parent at the Closing shall be duly executed and delivered by Purchaser or Parent, as applicable) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of Purchaser and Parent, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 6.4    No Conflicts. Except as set forth in Schedule 6.4 or as required under the HSR Act and filings that will be made pursuant to the rules and regulations of the New York Stock Exchange or any other applicable securities exchange, the execution, delivery, and performance of this Agreement and the other Transaction Documents by Purchaser and Parent, and the consummation of the transactions contemplated by this Agreement and any other Transaction Documents, do not (a) contravene, conflict with, or violate or breach any provision of the Governing Documents of any Purchaser Entity, (a) violate any Order applicable to any Purchaser Entity as a party in interest, (a) violate any Law applicable to any Purchaser Entity, (a) require that any Purchaser Entity obtain, make or comply with or (a) contravene, conflict with, or violate or breach any provision of any agreement or instrument to which any Purchaser Entity is a party that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right (including right to payment), benefit or obligation of any Purchaser Entity or to a loss of any right (including right to payment), benefit or obligation to which any Purchaser Entity is entitled under any provision of any Contract binding upon any Purchaser Entity, except in each case of the foregoing clauses (b) through (e) for any matters that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 6.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by or, to the Knowledge of Purchaser, threatened against Purchaser, Parent or any Affiliate thereof (whether by Purchaser or any Third Party).
Section 6.6    Litigation. Except as disclosed in any Parent SEC Documents filed with the Commission prior to the Execution Date (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Documents and excluding any information contained in any part of any such report, schedule, form, statement or other document in any section entitled “Risk Factors” or set forth in any “Forward Looking Statements” disclaimer), (a) there are no Actions pending or, to the Knowledge of Purchaser, threatened by any Third Party or Governmental Authority against Purchaser or Parent, any of their respective properties or any of its directors, officers or employees (in their capacity as such) that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect and (a) neither Purchaser nor or any of its Affiliates is subject to any Order that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
Section 6.7    Financing. Purchaser has sufficient cash or sources of credit (in United States Dollars) to enable Purchaser to (a) pay the Closing Payment at the Closing to Seller and (a) pay and perform all other obligations of Purchaser hereunder and the other agreements delivered hereunder by Purchaser.
Section 6.8    Investment Intent. Purchaser is acquiring the Subject Securities for its own account and not with a view to their sale or distribution in violation of the Securities Act, any applicable state blue sky Laws, or any other applicable securities Laws. Purchaser has made, independently and without reliance on Seller (except to the extent that Purchaser has relied on the representations and warranties in this Agreement), its own analysis of the Subject Securities, the Company Group and the Assets for the purpose of acquiring the Subject Securities, and Purchaser has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Purchaser acknowledges that the Subject Securities are not registered pursuant to the Securities Act and that none of the Subject Securities may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the Securities Act. Purchaser is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.
Section 6.9    Independent Evaluation.
(a)    Purchaser is a sophisticated, experienced, and knowledgeable investor. In entering into this Agreement, Purchaser has relied solely upon Seller’s representations and warranties set forth herein and on Purchaser’s own expertise in legal, tax, reservoir engineering, and other professional counsel concerning the transactions contemplated by this Agreement, the Subject Securities, the Company Group, and the Assets, and the value thereof. Purchaser acknowledges and affirms that (i) it has completed such independent investigation, verification, analysis, and evaluation of the Subject Securities, the Company Group, and the Assets and has made all such reviews and inspections of the Subject Securities, the Company Group, and the Assets as it has deemed necessary or appropriate to enter into this Agreement, and (i) at the Closing, Purchaser shall have completed, or caused to be completed, its independent investigation, verification, analysis, and evaluation of the Subject Securities, the Company Group, and the Assets and made all such reviews and inspections of the Subject Securities, the Company Group, and the Assets as Purchaser has deemed necessary or appropriate to consummate the transaction.
(b)    Purchaser understands and acknowledges that neither the Commission nor any federal, state, or foreign agency has passed upon the Subject Securities, the Company Group, and the Assets or made any finding or determination as to the fairness of an investment in the Subject Securities, the Company Group, and the Assets or the accuracy or adequacy of the disclosures made to Purchaser.

Section 6.10    Capitalization.
(a)    The authorized capital of Parent consists solely of (i) 2,000,000,000 shares of Parent Common Equity and (i) 200,000,000 preferred shares of Parent, $0.01 par value per share. As of the Execution Date, other than with respect to 26,815,572 shares of Parent Common Equity reserved for issuance (including in respect of outstanding equity compensation (including awards and grants thereof)) under the Parent Equity Plan, the only issued and outstanding Securities of Parent were 398,403,309 shares of Parent Common Equity. Parent has, and at the Closing will have, sufficient authorized shares of Parent Common Equity to enable it to issue the Equity Purchase Price at the Closing. Neither Parent nor Purchaser is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Governing Document of Parent or Purchaser.
(b)    All of the issued and outstanding shares of Parent Common Equity are duly authorized and validly issued in accordance with the Governing Documents of Parent, are fully paid and non-assessable, and were not issued in violation of any Right.
(c)    Other than with respect to any Securities outstanding under the Parent Equity Plan, (i) there are no outstanding preemptive or other outstanding Rights with respect to the Securities of Parent, (i) there are no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any Securities of Parent or requiring Parent to issue, transfer, convey, assign, redeem or otherwise acquire or sell any Securities, (i) there are no equity holder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the Securities of Parent and (i) no Securities of Parent are reserved for issuance.
(d)    Parent does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for Securities having the right to vote) with the holders of Securities of Parent on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.
(e)    Except as set forth on Schedule 6.10(e), Parent is not party to any Contract that obligates it to (and does not otherwise have any obligation to) register for resale any debt or equity Securities of Parent.
Section 6.11    Valid Issuance. The shares of Parent Common Equity comprising the Equity Purchase Price when and if issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will have the rights, preferences and privileges specified in Parent’s Governing Documents, will be free of any Liens, other than restrictions on transfer pursuant to applicable securities Laws, and will not be issued in violation of any Rights.

Section 6.12    SEC Documents; Financial Statements; No Liabilities.
Except as expressly disclosed in any Parent SEC Documents filed with the Commission prior to the Execution Date (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Documents and excluding any information contained in any part of any such report, schedule, form, statement or other document in any section entitled “Risk Factors” or set forth in any “Forward Looking Statements” disclaimer):
(a)    Parent has timely filed or furnished with the Securities and Exchange Commission (the “Commission”) all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2017 (all such documents, collectively, the “Parent SEC Documents”). The Parent SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Parent Financial Statements”), at the time filed or furnished (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (i) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (i) in the case of the Parent Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K promulgated under the Securities Act or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and subject, in the case of interim financial statements, to normal year-end adjustments which are not material in the aggregate, and (i) in the case of the Parent Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Parent as of the dates and for the periods indicated therein, except any unaudited Parent Financial Statements are subject to normal year-end adjustments which are not material in the aggregate.
(b)    There are no Liabilities of or with respect to the Purchaser Entities other than (i) Liabilities to the extent reflected in the consolidated balance sheet of Parent as of March 31, 2018 (or expressly disclosed in the notes thereto (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with GAAP)) included in the Parent Financial Statements, (i) liabilities incurred in the ordinary course of business since the March 31, 2018, (i) fees and expenses incurred in connection with the transactions contemplated by this Agreement and the Transaction Documents or (i) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 6.13    Investment Company. Parent is not now, and immediately after the issuance and sale of the Parent Common Equity comprising the Equity Purchase Price will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

Section 6.14    Internal Controls; Listing Exchange.
(a)    Except as disclosed in any Parent SEC Documents filed with the Commission prior to the Execution Date (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Documents and excluding any information contained in any part of any such report, schedule, form, statement or other document in any section entitled “Risk Factors” or set forth in any “Forward Looking Statements” disclaimer), Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 of the Exchange Act, which such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and since January 1, 2017, Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements for external purposes in accordance with GAAP.
(b)    Except as disclosed in any Parent SEC Documents filed with the Commission prior to the Execution Date (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Documents and excluding any information contained in any part of any such report, schedule, form, statement or other document in any section entitled “Risk Factors” or set forth in any “Forward Looking Statements” disclaimer) and except as set forth on Schedule 6.14(b), since the Balance Sheet Date, (i) Parent has not been advised by its independent auditors of any significant deficiency or material weakness in the design or operation of internal controls that could adversely affect Parent’s internal controls, (i) Parent has no Knowledge of any fraud that involves management or other employees who have a significant role in Parent’s internal controls, and (i) there have been no changes in internal controls or, to the Knowledge of Parent, in other factors that could reasonably be expected to materially affect internal controls, including any corrective actions with regard to any significant deficiency or material weakness.
(c)    The Parent Common Equity is registered under Section 12(b) of the Exchange Act and is listed on the New York Stock Exchange, and Parent has not received any notice of delisting. No judgment, order, ruling, regulation, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the New York Stock Exchange, preventing or suspending trading in any Securities of Parent has been issued and is continuing, and no proceedings for such purpose are, to the Knowledge of Parent, pending, contemplated or threatened.
Section 6.15    Form S-3. As of the Execution Date, Parent is eligible to register the Parent Common Equity comprising the Equity Purchase Price for resale by Seller under a Registration Statement on Form S-3 promulgated under the Securities Act.
Section 6.16    Absence of Changes. Since the Balance Sheet Date through the execution of this Agreement, (a) no Purchaser Material Adverse Effect has occurred and (a) except as disclosed in any Parent SEC Documents filed with the Commission prior to the Execution Date (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC

Documents and excluding any information contained in any part of any such report, schedule, form, statement or other document in any section entitled “Risk Factors” or set forth in any “Forward Looking Statements” disclaimer), Parent has in all material respects conducted its business in the ordinary course consistent with past practices (other than the entry into this Agreement and the negotiation thereof). Purchaser was formed on June 8, 2018. Since its inception through the Execution Date, Purchaser has not engaged in any activity, other than such actions in connection with (i) its organization and (i) the preparation, negotiation, and execution of this Agreement and the transactions contemplated hereby. Purchaser has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and as provided or permitted in this Agreement or any other Transaction Document
Section 6.17    Compliance with Law. Except as disclosed in any Parent SEC Documents filed with the Commission prior to the Execution Date (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Documents and excluding any information contained in any part of any such report, schedule, form, statement or other document in any section entitled “Risk Factors” or set forth in any “Forward Looking Statements” disclaimer) or as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, (a) the Purchaser Entities hold all Governmental Authorizations necessary for the ownership and operation of the assets of the Purchaser Entities as currently conducted, (a) each of the Purchaser Entities is in compliance with all applicable Laws, and (a) no Purchaser Entity has received written notice that it is under investigation by any Governmental Authority for potential non-compliance with any Law.
Section 6.18    Regulatory. At Closing, Purchaser will be qualified per applicable Laws to own and assume ownership of the Subject Securities and the indirect ownership of the Assets in all applicable jurisdictions, and the consummation of the transactions contemplated by this Agreement will not cause any member of the Company Group to be disqualified as such an owner or operator of the Assets under any applicable Laws, in each case except where such failure to do so would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. At Closing, Purchaser and/or its Affiliates will have satisfied and will be in compliance with the Federal Ownership Qualifications.
Section 6.19    No Stockholder Approval. Assuming each of Seller and each Required Owner is not a “substantial security holder” (as defined in in Section 312.03(b) of the NYSE Listed Company Manual) of Parent, the transactions contemplated hereby, taken together with any transactions consummated by Purchaser or Parent as permitted by Section 8.3, do not require any vote of the equityholders of Parent under applicable Law, the rules and regulations of the New York Stock Exchange (or other securities exchange (domestic or foreign) on which the Parent Common Equity is then listed) or the Governing Documents of Parent.
Section 6.20    Broker’s Fees. None of Purchaser, Parent or their respective Affiliates has incurred any Liability for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or any of Seller’s Affiliates has or shall have any responsibility.

Section 6.21    Takeover Laws. The transactions contemplated hereby are not subject to any applicable anti-takeover provisions related to business combinations in Delaware or Bermuda, or any other similar Takeover Laws or any similar provision in the Purchaser’s or Parent’s Governing Documents.
ARTICLE 7
DISCLAIMERS AND ACKNOWLEDGEMENTS
Section 7.1    General Disclaimers.
(a)    EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4, ARTICLE 5, THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.2(D) OR ANY OTHER TRANSACTION DOCUMENT, (A)  SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES AND REPRESENTS AND WARRANTS THAT PURCHASER HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN THIS AGREEMENT OR ANY OTHER INSTRUMENT, AGREEMENT, OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AS TO (I) TITLE TO ANY OF THE ASSETS, (II)THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS, OR RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE SUBJECT SECURITIES OR THE ASSETS OR FUTURE REVENUES GENERATED BY THE SUBJECT SECURITIES OR THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE ASSETS, (VII) ANY OTHER RECORD, FILES, MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS, OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO OR (VIII) ANY MATTERS WITH RESPECT TO THE EXISTENCE OF ANY ENVIRONMENTAL LIABILITIES, RELEASE OF HAZARDOUS SUBSTANCES, OR ANY OTHER ENVIRONMENTAL CONDITION WITH RESPECT TO THE OWNERSHIP OR OPERATION OF ASSETS, OR WHETHER ANY MEMBER OF THE COMPANY GROUP OR ANY OF THE ASSETS (OR THE OWNERSHIP OR OPERATION THEREOF) ARE IN COMPLIANCE WITH ANY ENVIRONMENTAL LAW, AND (A) SELLER FURTHER DISCLAIMS, AND

PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EXCEPT AS SET FORTH HEREIN AND PURCHASER’S RIGHTS UNDER THE TRANSACTION DOCUMENTS, THE SUBJECT SECURITIES AND THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS”, WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE AND HAS SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, INCLUDING CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NORM. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND ITS OWN INSPECTION OF THE ASSETS. PURCHASER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY SELLER OR ANY MEMBER OF THE SELLER GROUP TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4, ARTICLE 5 AND THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING AND PURCHASER EXPRESSLY ACKNOWLEDGES AND COVENANTS THAT PURCHASER DOES NOT HAVE AND WILL NOT HAVE AND WILL NOT ASSERT ANY CLAIM, DAMAGES, OR EQUITABLE REMEDIES WHATSOEVER RELATING TO THIS AGREEMENT AGAINST ANY MEMBER OF THE SELLER GROUP EXCEPT FOR CLAIMS, DAMAGES, AND EQUITABLE REMEDIES AGAINST SELLER FOR BREACH OF AN EXPRESS REPRESENTATION, WARRANTY, OR COVENANT OF SELLER UNDER THIS AGREEMENT AND TO THE EXTENT PROVIDED HEREIN. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS AGREEMENT SHALL (I) LIMIT ANY REPRESENTATION OR WARRANTY MADE IN ARTICLE 4, ARTICLE 5, ARTICLE 13, SECTION 8.22, THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.2(D) OR ANY OTHER TRANSACTION DOCUMENT OR (II) OPERATE AS A WAIVER OF CLAIMS OF FRAUD.
(b)    EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 6, THE CERTIFICATE OF PURCHASER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.3(C)(IV) OR ANY OTHER TRANSACTION DOCUMENT, (A) NEITHER PURCHASER NOR PARENT MAKES, AND PURCHASER AND PARENT EXPRESSLY DISCLAIM, AND SELLER WAIVES AND REPRESENTS AND WARRANTS THAT SELLER HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN THIS AGREEMENT OR ANY OTHER INSTRUMENT, AGREEMENT, OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AS TO (I) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OR RESERVE INFORMATION (ANY ANALYSIS OR

INTERPRETATION THEREOF) RELATING TO THE PURCHASER, (II) ANY ESTIMATES OF THE VALUE OF THE PARENT COMMON EQUITY OR FUTURE REVENUES GENERATED BY THE PARENT COMMON EQUITY, OR (III) ANY OTHER RECORD, FILES, MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS, OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO SELLER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (A) PURCHASER FURTHER DISCLAIMS, AND SELLER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EXCEPT AS SET FORTH HEREIN AND SELLER’S RIGHTS UNDER THE TRANSACTION DOCUMENTS, THE PARENT COMMON EQUITY ARE BEING TRANSFERRED “AS IS, WHERE IS”, WITH ALL FAULTS AND DEFECTS, AND THAT SELLER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS SELLER DEEMS APPROPRIATE AND HAS SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION. SELLER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND ITS OWN INSPECTION OF THE PARENT COMMON EQUITY. SELLER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY PURCHASER OR PARENT TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 6 AND THE CERTIFICATE OF PURCHASER TO BE DELIVERED AT THE CLOSING, AND SELLER EXPRESSLY ACKNOWLEDGES AND COVENANTS THAT SELLER DOES NOT HAVE AND WILL NOT HAVE AND WILL NOT ASSERT ANY CLAIM, DAMAGES, OR EQUITABLE REMEDIES WHATSOEVER RELATING TO THIS AGREEMENT AGAINST PURCHASER OR PARENT EXCEPT FOR CLAIMS, DAMAGES, AND EQUITABLE REMEDIES AGAINST PURCHASER OR PARENT FOR BREACH OF AN EXPRESS REPRESENTATION, WARRANTY, OR COVENANT OF PURCHASER UNDER THIS AGREEMENT AND TO THE EXTENT PROVIDED HEREIN. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS AGREEMENT SHALL (I) LIMIT ANY REPRESENTATION OR WARRANTY MADE IN ARTICLE 6, THE CERTIFICATE OF PURCHASER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.3(C)(IV) OR ANY OTHER TRANSACTION DOCUMENT OR (II) OPERATE AS A WAIVER OF CLAIMS OF FRAUD.
Section 7.2    Environmental Disclaimers. Notwithstanding any other provision of this Agreement or any other Transaction Document, and without abrogating any express rights or remedies Purchaser may have under this Agreement or any other Transaction Document, Purchaser acknowledges that (a) the Assets have been used for exploration, development, production, gathering and transportation of Hydrocarbons and there may be petroleum, wastes, scale, NORM, Hazardous Substances, or other substances or materials located in, on or under the Assets or associated therewith; (a) the sites included in the Assets may contain asbestos, NORM or other Hazardous Substances; (a) NORM may affix or attach itself to the inside of pipelines, materials, and other equipment comprising the Assets as scale, or in other forms; (a) the wells, pipelines, materials, and other equipment comprising the Assets may contain NORM and other wastes or Hazardous Substances; (a) NORM containing material or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils, or sediment; and (a) special procedures may be required for the assessment, Remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM, and other Hazardous Substances from the Assets.
Section 7.3    Calculations, Reporting and Payments. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS AND WITHOUT ABROGATING ANY EXPRESS RIGHTS OR REMEDIES PURCHASER MAY HAVE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, (A) PURCHASER ACKNOWLEDGES AND AGREES THAT CLAIMS OR PROCEEDINGS AGAINST SELLER OR COMPANY GROUP OR TO WHICH SELLER OR ANY MEMBER OF THE COMPANY GROUP IS OR MAY BECOME A PARTY BEFORE, ON, OR AFTER THE CLOSING MAY HAVE AN EFFECT ON THE CALCULATION OF, AND LIABILITY WITH RESPECT TO, TAXES, ROYALTIES, RENTALS, AND OTHER PAYMENT OBLIGATIONS OF PURCHASER ARISING AFTER THE EFFECTIVE TIME RELATING TO THE ASSETS AND THE ASSUMED OBLIGATIONS AND THE NET REVENUE INTEREST OR WORKING INTEREST WITH RESPECT TO THE ASSETS, (A) PURCHASER HEREBY EXPRESSLY RELEASES THE MEMBERS OF THE SELLER GROUP FROM ANY LIABILITY OR RESPONSIBILITY ARISING OUT OF OR RELATING TO ANY EFFECT THAT THE OUTCOME OR SETTLEMENT OF ANY SUCH CLAIMS OR PROCEEDINGS MAY HAVE ON THE CALCULATION OF TAXES, ROYALTIES, RENTALS, AND OTHER PAYMENT OBLIGATIONS OF PURCHASER ARISING AFTER THE EFFECTIVE TIME OR THE NET REVENUE INTEREST OR WORKING INTEREST WITH RESPECT TO THE ASSETS AND (A) FOR THE AVOIDANCE OF DOUBT, PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLER’S OR THE COMPANY GROUP’S METHODOLOGIES FOR THE CALCULATION AND REPORTING OF PRODUCTION, ROYALTIES, AND TAXES ATTRIBUTABLE TO PRODUCTION PRIOR TO THE EFFECTIVE TIME.
Section 7.4    Waiver of Louisiana Rights in Redhibition. Purchaser expressly waives the warranty of fitness for intended purposes or guarantee against hidden or latent redhibitory vices under Louisiana law, including Louisiana civil code Articles 2520 through 2548, and the warranty imposed by Louisiana civil code Article 2475; waives all rights in redhibition pursuant to Louisiana civil code Articles 2520, et seq.; or for restitution or other diminution of the purchase price; acknowledges that this express waiver shall be considered a material and integral part of this sale and the consideration thereof; and acknowledges that this waiver has been brought to the attention of Purchaser and explained in detail and that Purchaser has voluntarily and knowingly consented to this waiver.

ARTICLE 8
COVENANTS OF THE PARTIES
Section 8.1    Obligations of Seller; Joint and Several Liability. Prior to the consummation of the Closing, each Drum Entity hereby agrees to cause the Seller to perform all undertakings, obligations and required acts of Seller under this Agreement and hereby absolutely, irrevocably, primarily and unconditionally guarantees the due, prompt and faithful performance of such undertakings, obligations and required acts by the Seller (including, for the avoidance of doubt, all payment obligations of Seller under or arising out of the transactions contemplated by this Agreement, including pursuant to Section 12.2(d)). Notwithstanding anything to the contrary in this Agreement, (a) Series I Seller, Series II Seller and Series III Seller shall be jointly and severally liable for all duties, obligations and Liabilities of each other under this Agreement and the Transaction Documents to which they are a party and (a) Purchaser may rely upon the action of any of Series I Seller, Series II Seller and Series III Seller for Seller with respect to (i) receiving and forwarding of notices and communications pursuant to this Agreement and accepting service of process; and (i) giving or agreeing to any and all consents, waivers and amendments deemed under this Agreement.
Section 8.2    Access.
(a)    Upon execution of this Agreement until the Closing, Seller shall give Purchaser, its Affiliates, and each of their respective directors, managers, officers, agents, auditors, accountants, attorneys, investment bankers, environmental consultants and other authorized representatives (“Purchaser’s Representatives”) reasonable access to the Records and financial and operating data in Seller’s or any member of the Company Group’s possession and any Assets, operated by any member of the Seller Group, in each case during, as applicable, Seller’s or the Company Group’s normal business hours, solely for the purpose of conducting a confirmatory review of the Assets and assessing the environmental condition of the Assets, in each case to the extent that Seller or the Company Group may provide such access without (i) violating applicable Laws or breaching any Contracts or (i) waiving any legal privilege of Seller or any member of the Company Group, or its or their counselors, attorneys, accountants, or consultants or violating any obligations of Seller or the Company Group to any Third Party (except that, prior to withholding any such information, Seller shall notify Purchaser in writing of the nature of the information being withheld and take (at no cost or risk to Seller) any actions as may reasonably be requested by Purchaser to implement alternate arrangements (including entering into confidentiality agreements or joint defense agreements, redacting parts of documents or preparing “clean” summaries of information) in order to allow Purchaser access to such information to the fullest extent reasonably practicable under the circumstances). Such access shall be granted to Purchaser on the premises of the Assets that are operated by the Company Group; provided, however, in no event shall Seller or the Company Group be obligated to provide, and Purchaser and its Representatives shall have no right to receive or review (A) prior to Closing, any valuations of the Subject Securities, the Company Group, the Assets and any pricing assumptions, forward pricing estimates, price decks or pricing studies related thereto, (A) prior to Closing, any internal reserve reports and/or internal estimates of any quantities of Hydrocarbons with respect to the Assets or (A) prior to Closing, any emails of any member of the Company Group. To the extent that any Third Parties operate the Assets, Seller shall use commercially reasonable efforts (at no cost or risk to Seller) to promptly request and obtain any consents or waivers necessary for Purchaser and Purchaser’s Representatives to obtain access to such Assets. All investigations and due diligence conducted by Purchaser or any of Purchaser’s Representatives with respect to the Assets shall be conducted at Purchaser’s sole cost, risk, and expense and any conclusions made from any examination done by Purchaser or any of Purchaser’s Representatives shall result from Purchaser’s own independent review and judgment. Seller and any of its designees shall have the right to accompany Purchaser and Purchaser’s Representatives whenever they are on site on the Assets. Purchaser’s investigation and review shall be conducted in a manner that reasonably minimizes interference with the ownership or operation of the Assets or the Business and Purchaser’s on-site inspection right with respect to the environmental condition of the Assets shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the ASTM International Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527‑13) or a similar visual or desktop assessment that does not include sampling or testing of any environmental media at such Assets (“Phase I”). Purchaser shall not be entitled to conduct any invasive or intrusive environmental testing, or sampling on the Assets (“Phase II”), without the consent of Seller, such consent to be granted, conditioned, or withheld at the sole discretion of Seller. Purchaser shall furnish to Seller free of costs, a copy of all draft and final reports and test results prepared by or for Purchaser related to Purchaser’s diligence and investigation of the Assets, including any and all Phase I, Phase II, or further environmental assessments relating to any of the Assets as soon as reasonably possible after such report is prepared. Purchaser shall obtain, with Seller’s reasonable assistance, from any applicable Governmental Authorities and Third Parties all permits necessary or required to conduct any approved invasive activities permitted by Seller. Seller shall have the right, at its option, to split with Purchaser any samples collected pursuant to approved invasive activities. If the Closing does not occur, Purchaser shall (1) promptly return to Seller or destroy all copies of the Records, reports, summaries, evaluations, due diligence memos, and derivative materials related thereto in the possession or control of Purchaser or any of Purchaser’s Representatives and (1) shall keep and shall cause each of Purchaser’s Representatives to keep, any and all information obtained by or on behalf of Purchaser confidential, except, in each case, as otherwise required by Law.
(b)    Purchaser may not contact customers or potential customers of any member of the Company Group without the consent of Seller (which shall not be unreasonably withheld, conditioned or delayed), other than in the ordinary course of Parent’s business consistent with its past practice.
(c)    Purchaser agrees to indemnify, defend, and hold harmless each member of the Seller Group and all such Persons’ stockholders, members, managers, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys, and consultants from and against any and all Damages payable to Third Parties (including court costs and reasonable attorneys’ fees) to the extent attributable to, arising out of or relating to access to the Records, any offices of Seller, or the Assets by Purchaser or any of Purchaser’s Representatives after the Execution Date, EVEN IF SUCH CLAIMS, DAMAGES, LIABILITIES, OBLIGATIONS, LOSSES, COSTS, AND EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY MEMBER OF THE SELLER GROUP.

(d)    Upon completion of Purchaser’s due diligence, Purchaser shall, at its sole cost and expense and without any cost or expense to Seller, the Company Group or any of their respective Affiliates, (i) repair all damage done to the Assets directly as a result of Purchaser’s due diligence conducted after the Execution Date, (i) restore the Assets to the approximate same condition than they were prior to commencement of Purchaser’s due diligence conducted after the Execution Date to the extent any such decline in condition was the direct result of Purchaser’s due diligence conducted after the Execution Date, and (i) remove all equipment, tools, or other property brought onto the Assets by or on behalf of Purchaser in connection with Purchaser’s due diligence conducted after the Execution Date. Any disturbance to the Assets (including the leasehold associated therewith) to the extent directly resulting from Purchaser’s due diligence conducted after the Execution Date shall be promptly corrected by Purchaser.
(e)    During all periods that Purchaser or any of Purchaser’s Representatives are on the Assets or the Company Group’s premises, Purchaser shall maintain, at its sole expense, policies of insurance of the types and in the amounts held by Purchaser. Coverage under all insurance required to be carried by Purchaser hereunder shall (i) be primary insurance, and (i) provide for five days prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon prior written request by Seller, Purchaser shall provide evidence of such insurance to Seller prior to entering the Assets or premises of Seller, the Company Group or any of their respective Affiliates.
Section 8.3    Operation of Business of the Company Group.
(a)    From the Execution Date until the Closing, except as expressly contemplated by this Agreement (including in connection with the Restructuring) or as expressly consented to by Purchaser, Seller shall (1) not transfer or sell any of Subject Securities; and (1) cause each member of the Company Group to conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, from the Execution Date until the Closing, except as expressly contemplated by this Agreement (including in connection with the Restructuring) or as expressly consented to by Purchaser, Seller shall cause the Company Group to use commercially reasonable efforts to (1) preserve intact its present business organization (after giving effect to the Restructuring), (1) keep available the services of its directors, officers, key employees and key consultants, (1) preserve the goodwill of, its customers, lenders, suppliers, vendors and others having significant business relationships with it and (1) maintain insurance upon all its assets and other insurable interests comparable in amount, scope and coverage (and with reasonably similar deductibles) to that in effect on the date hereof.
(b)    From the Execution Date until the Closing, except (w)  as set forth in Schedule 8.3, (x) for making of the capital commitments described in Schedule 5.15, (y) as contemplated or required by applicable BSEE spill response protocols and other applicable Law and/or (z) as expressly contemplated by this Agreement and the Restructuring Agreement or as expressly consented to by Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall cause each member of the Company Group not to:
(i)    amend any Governing Document of a member of the Company Group (whether by merger, consolidation or otherwise);

(ii)    directly or indirectly (through any merger, consolidation, reorganization, issuance of securities or rights, or otherwise), sell, assign, transfer, convey, lease, abandon, hypothecate or otherwise dispose of, or subject to any Liens (other than Permitted Encumbrances), any Assets (other than Intellectual Property Rights), except for (A) sales and dispositions of Hydrocarbons in the ordinary course of business; (A) sales and dispositions of equipment and materials that are surplus, obsolete or replaced; (A) other individual sales and dispositions individually not exceeding $2,000,000, (A) the Excluded Assets or (A) sales and dispositions to any Drum Entity;
(iii)    sell, exclusively license, terminate, abandon or permit to lapse (other than in the ordinary course of business consistent with past practices), transfer or dispose of, create or incur any Lien (other than a Permitted Encumbrance or non-exclusive license granted in the ordinary course of business consistent with past practice) on, any Intellectual Property Rights owned by any member of the Company Group;
(iv)    enter into, execute, terminate (other than terminations based on the expiration without any affirmative action by any member of the Company Group), novate, materially amend, or extend any Material Contracts (provided that for purposes of this Section 8.3(b)(iv), the thresholds for the Material Contracts described in paragraphs (a), (b), (o) and (t) of the definition thereof shall be deemed to be $2,000,000) or Related Party Contracts;
(v)    (A) issue sell, or otherwise deliver, or authorize the issuance, sale or other delivery of, or grant any award relating to any Securities or split, combine or reclassify any of its outstanding Securities (other than Securities of Drum II issuable upon the exercise of any warrants outstanding as of the Execution Date) or (A) amend any term of any Security of the Company Group (in each case, whether by merger, consolidation or otherwise);
(vi)    make any investment in the Securities of any other Person (other than any wholly-owned Subsidiary);
(vii)    (A) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or acquire any Securities in any Person or (A) acquire any assets, other than operating assets in the ordinary course of business;
(viii)    change the accounting principles, practices or methods of any member of the Company Group, except as required by the Accounting Principles or statutory accounting requirements or similar principles in non-U.S. jurisdictions;
(ix)    adopt a plan or agreement of complete or partial liquidation, dissolution or wind-up of any member of the Company Group;
(x)    (A) adopt, enter into, amend or terminate any Company Plan or other employment, severance, retention, change in control, bonus or other compensatory plan, agreement or arrangement with respect to any current or former Service Provider, (A) unless required pursuant to the terms of an existing Company Plan, increase the salary, wages, bonuses, severance, retirement or other compensation or benefits of any current or former

Service Provider, except for annual merit increases in base wages for current Service Providers in the ordinary course of business consistent with past practice (including with respect to both the timing and the amount of such increases), and in no event shall such increases collectively exceed 3% in the aggregate for all such Service Providers as compared to the level as of the date of this Agreement, (A) grant any equity or equity-based awards, severance, termination pay, change in control, retention, transaction or sale bonus or benefits to any current or former Service Provider, (A) hire or engage any Service Provider (other than hires to fill vacancies of Service Providers with annual base compensation of less than $100,000 in the ordinary course of business consistent with past practice), (A) terminate the service of any Service Provider with annual base compensation in excess of $100,000, other than for cause, or (A) enter into, negotiate or amend any collective bargaining or similar agreement with any labor union or similar organization with respect to any current or former Service Providers, or otherwise recognize any labor union or other employee representative with respect to any current or former Service Providers;
(xi)    settle, release or compromise or offer to settle, release or compromise any pending or threatened adverse Action for an amount that would reasonably be expected to be greater than $250,000 individually, or $500,000 in the aggregate;
(xii)    make any capital expenditure or incur any Liability in respect thereof, except as contemplated by the capital expenditure budget set forth on Schedule 8.3(b)(xii) or any other capital expenditures that are paid in full in Cash and Cash Equivalents prior to the Closing; provided, however, any member of the Company Group may make such expenditures as are necessary in the ordinary course of business as an operator of Oil and Gas Properties or other Assets, in each case, that do not require consent under the applicable operating agreement or that the Company Group is required to make to comply with applicable Law or under any Contract or as operator on behalf of the other working interest owners;
(xiii)    make any loans, advances or capital contributions to, or investments in any other Person, other than routine expense advances to its employees in the ordinary course of business consistent with past practice;
(xiv)    create, incur, assume or otherwise voluntarily become liable with respect to any Indebtedness, other than fees and interest on the principal amount of any Credit Document Indebtedness that is outstanding as of the Execution Date;
(xv)    change its working capital and/or cash management practices or policies, practices and procedures with respect to the collection of accounts receivable, establishment of reserves for uncollectible amounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits (in each case, including the timing thereof);
(xvi)    take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the transactions contemplated by this Agreement or the Transaction Documents;

(xvii)    make or change any material Tax election, change any annual Tax accounting period, change any material method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment; or
(xviii)    agree or commit to do any of the foregoing.
(c)    From the Execution Date until the Closing, Seller shall not, and shall cause each Drum Entity not to, without the prior written consent of Purchaser (which may be withheld in Purchaser’s sole discretion), amend or modify, or grant any consent or waiver under, the Restructuring Agreement.
(d)    From and after the Closing Date, Seller shall not transfer any share of Parent Common Equity that is subject to a Contract Legend until such Parent Common Equity are eligible for release pursuant to the terms under this Agreement.
(e)    Purchaser’s approval of any action restricted by this Section 8.3 shall be considered granted within 10 days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 8.3, in the event that Seller reasonably believes there is an imminent risk of material loss, damage, or injury to any person, property or the environment, Seller may take such actions, and cause the Company Group to take such actions, as are reasonably necessary to mitigate such, risk and shall notify Purchaser of such action promptly thereafter (and, to the extent reasonably practicable, shall consult with Purchaser in connection therewith) and shall not be in breach of this Section 8.3. Requests for approval of any action restricted by this Section 8.3 shall be delivered to each of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:
Kosmos Energy
8176 Park Lane, Suite 500
Dallas, TX 75231

Attn: General Counsel; Jason E. Doughty
Email: KosmosGeneralCounsel@kosmosenergy.com; jdoughty@kosmosenergy.com
Section 8.4    Operation of Business of the Purchaser. From the Execution Date until the Closing, except (x) as expressly contemplated by this Agreement or (y) as expressly consented to by Seller (which consent shall not be unreasonably delayed, withheld or conditioned), Purchaser shall not, and shall cause the Purchaser Entities, as applicable, not to:

(a)    repurchase or otherwise acquire, or offer to repurchase or otherwise acquire, any Securities of Parent or Purchaser, except as permitted by the Parent Equity Plan or any applicable award Contract thereunder;
(b)    amend or adopt any change to any Governing Documents of Parent or Purchaser;
(c)    issue any Securities of Parent or Securities convertible into Securities of Parent other than (i) under any Parent Equity Plan or any applicable award Contract thereunder, or (i) issuances of Parent Common Equity through any private or public registered offering or other transaction of up to 2% (excluding issuances under any Parent Equity Plan or any applicable award Contract thereunder) of the shares of Parent Common Equity issued and outstanding as of the Execution Date, in the aggregate;
(d)    declare, issue, pay or make, or set a record date prior to the Closing with respect to, any dividend or distribution to holders of Parent Common Equity, or set aside any funds for the purpose thereof, except for dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent to Parent or a direct or indirect wholly-owned Subsidiary of Parent;
(e)    change in any material respect the material accounting principles, practices or methods of Purchaser or any Purchaser Entity, except as required by the Accounting Principles or statutory accounting requirements or similar principles in non-U.S. jurisdictions;
(f)    split, combine or reclassify any of the outstanding Securities of Parent or any Purchaser Entity;
(g)    adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction whereby any Person or group acquires more than a majority of the outstanding equity interests of Parent or any Purchaser Entity;
(h)    take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the transactions contemplated by this Agreement or the Transaction Documents; or
(i)    agree or commit to do any of the foregoing.
Section 8.5    Closing Efforts and Further Assurances.
(a)    Subject to the terms and conditions of this Agreement, Seller and Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby, including by using commercially reasonable efforts to (i) cause the conditions precedent of Seller (in the case of Purchaser) and of Purchaser (in the case of Seller) set forth in Article 9 to be satisfied (provided that the commercially reasonable efforts of a party shall not obligate a party to waive any such condition), (i) obtain all necessary Consents, (including the expiration or termination of any waiting periods) from Governmental Authorities and the making of all necessary registrations, declarations and filings with Governmental Authorities (and, in the case of filings required to be made pursuant to the HSR Act, making such filings not later than 10 Business Days after the Execution Date) and take all steps as may be necessary to avoid, or to have terminated, if begun, any action, suit or proceeding by any Governmental Authority by the End Date, (i) execute and deliver additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of, this Agreement and (i) defend any investigations, actions, suits or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to avoid the entry of, or to have reversed, terminated, lifted or vacated, any stay, temporary restraining order or other injunctive relief or order entered by any Governmental Authority that could prevent or delay the consummation of the transactions contemplated hereby.
(b)    Notwithstanding anything to the contrary in this Section 8.5 or otherwise, Purchaser shall take, or cause to be taken (including by its Affiliates), any and all steps and to make, or cause to be paid (including by its Affiliates), any and all undertakings necessary to resolve such objections, if any, that a Governmental Authority may assert under the HSR Act with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable, including, without limitation, (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, assets, Securities, product lines or properties of Purchaser (or its Affiliates) or the Company Group or any Securities in any joint venture held by Purchaser (or its Affiliates) or the Company Group, (i) creating, terminating or divesting relationships, ventures, contractual rights or obligations of Purchaser (or its Affiliates) or the Company Group and (i) otherwise taking or committing to take any action that would limit Purchaser’s (or its Affiliates’) freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, Securities, product lines or properties of Purchaser (or its Affiliates) or the Company Group or any Securities in any joint venture held by Purchaser (or its Affiliates) or the Company Group (each of the foregoing clauses (i) through (iii), a “Regulatory Remedial Action”); provided, however, neither Purchaser nor any of its Affiliates shall be required to agree to any Burdensome Condition.
(c)    In furtherance and not in limitation of the foregoing, Seller and Purchaser shall, to the extent permitted by applicable Law, (i) furnish to the Other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the Other Party pursuant to any applicable Law in connection with the transactions contemplated hereby, (i) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or by any other Governmental Authority in respect of such registrations, declarations and filings or such transactions, (i) promptly notify the Other Party of any material communication between that Party and the FTC, the DOJ or any other Governmental Authority, (i) discuss with and, to the extent reasonably practicable, permit the Other Party (and its counsel) to review in advance, and consider in good faith the Other Party’s reasonable comments in connection with, any proposed filing or communication to the FTC, the DOJ, or any other Governmental Authority or, in connection with any proceeding by a private party to any other Person, relating to any regulatory Law or any investigation or other action, suit or proceeding pursuant to any regulatory Law in connection with the transactions contemplated hereby, (i) not participate or agree to participate in any meeting, telephone call or discussion with the FTC, the DOJ or any other Governmental Authority in respect of any filings, investigation or inquiry relating to any regulatory Law or any investigation or other action, suit or proceeding pursuant to any regulatory Law in connection with this Agreement or the transactions contemplated hereby unless it, to the extent reasonably practicable, consults with the Other Party in advance and, to the extent permitted by such Governmental Authority, gives the Other Party the opportunity to attend and participate in such meeting, telephone call or discussion, (i) furnish the Other Party promptly with copies of all correspondence and communications relating to any regulatory Law or any investigation or other action, suit or proceeding pursuant to any regulatory Law between them and their Affiliates and their respective representatives on the one hand, and the FTC, the DOJ or any other Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby, and (i) cooperate in good faith with the Other Party in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under the HSR Act or any other regulatory Law with respect to any such registration, declaration and filing or any such transaction. Anything to the contrary in this Section 8.5(c) notwithstanding, materials provided to the Other Party or its outside counsel may be redacted to remove references concerning the valuation of the Purchaser and its Subsidiaries or the members of the Company Group or as necessary to address reasonable privilege concerns. In furtherance and not in limitation of the foregoing, Seller and Purchaser agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior consent of the Other Party, not to be unreasonably withheld or delayed. Purchaser shall bear any filing fees in connection with any filings made pursuant to the HSR Act, other than in connection with the Restructuring, which shall be deemed to be a Transaction Cost.
(d)    Notwithstanding the foregoing, nothing in this Section 8.5 shall require, or be construed to require Seller or any of its Affiliates (other than the members of the Company Group, but in the case of the Company Group subject to completion of the Closing and pursuant to any agreement reached by Purchaser with respect to the Company Group for periods following the Closing) to agree to any Regulatory Remedial Action or CFIUS Remedial Action or sell, divest, discontinue, hold separate or limit any assets, businesses or interests, terminate, modify, or create any ventures, terminate or modify any existing relationships, contractual rights or obligations, effectuate any other changes or restructurings, create any contractual rights or obligations or firewalls, refrain from making any investment or acquisition, or any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests.
(e)    The Parties acknowledge and agree that the provisions of this Section 8.5 (other than clauses (d) and (e)) shall not apply to any matters relating to the DPA, CFIUS or the CFIUS Approval. Notwithstanding anything to the contrary in this Agreement (including this Section 8.5):

(i)    In no event shall Purchaser or Seller or any of their respective Affiliates (including Parent and any of its Affiliates) or its and their respective Representatives initiate any communication with the Committee on Foreign Investment in the United States, any member agency thereof or any representative, agent or employee thereof (collectively, “CFIUS”) acting under the DPA, regarding the transactions contemplated by this Agreement; provided, however, that if CFIUS initiates any inquiry, communication, review or request to submit a joint declaration or voluntary notice (“CFIUS Notice”) under the DPA, such Party shall promptly inform the Other Party of such inquiry or communication and the following obligations shall become effective. Purchaser and Seller shall take commercially reasonable efforts to persuade CFIUS that there is no national security threat associated with the transactions contemplated by this Agreement and that no CFIUS Notice is necessary. If Purchaser believes in good faith that it cannot persuade CFIUS that it is not necessary to submit a CFIUS Notice, Purchaser and Seller shall use commercially reasonable efforts to persuade CFIUS to allow the transaction to close as promptly as practicable, pending any review or investigation, and the Purchaser and Seller shall submit as promptly as practicable a complete CFIUS Notice that is in full compliance with the DPA (the “Requested CFIUS Filing”). Seller and Purchaser shall each, to their fullest ability, comply with the provisions of the DPA during the pendency of the CFIUS review or investigation, including with respect to any required timeframe for responding to a CFIUS request for information. Purchaser and Seller and their respective Affiliates shall use their commercially reasonable efforts to take any and all steps advisable, necessary or desirable to finally and successfully obtain the CFIUS Approval as promptly as practicable and in no event later than the End Date, including but not be limited to the following (provided, however, in no event shall Purchaser or any of its Affiliates be required to agree to any Burdensome Condition): proposing, negotiating, committing to, entering into and effecting, by mitigation agreement, voting trust agreement or proxy agreement, letter of assurance, security control agreement, special security arrangement, restrictions or actions that after the Closing would limit Purchaser’s or any of its Affiliates’ freedom of action, ownership, control, influence, management or access over the business, property or assets of the Company Group or Purchaser or any of its Affiliates (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing) (a “CFIUS Remedial Action”).
(ii)    In the event that CFIUS takes any action or threatens to take any action (prior to or after the submission of the CFIUS Notice) to challenge, suspend or prohibit the transactions contemplated by this Agreement or to prevent or delay the Closing, Purchaser and its Affiliates shall take any and all actions necessary, including but not limited to any CFIUS Remedial Action to avoid or resolve such challenge or threatened suspension or prohibition, provided, however, neither Purchaser nor any of its Affiliates shall be required to agree to any Burdensome Condition. Purchaser and Seller shall be jointly entitled to direct any proceedings or negotiations with CFIUS after consulting with each other.
(iii)    Each of Seller and Purchaser shall, in connection with the efforts referenced in Section 8.5(e) to obtain CFIUS Approval:

(A)    cooperate in all respects and consult with each other in connection with any filing, submission, or other written communication and in connection with any review or investigation or other inquiry under the DPA, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings, submissions, and other written communications, provided that such advance review is not required where it would reasonably prevent the Parties from satisfying a deadline imposed by CFIUS or the communication was initiated by CFIUS and it was impracticable to provide the Other Party an opportunity to participate.
(B)    to the extent permitted by Law, promptly inform the other party of any communication received by such party from, or given by such party to CFIUS, by promptly providing copies to the other party of any such written communications, and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement;
(A)    to the extent permitted by Law, use commercially reasonable efforts to permit the other party to review in advance any written communication that it gives to, and consult with each other in advance of any meeting, telephone call or conference or communication with CFIUS or any agency, division or branch of the United States Government regarding the DPA review or investigation of the transactions contemplated by this Agreement; provided, however, that materials exchanged under (i), (ii) and (iii) may be redacted (A) to remove references concerning the valuation of Purchaser or the Company Group (or any of their Affiliates), (B) as necessary to address reasonable privilege or confidentiality concerns and (C) to remove any personal identifying information, as defined in the DPA; and
(B)    not attend or participate in any meetings with CFIUS without the other party, unless otherwise requested by CFIUS or as agreed by the Parties.
(iv)    The parties may designate, as they deem advisable and necessary, any sensitive information materials required to be provided to the other under this Section 8.5(e) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials or its counsel.
(v)    “CFIUS Approval” means that either:
(A)    Seller and Purchaser each shall have received any of the following: (A) a written determination from CFIUS that the transactions contemplated by this Agreement are not subject to the DPA; or (A) a written confirmation from CFIUS of the completion of the review and, if applicable, investigation of the transactions contemplated by this Agreement and a written determination from CFIUS that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement; or
(B)    (A) the period of time for any applicable review or investigation pursuant to the DPA shall have expired and the President of the United States shall not have taken action to block or prevent the consummation of the transactions contemplated by this Agreement, or (A) the President of the United States shall have provided written notice of his decision not to take such action.
Section 8.6    Amendment of the Disclosure Schedule.
(a)    From time to time prior to the date that is five Business Days prior to the Closing Date, Seller may at its option supplement or amend and deliver updates to (or add schedules to) the Disclosure Schedules as necessary to complete or correct any information in such Schedules or in any representation or warranty in Article 4 or Article 5 (each, a “Seller Schedule Update”); provided that, in the event of any Seller Schedule Update, (i) if Seller acknowledges that as a result of the facts disclosed in such Seller Schedule Update Purchaser shall have the right to terminate this Agreement pursuant to Section 12.1(b) and (i) Purchaser elects to consummate the Closing, and the Seller Schedule Update pursuant to this Section 8.6(a) relates to any matter first arising after the date of this Agreement, then, such Seller Schedule Update shall be deemed to amend the Disclosure Schedules prepared by Seller and delivered to Purchaser hereunder. If Seller does not acknowledge that Purchaser has the right to terminate this Agreement pursuant to Section 12.1(b), then such Seller Schedule Update shall not be deemed to be effective for purposes of this Agreement.
(b)    From time to time prior to the date that is five Business Days prior to the Closing Date, Purchaser may at its option supplement or amend and deliver updates to (or add schedules to) the Disclosure Schedules as necessary to complete or correct any information in such Schedules or in any representation or warranty in Article 6 (each, a “Purchaser Schedule Update”); provided that, in the event of any Purchaser Schedule Update, (i) if Purchaser acknowledges that as a result of the facts disclosed in such Purchaser Schedule Update, Seller shall have the right to terminate this Agreement pursuant to Section 12.1(c) and (i) Seller elects to consummate the Closing, and the Purchaser Schedule Update pursuant to this Section 8.6(b) relates to any matter first arising after the date of this Agreement, then such Purchaser Schedule Update shall be deemed to amend the Disclosure Schedules prepared by Purchaser and delivered to Seller hereunder. If Purchaser does not acknowledge that Seller has the right to terminate this Agreement pursuant to Section 12.1(c), then such Purchaser Schedule Update shall not be deemed to be effective for purposes of this Agreement.
Section 8.7    Press Releases. Any initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed upon by Seller and Purchaser. Thereafter, Seller and Purchaser shall consult with each other and provide each other with the opportunity to review and comment upon any press release or other public statements with respect to the transactions contemplated hereby or this Agreement and Seller and Purchaser shall not, and shall cause their respective Affiliates not to, issue any such other press release or other public statements prior to such consultation, except as may be required by applicable Law or any listing agreement related to the trading of the shares of Purchaser on any national securities exchange, in which case the Party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the Other Party and provide the Other Party with an opportunity to review and comment on the content of the proposed disclosure, which comments such Party shall consider in good faith, acting reasonably, before issuing any such press release or making any such public announcement; provided, however, that (i) each of Seller and Purchaser and their respective Affiliates may make press releases or public announcements concerning this Agreement or the transactions contemplated hereby if the substance of such releases or announcements was previously disclosed in previous press releases or announcements made by Seller and/or the Purchaser in compliance with this Section 8.7, (i) Purchaser and its Affiliates may make any public statements in response to questions by the press, analysts, investors or analysts or those participating in investor calls or industry conferences, so long as the substance of such statements was previously disclosed in previous press releases, public disclosures or public statements made by Purchaser and/or Seller and their respective Affiliates in compliance with this Section 8.7 and (i) Purchaser and its Affiliates may make statements to Governmental Authorities or any Third Party holding preferential rights to purchase, rights of consent, or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments, or terminations of such rights, or seek such consents. Each of Seller and Purchaser shall be liable for the compliance of its Affiliates with the terms of this Section 8.7.
Section 8.8    Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred by Seller in connection with or related to the authorization, preparation, or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants, and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.
Section 8.9    Records. Purchaser shall preserve and keep a copy of all Records in Purchaser’s or the Company Group’s possession for a period of at least seven years after the Closing Date. After such seven year period, before Purchaser shall dispose of any such Records, Purchaser shall give Seller at least 90 days’ Notice to such effect, and Seller shall be given an opportunity, at Seller’s cost and expense, to remove and retain all or any part of such Records as Seller may select. From and after Closing, Purchaser shall provide to Seller, at Seller’s expense, reasonable access to such books and records as remain in Purchaser’s possession and reasonable access to the Assets and other properties and employees of Purchaser in connection with matters relating to the ownership or operations of the Assets on or before the Closing Date, or any claims or disputes (a) amongst any members of the Seller Group or (a) with any Third Parties.
Section 8.10    Change of Name; Removal of Name. Notwithstanding any other provision of this Agreement to the contrary:
(a)    from and after Closing, Purchaser agrees, on behalf of Purchaser and each member of the Company Group, that they (i) shall have no right to use the name “First Reserve” or any Trademark Rights related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or a derivative thereof (collectively, the “Subject Marks”), and

(i) will not at any time market, promote, advertise or offer for sale any products, goods or services utilizing any of the Subject Marks or otherwise hold themselves out as having any affiliation with Seller or any of its Affiliates; provided, however, that nothing shall prevent, restrict or otherwise limit Purchaser or any of its Affiliates from making general statements regarding the historical relationship between the Company Group and Seller or any of its Affiliates. In furtherance thereof, as promptly as reasonably practicable after Closing, and in any event, no later than 60 days after the Closing Date, Purchaser and the Company Group shall: (1) change the legal name of each member of the Company Group to a name which does not include any Subject Marks and file all documentation reasonably necessary to change the legal name of each member of the Company Group in all applicable jurisdictions; and (1) remove, strike over, cover or otherwise obliterate all Subject Marks from all materials, including, without limitation, any vehicles, business cards, schedules, stationary, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.
(b)    from and after Closing, Seller agrees, on behalf of itself and its Affiliates, that they (i) shall have no right to use the name “Deep Gulf Energy” or any Trademark Rights related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or a derivative thereof (collectively, the “Drum Marks”), and (i) will not at any time market, promote, advertise or offer for sale any products, goods or services utilizing any of the Drum Marks or otherwise hold themselves out as having any affiliation with Purchaser or any of its Affiliates (including, after Closing, the Company Group); provided, however, that nothing shall prevent, restrict or otherwise limit Seller or any of its Affiliates from making general statements regarding the historical relationship between the Company Group and Seller or any of its Affiliates. In furtherance thereof, as promptly as reasonably practicable after Closing, and in any event no later than 60 after the Closing Date, Seller and its Affiliates shall: (1) change their legal names to a name which does not include any Drum Marks and file all documentation reasonably necessary to change such legal names in all applicable jurisdictions; and (1) remove, strike over, cover or otherwise obliterate all Drum Marks from all materials, including, without limitation, any vehicles, business cards, schedules, stationary, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.
Section 8.11    Seismic Licenses.
(a)    Purchaser acknowledges that one or more members of the Company Group holds the data and geophysical licenses and permits described on Schedule 8.11 (each a “Seismic License”). Pursuant to the terms of such Seismic Licenses, the consummation of the transactions contemplated hereunder may require the consent of the applicable licensor, or the payment of one or more transfer, assignment or change of control fees or payments unless the applicable member of the Company Group cancels or terminates such Seismic License. Within 20 Business days following the Execution Date, with Seller’s reasonable assistance and cooperation, Purchaser shall determine which Seismic Licenses should be designated on Part A of Schedule 8.11 and which Seismic Licenses should be designated on Part B of Schedule 8.11.
(b)    With respect to those Seismic Licenses to be described on Part A of Schedule 8.11, Purchaser has elected that at or after Closing  the applicable member of the Company Group pay to the applicable Third Party under such Seismic License any and all transfer, assignment or change of control fees or payments required under such Seismic Licenses in connection with the consummation of the transactions contemplated hereunder (other those that the Third Party expressly designates in writing result from to the Restructuring, in which case such fees or payment shall be considered Transaction Costs),  in no event shall such payment of fees or payments result in any downward reduction to the Unadjusted Purchase Price and  Purchaser and the Company Group shall, after Closing, indemnify, defend and hold harmless each member of the Seller Group from any and all Damages arising out of the payment, mispayment or failure to pay such fees and payments, except to the extent the Third Party under such Seismic License expressly designates in writing that such fees or payments result from the Restructuring or any action taken during the Pre-Closing Period (other than the execution of this Agreement or the consummation of the transactions contemplated hereby, other than the Restructuring), in which case such fees and payments shall be considered Transaction Costs and shall result in downward reduction to the Unadjusted Purchase Price.
(c)    With respect to those Seismic Licenses to be described on Part B of Schedule 8.11, Seller shall, at its option, elect to cause the Company Group either to cancel and terminate such Seismic Licenses and destroy and/or return to the applicable counterparties under such Seismic Licenses any and all data, information and records required to destroyed or returned under the terms thereof or  assign such Seismic Licenses to Seller or its designee and such Seismic Licenses shall be treated as Excluded Assets hereunder; provided that any and all transfer, assignment or change of control fees or payments required to be paid (or that are paid) by the Company Group under such Seismic Licenses in connection with their cancelation, termination or assignment as contemplated by this Section 8.11(c), shall be considered Transaction Costs and shall result in downward reduction to the Unadjusted Purchase Price.
Section 8.12    Employee Matters.
(a)    During the period commencing on the Closing Date and ending on the date that is 24 months after the Closing Date, the Purchaser shall, and shall cause its Affiliates to, provide each individual who is an employee of any member of the Company Group as of immediately prior to the Closing (each, a “Continuing Employee”) with: (i) base salary or hourly wages, as applicable, that are no less than the base salary or hourly wages provided to such Continuing Employee as of the time immediately prior to Closing and (i) for the period after December 31, 2018, (A) annual cash bonus opportunities, (A) long-term equity incentive compensation opportunities and (A) other employee benefits (other than severance benefits) that are, in each case, no less favorable than those provided to similarly situated employees of Purchaser and its Affiliates. During the period commencing on the Closing Date and ending on December 31, 2018, Purchaser shall, and shall cause its Affiliates to, maintain the Company Plans on terms and conditions no less favorable than those in effect immediately prior to the Closing Date, including with regard to (x) employer contribution levels, (y) annual bonus amounts and performance metrics (which bonus amounts shall be pro-rated for the period between the Effective Time and December 31, 2018) and (z) paid time off, including policies with respect to accrued, unused paid time off. If any Continuing Employee has accrued, unused paid time off under the applicable Company Plan as of December 31, 2018, Purchaser shall, or shall cause its Affiliate to, pay out to such Continuing Employee such accrued, unused paid time off, which payout shall occur on Purchaser’s or its Affiliate’s first regularly scheduled pay date that is on or after January 1, 2019.
(b)    With respect to any employee benefit plans or arrangements (including under any Company Plan or any other applicable 401(k), medical, dental, life insurance, vacation, leave or severance plan) provided, sponsored, maintained or contributed to by the Purchaser or its Affiliates (collectively, “Purchaser Plans”) in which any Continuing Employee is eligible to participate on or after the Closing Date, the Purchaser shall, and shall cause its Affiliates to, recognize all service of such Continuing Employee with the Company Group and any predecessor employer as if such service were with Purchaser for purposes of eligibility to participate and vesting, but not for benefit accrual purposes (except for vacation and severance); provided, however, that such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits for the same period of service or (i) such service was not recognized under the corresponding Company Plan.
(c)    With respect to any Purchaser Plans that are “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) (collectively, “Purchaser Welfare Plans”) in which a Continuing Employee is eligible to participate on or after the Closing, the Purchaser shall, and shall cause its Affiliates to: (i) waive all pre-existing condition limitations, waiting period provisions, payments required to avoid a waiting period, actively-at-work requirements and any other restriction that would prevent immediately or full participation by any Continuing Employee, in each case, to the same extent such limitations, requirements and restrictions did not apply or were satisfied under the corresponding Company Plan prior to the Closing Date and (i) use commercially reasonable efforts to give effect to claims incurred, amounts paid by and amounts reimbursed to any Continuing Employee prior to the Closing Date when determining any deductible and maximum out-of-pocket limits under the Purchaser Welfare Plans following the Closing Date for the calendar year in which the Closing occurs, in each case, to the same extent recognized under the corresponding Company Plan prior to the Closing.
(d)    The Purchaser shall provide or cause to be provided to each Continuing Employee whose employment with the Purchaser or its Affiliate terminates pursuant to an Involuntary Termination during the 18-month period immediately following the Closing Date with a cash severance payment in an amount equal to the base salary or hourly wages, as applicable, that such employee would have been eligible to receive if he or she had remained continuously employed by the Purchaser or its Affiliate through the end of such 18-month period (the “Severance Payment”), which Severance Payment shall be payable in a lump sum within 60 days following the date of such termination, subject to such Continuing Employee’s execution and non-revocation of a customary and reasonable release of claims in favor of the Purchaser and its Affiliates (including the Company Group) (which release may include customary and lawful non-disclosure restrictions but which release shall not introduce new terms with respect to non-competition or non-solicitation of customers or suppliers); provided, however, that if such Continuing Employee has entered into an employment, severance or change in control agreement with any member of the Company Group or Purchaser or any of its Affiliates or otherwise participates in any other Company Plan or Purchaser Plan that provides for severance pay (an “Other Severance Arrangement”) and such employee is eligible for severance pay or other benefits pursuant to such Other Severance Arrangement as a result of his or her Involuntary Termination, then the Purchaser or its Affiliate shall provide such employee with either (x) the severance pay and other benefits provided for under Other Severance Arrangement (and not the Severance Payment provided for under this Section 8.12(d)) if such severance pay and other benefits under the Other Severance Arrangement exceed the Severance Payment provided for in this Section 8.12(d) or (y) the Severance Payment provided for in this Section 8.12(d), offset by the amount of any severance payable to such Continuing Employee under the Other Severance Arrangement. For purposes of this paragraph, the term “Involuntary Termination” means any termination of such Continuing Employee’s employment with the Purchaser or its Affiliate which results from (i) a termination by the Purchaser or its Affiliate without “cause” (as defined in the Parent Equity Plan) or (i) a resignation by such employee on or before the date which is 75 days after the date upon which such employee receives notice of a (A) reduction in such employee’s base compensation or employee benefits (provided that the provision of employee benefits by Purchaser and its Affiliates in accordance with Section 8.12(a)(ii) shall not constitute grounds for an Involuntary Termination), (A) material diminution in such employee’s authority or responsibilities, (A) change in the location of such employee’s principal place of employment by more than 50 miles from the location where such employee was principally employed immediately prior to the Closing Date or (A) Purchaser’s or its Affiliate’s material breach of such employee’s employment agreement with a member of the Company Group, if any; provided, that (1) the event described in clauses (A) through (D) above arose without such employee’s written consent, (1) the Continuing Employee provides Purchaser with written notice specifying the occurrence of such event within 30 days after such event first occurs and (1) Purchaser and its Affiliates fail to cure such event within 30 days after receipt of such written notice from the Continuing Employee. For the avoidance of doubt, the term “Involuntary Termination” shall not include a termination of a Continuing Employee’s employment as a result of his or her death or Disability (as defined in the Parent Equity Plan).
(e)    To the extent that any obligations under WARN (collectively, “WARN Obligations”) arise with respect to any employee of any member of the Company Group who is found to have suffered an “employment loss” under WARN on or after the Closing or who, by reason of actions by Purchaser or its Affiliate after the Closing, is deemed to have suffered an “employment loss” under WARN at or prior to the Closing, Purchaser shall be solely responsible for such WARN Obligations; provided, that no later than 15 days prior to the Closing Date, Seller has provided Purchaser with a true and accurate schedule indicating how many employees of the Company Group have had their employment terminated or have been notified of an “employment loss” (as defined by the federal WARN Act) during the preceding 90-day period, which schedule shall be updated by Seller as of the Closing Date.
(f)    Prior to the Closing, Seller shall cause each member of the Company Group to take such actions as Purchaser may reasonably request so as to enable the Purchaser and its Affiliates (including the Company Group) to effect such actions relating to any Company Plan as Purchaser may deem reasonably necessary or appropriate, including terminating such plan, program or arrangement prior to the Closing (subject to the terms of such plan, program or arrangement and applicable Law).

(g)    Notwithstanding anything herein to the contrary and without limiting the generality of Section 14.12, all provisions contained in this Section 8.12 are included for the sole benefit of the Parties, and nothing in this Agreement or any other Transaction Document, whether express or implied, shall be treated as an amendment or other modification of any Company Plan, Purchaser Plan or other employee benefit plan, agreement or other arrangement, shall limit the right of the Purchaser or any of its Affiliates to amend, terminate or otherwise modify any Company Plan, Purchaser Plan or other employee benefit plan, agreement or other arrangement following the Closing Date or shall confer upon any other Person who is not a party to this Agreement (including any current or former Service Provider or Continuing Employee or any participant in any Company Plan, Purchaser Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)) any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
Section 8.13    Hedges. Purchaser acknowledges and agrees that none of the Hedges shall be liquidated prior to Closing. From and after Closing, Purchaser and each member of the Company Group shall (i) pay and be responsible for any and all Damages arising out of or in connection with the Hedges, including any breakage and settlement costs and expenses in connection with the Hedges and any and all costs and expenses with respect to any liquidations thereof and (i) be entitled to any and all proceeds, payments and benefits arising out of or in connection the Hedges, including any and all settlements and payments in connection with any liquidations thereof.
Section 8.14    Restructuring. Prior to the Closing, Seller shall cause the Restructuring to be consummated in accordance with the Restructuring Agreement.
Section 8.15    Listing Application. At the Closing, Purchaser shall cause the Equity Purchase Price to be issued in accordance with all applicable securities Laws and the rules and policies of the New York Stock Exchange. Without limiting the generality of the foregoing, Purchaser shall use commercially reasonable efforts cause all such filings with the New York Stock Exchange to be completed and otherwise to take all such actions as may be reasonably necessary for the Equity Purchase Price to be approved for listing on the New York Stock Exchange from and after the time of Closing, subject to official notice of issuance.
Section 8.16    Termination of Related Party Agreements and Intercompany Accounts. Except with respect to the Excluded Arrangements, prior to the Closing, Seller shall, and shall cause the Company Group to, (a) pay, settle or discharge all account balances owed from any member of the Company Group to any Related Party and (a) terminate all Contracts between or among any member of the Company Group, on the one hand, and any Related Party, on the other hand (and any Related Party Contract), in each case without any continuing Liability of any of the members of the Company Group thereunder. Prior to the Closing, Seller shall deliver to Purchaser written evidence of each such termination. For purposes of this Agreement, “Excluded Arrangements” means (i) any employment, severance or other similar arrangements with directors, officers or employees of the Company Group in their capacities as such (including, for the avoidance of doubt, any invention and non-disclosure, restrictive covenant or similar agreements), (i) compensation for services performed by a Related Party as director, officer or employee of the Company Group and amounts reimbursable for routine travel and other business expenses in the ordinary course of business consistent with past practices, (i) the Transaction Documents, (i) agreements entered into on arm’s-length terms in the ordinary course of business with customers, suppliers, service providers or other commercial counterparties, (i) the Organizational Documents of the Company Group and (i) the Contracts set forth on Schedule 8.16. All Intercompany Account Balances shall be settled in full in cash and eliminated prior to Closing.
Section 8.17    Indemnification of Directors and Officers.
(a)    Purchaser agrees that, from the Closing Date until the six year anniversary date of the Closing Date, Purchaser shall not, and shall not permit its Subsidiaries and Affiliates to, amend, repeal or modify any obligation relating to indemnification of each present and former director, manager or officer of each member of the Company Group (in all of their capacities) (collectively, the “Company Group Indemnified Parties”) arising under the Governing Documents of the applicable members of the Company Group in existence on the Closing Date in any manner that would adversely affect the rights thereunder of any such individual. From and after the Closing Date, Purchaser shall indemnify and hold harmless (and advance expenses to) the Company Group Indemnified Parties as provided in the Governing Documents of the applicable member of the Company Group in existence as of the Closing, which Governing Documents have been provided to Purchaser prior to the date hereof.
(b)    At or prior to the Closing Date, Seller shall cause the Company Group to purchase (at Purchaser’s sole cost and expense), and, following the Closing Date, the Purchaser shall cause the Company Group to maintain for six years after the Effective Time, for the benefit of the Company Group Indemnified Parties the D&O Insurance with an insurer or insurers with the same or better credit rating as the current carrier or carriers of the Company Group, which D&O Insurance shall provide coverage for acts or omissions occurring prior to the Effective Time and cover each such person covered by directors’ and officers’ liability insurance policies of the Company Group in effect on the Executive Date on terms with respect to coverage and in amounts no less favorable in the aggregate than the directors’ and officers’ liability insurance policies of the Company Group in effect on the Execution Date; provided, however, that in no event shall the Company Group expend for such D&O Insurance an aggregate amount in excess of 300% of the amount per annum the Company Group paid in its last full fiscal year for its existing coverage; and provided, further, however, that if the aggregate premium for such insurance coverage exceeds 300% of such annual amount, the Company Group shall obtain as much coverage as reasonably practicable for a cost not exceeding such amount.
(c)    The provisions of this Section 8.17 are (i) intended to be for the benefit of, and will be enforceable by, each Company Group Indemnified Party and (i) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. Purchaser shall pay all reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Company Group Indemnified Party in enforcing the indemnity obligations provided in this Section 8.17 unless it is ultimately determined that such Company Group Indemnified Party is not entitled to such indemnity.

(d)    For a period of six years after the Effective Time, if Purchaser, or any of its successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (i) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Purchaser honor the indemnification obligations set forth in this Section 8.17.
Section 8.18    Section 16(b) Matters. Prior to the Closing, Purchaser shall, and shall cause its Affiliates to, take all such steps as may be required to cause any acquisition of Securities of Parent (including derivative securities with respect thereto) resulting from the transactions contemplated hereby by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 under the Exchange Act.
Section 8.19    Takeover Laws. If any Takeover Laws or any anti-takeover provision or restriction on ownership in the Governing Documents of Purchaser or Parent is or may become applicable to the transactions contemplated hereby, Purchaser shall grant such approvals and take all such actions as are necessary or advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation or provision in Purchaser’s or Parent’s Governing Documents on such transactions. As used in this Agreement, “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations, including Section 203 of the General Corporation Law of the State of Delaware.
Section 8.20    Indebtedness. Prior to or at the Closing, Seller (a) shall  negotiate and obtain, or cause the members of the Company Group to negotiate and obtain, (i) releases of all Liens securing Credit Document Indebtedness, any Post-Effective Time Indebtedness and any other Indebtedness For Borrowed Money that are burdening the Subject Securities and the Assets, (i) written authorizations to file UCC-3 termination statements written releases in all applicable jurisdictions to evidence the release of Liens securing Credit Document Indebtedness, any Post-Effective Time Indebtedness and any other Indebtedness For Borrowed Money that are burdening the Subject Securities and the Assets, and (i) all instruments and agreements to effect and file of record the release of all Liens securing Credit Document Indebtedness, any Post-Effective Time Indebtedness and any other Indebtedness For Borrowed Money that are burdening the Subject Securities and the Assets and  (a) payoff (including by directing the Purchaser to pay a portion of the Closing Payment to the applicable lenders in accordance with Section 10.3(a) with respect to all Credit Document Indebtedness, any Post-Effective Time Indebtedness and any other Indebtedness For Borrowed Money with proceeds from the Closing Payment). No later than two Business Days prior to the Closing Date, Seller shall deliver to Purchaser drafts of customary lender undertakings by the applicable creditor(s) (or the administrative agent on behalf thereof, if applicable), to release in full, upon payment of the amounts under the Credit Document Indebtedness, any Post-Effective Time Indebtedness and any other Indebtedness For Borrowed Money with the proceeds from the Closing Payment.

Section 8.21    Section 280G Matters.
(a)    To the extent that (1) any “disqualified individual” (as such term is defined for purposes of Section 280G of the Code) of the Company Group (a “Disqualified Individual”) would be entitled to any payment or benefit as a result of the transactions contemplated by this Agreement or any other Transaction Document (either alone or upon the occurrence of any additional or subsequent events), and (1) such payment or benefit could potentially constitute a “parachute payment” under Section 280G of the Code or could reasonably be expected to result in the imposition of any excise Tax imposed under Section 4999 of the Code, Seller shall, prior to the Closing:
(i)    use its best efforts to obtain a binding written waiver by such Disqualified Individual (each, an “Excess Parachute Waiver”) of any portion of such parachute payment as exceeds 2.99 times such individual’s “base amount” within the meaning of Section 280G(b)(3) of the Code (collectively, the “Excess Parachute Payments”) to the extent such Excess Parachute Payments are not subsequently approved pursuant to a stockholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and Treasury Regulations § 1.280G-1 thereunder (the “280G Stockholder Approval Requirements”);
(ii)    provide all required disclosure to all Persons entitled to vote under Section 280G(b)(5)(B)(ii) of the Code and hold a vote of stockholders in the manner intended to satisfy the 280G Stockholder Approval Requirements; and
(iii)    seek stockholder approval in a manner that satisfies the 280G Stockholder Approval Requirements in respect of the Excess Parachute Payments payable to all such Disqualified Individuals.
(b)    The Excess Parachute Waivers, disclosure to stockholders and any other resolutions, notices or other documents issued, distributed, adopted or executed in connection with the implementation of this Section 8.21 shall be subject to Purchaser’s prior review and comment, and Seller shall revise any such documentation to take into account any reasonable comments made by Purchaser; provided that Purchaser shall in no way be responsible for any of the content of such disclosure except for information supplied in writing by Purchaser expressly for inclusion therein.
(c)    To the extent any Excess Parachute Payments are not approved as contemplated in Section 8.21(a)), such Excess Parachute Payments shall not be made or provided. Prior to the Closing Date, Seller shall deliver to Purchaser written evidence of satisfaction of the 280G Stockholder Approval Requirements or written notice of the non-satisfaction thereof.
Section 8.22    Mechanical Integrity.
(a)    After the Closing until the date that is 12 months after the Closing Date, Purchaser may notify Seller in writing upon the discovery of any Mechanical Integrity Failure (each such notice, a “Mechanical Integrity Notice”). The Mechanical Integrity Notice shall include (i) a detailed description of the facts and circumstances known to Purchaser surrounding the Mechanical Integrity Failure, together with all internal and external reports, analysis and testing results in Purchaser’s possession (or that are available to Purchaser using commercially reasonable efforts)

that form the basis for such Mechanical Integrity Notice or otherwise related to the applicable Mechanical Integrity Failure, (i) a detailed description of the repair, replacement, remediation or mitigation proposed to be undertaken by Purchaser to resolve the Mechanical Integrity Failure and (i) Purchaser’s Estimate.
(b)    For purposes of this Section 8.22:
(i)    “Jumper” means, in each case to the extent the same are part of the Assets as of Closing, any short pipe that is used to connect a subsea tree to a pipeline end termination set for a flowline.
(ii)    “Mechanical Integrity Failure” means, other than the matters set forth on Schedule 8.22, any physical condition existing with respect to any Subsea Equipment that, if not repaired, replaced, mitigated or remediated from and after the Closing and prior to the date that is 12 months after the Closing Date, would result in, or would reasonably be expected to result in, a violation of applicable Environmental Law on or prior to the date that is 12 months after the Closing Date; provided, however, in no event shall a “Mechanical Integrity Failure” be deemed to exist under this Agreement to the extent such physical condition was caused by (1) any action or inaction of the Company Group or Third Party operator of any Asset from and after the Closing (other than the operation by the Company Group or Third Party operator of the Subsea Equipment and related equipment for its intended purpose (including at system pressures not greater than those on average during the 12 months prior to the Closing) in the ordinary course of business as a reasonable and prudent operator), (1) any object falling on the Subsea Equipment (or otherwise falling on associated subsea facilities or equipment), (1) any action by any Third Party (other than Seller and its Affiliates) that results, directly or indirectly, in damage to the Subsea Equipment or (1) any act of God, hurricane, tornado, meteorological event, storm, loop currents, maritime collision, weather event, earthquake or other act of nature, in each of the cases of clauses (1) through (4) to the extent occurring after the Closing.
(iii)    “Mechanical Integrity Referee” means Bruce Crager of Endeavor Management, or an engineer with at least 15 years’ experience in subsea oil and gas equipment matters in the deep water Gulf of Mexico with adequate experience with Subsea Equipment, as selected by mutual agreement of Seller and Purchaser.
(iv)    “Purchaser’s Estimate” means Purchaser’s good faith estimate of the Total Cost of the Mechanical Integrity Failure to be included in the Mechanical Integrity Notice.
(v)    “Subsea Equipment” means, in each case to the extent the same are part of the Assets as of Closing, the flowlines of the Company Group in each case from and including the Jumper to the boarding valve.
(vi)    “Total Cost” means the costs and expenses actually incurred by the Company Group (which shall not exceed the Company Group’s share of any costs actually incurred by the operator of the applicable asset based on the Company Group’s net interest in the asset) to repair, replace, mitigate or remediate the applicable Subsea Equipment with a new or refurbished Subsea Equipment such that no Mechanical Integrity Failure would exist, in any case in the reasonable lowest cost manner allowed by the applicable Environmental Laws; provided, however, in no event shall the Total Cost (1)  include any Damages that may be incurred by the Company Group associated with any downtime of such Oil and Gas Properties (including any lost profits or revenues associated therewith) or (1) include any Damages or Liability resulting from a Release associated with such Mechanical Integrity Failure, whether during any inspection, operation, repair, replacement or otherwise; provided, further, that Total Cost shall include any costs incurred by the Company Group to cure any Mechanical Integrity Failure after the Effective Time and on or prior to the Closing.
(c)    Purchaser shall use commercially reasonable efforts (or such other efforts as may be required by Law) to mitigate or minimize all Liability and Damages upon and after becoming aware of any Mechanical Integrity Failure.
(d)    Following delivery of any Mechanical Integrity Notice, (i) Purchaser shall commence the repair, replacement, remediation or mitigation contemplated thereby as soon as reasonably practicable, but in any event within 180 days of delivery of the Mechanical Integrity Notice, and complete the same as soon as reasonably practicable following commencement thereof and (ii) the amount of Purchaser’s Estimate contained therein shall be deemed to be unpaid alleged damages under Section 13.6 until the Total Cost thereof is finally determined in accordance with this Section 8.22. Within 30 days of completion of all repair, replacement, remediation or mitigation contemplated by any Mechanical Integrity Notice, Purchaser shall provide Seller with the actual Total Cost thereof together with detailed supporting documentation (each, a “Total Cost Invoice”). Within 60 days of receipt of such Total Cost Invoice, Seller shall pay, subject to clause (f) below, Purchaser an amount equal to the Total Cost set forth therein (or such other amount mutually agreed by Seller and Purchaser); provided, however, in the event that, prior to the expiration of such sixty day period, that Seller disputes the Total Cost or the fact that a Mechanical Integrity Failure exists (or existed prior to any repair, replacement, remediation or mitigation performed by Purchaser), the following shall apply:
(i)    Seller shall submit such dispute to the Mechanical Integrity Referee. The Mechanical Integrity Referee shall not have worked as an employee or outside counsel or consultant for any Party or any Affiliate of any Party during the 10 year period preceding the arbitration or have any financial interest (other than its fees to serve as a referee) in the dispute.
(ii)    The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with, but not under the auspices or jurisdiction of, the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section. The applicable Mechanical Integrity Referee’s determination shall be made within 60 days after submission of the matters in dispute and shall be final and binding upon the Parties, without a right of appeal. In making a determination, the applicable Mechanical Integrity Referee shall be bound by the rules set forth in this Section 8.22 and may consider such other matters as in the opinion of the applicable Mechanical Integrity Referee are necessary or helpful to make a determination; provided, however, Purchaser may not submit any evidence, records, materials, data, or information that was not included in the relevant Mechanical Integrity Notice delivered to Seller. Additionally, the applicable Mechanical Integrity Referee may consult with and engage any disinterested Third Party to advise the Mechanical Integrity Referee.
(iii)    In rendering his or her award, the applicable Mechanical Integrity Referee shall be limited to selecting either Seller’s position or Purchaser’s position on each of the Total Cost and the existence of any Mechanical Integrity Failure, as applicable. Notwithstanding anything herein to the contrary, the Mechanical Integrity Referee shall have exclusive, final, and binding authority with respect to the scope of the Mechanical Integrity Referee’s authority with respect to any dispute arising under or related to this Section 8.22 and in no event shall any dispute as to the authority of the Mechanical Integrity Referee to determine any such disputes be subject to resolution or the provisions of Section 14.4. The applicable Mechanical Integrity Referee shall act as an expert for the limited purpose of determining the interpretation and effect of this Section 8.22 and any and all specific disputed Total Cost or Mechanical Integrity Failure and may not award any damages, interest, or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Purchaser shall bear one-half of the fees, costs, and expenses of the applicable Mechanical Integrity Referee, and Seller shall be responsible for the remaining one-half of the fees, costs, and expenses of the applicable Mechanical Integrity Referee.
(e)    Notwithstanding anything to the contrary in this Agreement, in no event shall Seller be required to pay any amounts to Purchaser under this Section 8.22 (1) unless and until such amounts exceed $4,173,000 (and then only to the extent such amounts exceed $4,173,000), (1) in excess of $25,000,000 in the aggregate or (1) with respect to any Mechanical Integrity Notice delivered by Purchaser following the date that is 12 months after the Closing Date.
(f)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Seller shall not be required to indemnify Purchaser under this Section 8.22 for Damages other than through disbursement of the Holdback Amount. Upon final agreement of the Parties or as finally determined pursuant to this Section 8.22, if applicable, Seller and Purchaser shall (i) provide the Transfer Agent with the applicable Transfer Agent Documentation and (i) deliver to the Transfer Agent joint written instructions to the Transfer Agent to (A) transfer from the Holdback Amount to Purchaser any amounts (based on the Current Price (subject to Section 13.6(c) and Section 13.6(d)) to which Purchaser is entitled under this Section 8.22 and (A) to remove the Restrictive Legends on such shares.
(g)    Notwithstanding anything to the contrary herein, for purposes of this Section 8.22, “Environmental Laws” means any such Environmental Laws in existence as of the Closing Date without giving effect to any amendments, supplements or modifications thereto following the Closing Date.
Notwithstanding any other provision of this Agreement to the contrary, this Section 8.22 contains Purchaser’s sole and exclusive remedy with respect to the mechanical integrity of the Subsea

Equipment or any Jumper, the compliance of the Subsea Equipment or any Jumper with Environmental Laws and Environmental Permits, and the lack of any Environmental Claims or releases of Hazardous Substances resulting from any deficiency in the mechanical integrity of the Subsea Equipment or any Jumper, and Seller makes no representation or warranty whatsoever regarding the same other than as set forth in this Section 8.22.
Section 8.23    Financial Statements.
(a)    Prior to the Closing, Seller shall use its commercially reasonable efforts to (at Purchaser’s sole expense, including with respect to the preparation thereof, it being understood that in all cases Seller shall remain responsible for the expenses of the separate audit, if any, of Seller’s own consolidated financial statements), prepare on behalf of the Company Group, if Closing has not occurred on or prior to December 31, 2018, interim unaudited balance sheets of each of Drum I, Drum II Management and Drum III Management as of September 30, 2018 and the related statements operations, statements of member’s capital and statements of cash flow for the nine month period then ended, consistent with the preparation of the Unaudited Financial Statements.
(b)    Purchaser acknowledges and agrees that Seller makes no representation or warranty with respect to the financial statements prepared in connection with this Section 8.23.
(c)    Notwithstanding anything to the contrary contained herein, Seller’s performance under this Section 8.23 (including the financial statements prepared by Seller in accordance with this Section 8.23) shall not be taken into account with respect to whether (i) any condition to Closing set forth in Article 9 shall have been satisfied, or (i) any breach or default under any of Seller’s covenants or obligations has occurred for purposes of Section 9.2 or Article 13, and shall not otherwise delay the Closing hereunder.
Section 8.24    Form S-3. Prior to the Closing, Purchaser shall use its commercially reasonable efforts to not take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent to be ineligible to file a Registration Statement on Form S-3 promulgated under the Securities Act (or any successor form).
ARTICLE 9
CONDITIONS TO CLOSING
Section 9.1    Conditions of Seller to the Closing. The obligation of Seller to consummate the Closing is subject to the satisfaction at or prior to the Closing of each of the conditions set forth in this Section 9.1, unless waived in writing by Seller (to the extent permitted by applicable Law):
(a)    Representations.
(i)    Each of the Purchaser Fundamental Representations shall be true and correct in all material respects as of the Execution Date and as of the Closing, as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date); and

(ii)    Each of the Purchaser Non-Fundamental Representations shall be true and correct in all respects as of the Execution Date and as of the Closing, as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) (without regard to any Purchaser Material Adverse Effect or other materiality qualifier set forth therein), except to the extent the failure of any such representations or warranties to be true and correct would not have, individually or in the aggregate, a Purchaser Material Adverse Effect;
(b)    Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing;
(c)    No Action. No injunction, order, or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force;
(d)    Governmental Approvals. All material consents and approvals of any Governmental Authority (including any under the HSR Act) required for the consummation of the transactions contemplated by this Agreement (which the Parties acknowledge and agree shall include, solely to the extent that there is a Requested CFIUS Filing, the CFIUS Approval), except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted or the necessary waiting period (including any under the HSR Act) shall have expired, or early termination of the waiting period shall have been granted, in each case, without the imposition of a Burdensome Condition;
(e)    Purchaser Material Adverse Effect. Since the Execution Date, there shall not have occurred any event, occurrence or development of a state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a Purchaser Material Adverse Effect, except to the extent that any such event, occurrence or development of a state of circumstances or facts has been set forth in the Disclosure Schedules prepared by Purchaser and delivered to Seller hereunder.
(f)    Certain Adjustments. The aggregate amount of (i) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 3.2(g) with respect to Defects, minus (i) the aggregate upward adjustments to the Unadjusted Purchase Price under Section 3.2(h) with respect to Title Benefits does not exceed an amount equal to 10% of the Unadjusted Purchase Price;
(g)    Listing. The shares of Parent Common Equity issuable to Purchaser and subsequently transferred to Seller pursuant to this Agreement shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance;
(h)    Adjusted Cash Purchase Price. The Adjusted Cash Purchase Price shall be greater than $0.00; and

(i)    Closing Deliverables. Purchaser shall (i) have delivered to Seller the Purchaser Certificate and (i) be ready, willing, and able to deliver to Seller at the Closing the other documents and items required to be delivered by Purchaser under Section 10.3.
Section 9.2    Conditions of Purchaser to the Closing. The obligation of Purchaser to consummate the Closing is subject to the satisfaction at or prior to the Closing of each of the conditions set forth in this Section 9.2, unless waived in writing by Purchaser (to the extent permitted by applicable Law):
(a)    Representations.
(i)    The representations and warranties in Section 4.7 and the first sentence of Section 5.5(a) shall be true and correct other than in de minimis respects as of the Execution Date and as of the Closing, as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date and in each case after giving effect to the Restructuring);
(ii)    Each of the Seller Fundamental Representations (other than the representations and warranties in Section 4.7 and the first sentence of Section 5.5(a)) shall be true and correct in all material respects as of the Execution Date and as of the Closing, as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date and in each case after giving effect to the Restructuring); and
(iii)    Each of the Seller Non-Fundamental Representations shall be true and correct in all respects as of the Execution Date and as of the Closing, as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date and in each case after giving effect to the Restructuring) (without regard to any Company Material Adverse Effect or other materiality qualifier set forth therein), except to the extent the failure of any such representations or warranties to be true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect;
(b)    Performance. Seller and the Drum Entities shall have performed and observed, in all material respects, each covenant and agreement to be performed or observed by Seller and the Drum Entities under this Agreement prior to or on the Closing;
(c)    No Action. No injunction, order, or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force;
(d)    Governmental Approvals. All material consents and approvals of any Governmental Authority (including any under the HSR Act) required for the consummation of the transactions contemplated by this Agreement (which the Parties acknowledge and agree shall include, solely to the extent that there is a Requested CFIUS Filing, the CFIUS Approval), except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted or the necessary waiting period (including any under the HSR Act) shall have expired, or early termination of the waiting period shall have been granted, in each case, without the imposition of a Burdensome Condition;
(e)    Company Material Adverse Effect. Since the Execution Date, there shall not have occurred any event, occurrence or development of a state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, except to the extent that any such event, occurrence or development of a state of circumstances or facts has been set forth in the Disclosure Schedules prepared by Seller and delivered to Purchaser hereunder;
(f)    Certain Adjustments. The aggregate amount of (i) the aggregate upward adjustments to the Unadjusted Purchase Price under Section 3.2(h) with respect to Title Benefits minus (i) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 3.2(g) with respect to Defects, does not exceed an amount equal to 10% of the Unadjusted Purchase Price;
(g)    Adjusted Cash Purchase Price. The Adjusted Cash Purchase Price shall be greater than $0.00; and
(h)    Closing Deliverables. Seller shall (i) have delivered to Purchaser the Seller Certificate and (i) be ready, willing, and able to deliver to Purchaser at the Closing the other documents and items required to be delivered by Seller under Section 10.2.
ARTICLE 10
CLOSING
Section 10.1    Time and Place of Closing. The consummation of the purchase and sale of the Subject Securities contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Vinson & Elkins LLP located at 1001 Fannin, Suite 2500, Houston, Texas 77002-6760 or remotely by the exchange of documents and signatures (or their electronic counterparts) at 10:00 a.m., Central Standard Time, on the third Business Day after the date on which all conditions in Article 9 have been satisfied or, to the extent permitted under Law, waived by the party or parties entitled to the benefit of such conditions (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted under Law, waiver in accordance with this Agreement of those conditions at the Closing by the Party or Parties entitled to the benefit of such conditions) or at such other time or place as Buyer and Seller may mutually agree; provided, however, in no event shall the Closing occur prior to September 14, 2018. The date on which the Closing occurs is referred to herein as the “Closing Date”. All actions to be taken and all documents and instruments to be executed and delivered at the Closing shall be deemed to have been taken, executed, and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.
Section 10.2    Obligations of Seller at the Closing. At or prior to the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 10.3, Seller shall deliver or cause to be delivered to Purchaser, the following:
(a)    The Preliminary Settlement Statement, duly executed by Seller;
(b)    (i) Assignment of the Drum I Subject Securities in the form attached hereto as Exhibit B (the “Assignment”), duly executed by Series I Seller, (i) the Assignment of the Drum II Subject Securities, duly executed by Series II Seller and (i) the Assignment of the Drum III Subject Securities, duly executed by Series III Seller;
(c)    An executed certificate of non-foreign status from each Seller (or such Seller’s regarded owner for U.S. federal income tax purposes, if such Seller is a disregarded entity for U.S. federal income tax purposes) that meets the requirements set forth in Treasury Regulations Section 1.1445-2(b)(2) in the form attached hereto as Exhibit C;
(d)    A certificate duly executed by an authorized person of Series I Seller, Series II Seller and Series III Seller, dated as of the Closing, certifying that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been fulfilled;
(e)    An assignment and conveyance of the Excluded Assets in the form attached hereto as Exhibit D from each member of the Company Group to Seller or its designee, duly executed by each member of the Company Group and Seller (or its designee);
(f)    A counterpart to the Registration Rights Agreement, duly executed by Seller;
(g)    (i) Releases of all Liens securing Credit Document Indebtedness, any Post-Effective Time Indebtedness and any other Indebtedness For Borrowed Money that are burdening the Subject Securities and/or the Assets, (i) authorizations to file UCC-3 termination statements releases in all applicable jurisdictions to evidence the release of all Liens securing Credit Document Indebtedness, any Post-Effective Time Indebtedness and any other Indebtedness For Borrowed Money that are burdening the Subject Securities and the Assets and (i) all instruments and agreements reasonably required to effect and file of record the release of all Liens securing Credit Document Indebtedness, any Post-Effective Time Indebtedness and any other Indebtedness For Borrowed Money that are burdening the Subject Securities and the Assets;
(h)    Evidence of the payment in full of all Credit Document Indebtedness, any Post-Effective Time Indebtedness and any other Indebtedness For Borrowed Money outstanding as of the Closing, including the corresponding lender undertakings provided for in Section 8.20;
(i)    Evidence of the Closing Distribution;
(j)    A good standing certificate of each member of the Company Group, dated no more than 10 Business Days prior to the Closing Date;
(k)    Evidence of the resignation or removal of each of the officers, directors, managers and other Persons holding similar titles of the Company Group, effective as of the Closing; and

(l)    All other documents and instruments which are required by the other terms of this Agreement to be executed and/or delivered at the Closing by Seller or its Affiliates.
Section 10.3    Obligations of Purchaser at the Closing. At or prior to the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 10.2, Purchaser shall deliver or cause to be delivered, among other things, the following:
(a)    A wire transfer of the Closing Payment in same-day funds to the account(s) designated in the Preliminary Settlement Statement;
(b)    The issuance of the number of shares of Parent Common Equity equal to the number of shares of Parent Common Equity included in the Equity Purchase Price to Purchaser;
(c)    To Seller:
(i)    a number of shares of Parent Common Equity equal to (A) the number of shares of Parent Common Equity included in the Equity Purchase Price minus (A) the number of shares of Parent Common Equity included in the Holdback Amount, as allocated in Preliminary Settlement Statement, shall be transferred from Purchaser (immediately after the issuance contemplated by Section 10.3(b)) and credited to Seller in book entry form, which Parent Common Equity shall contain the Transfer Legend and the Lock-Up Legend on the books and records of the Transfer Agent;
(ii)    the shares of Parent Common Equity constituting the Holdback Amount shall be transferred from Purchaser and credited to Seller in book entry form, which Parent Common Equity (x) Seller shall have sole and exclusive voting power over unless and until surrendered to Purchaser in accordance with this Agreement, (y) shall contain the Restrictive Legends on the books and records of the Transfer Agent, and (z) shall be held in custody by the Transfer Agent and disbursed in accordance with the provisions of this Agreement;
(iii)    The Assignments, duly executed by Purchaser;
(iv)    A certificate, duly executed by an authorized officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Section 9.1(a) and Section 9.1(b) have been fulfilled;
(v)    A counterpart to the Registration Rights Agreement, duly executed by Purchaser;
(vi)    A good standing certificate of Purchaser and Parent, dated no more than 10 Business Days prior to the Closing Date; and
(vii)    All other documents and instruments which are required by the other terms of this Agreement to be executed and/or delivered at the Closing by Purchaser or its Affiliates.

ARTICLE 11
TAX MATTERS
Section 11.1    Transfer Taxes and Recording Fees. Purchaser shall bear and pay (a) any sales, use, transfer, stamp, documentary, registration, excise, or similar Taxes (“Transfer Taxes”) incurred or imposed with respect to the purchase and sale of the Subject Securities, and (a) all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances, or other instruments required to convey the Subject Securities to Purchaser. Seller shall bear all Transfer Taxes incurred or imposed with respect to the Restructuring. Seller and Purchaser shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes, and, if required by applicable Law, join in the execution of any Tax Returns for any Transfer Taxes.
Section 11.2    Tax Returns.
(a)    Seller shall prepare or cause to be prepared, and Purchaser shall use its commercially reasonable efforts to assist Seller in the preparation of, (i) all Tax Returns for Income Taxes of the Company Group that do not include any Post-Closing Income Tax Period, (i) all Tax Returns for Non-Income Taxes of the Company Group that do not include any Post-Effective Time Non-Income Tax Period. Such Tax Returns shall be prepared on a basis consistent with past practice and without a change of any election or any accounting method that could reasonably be anticipated to have an adverse effect on a Post-Closing Income Tax Period or a Post-Effective Time Non-Income Tax Period, as applicable, except, in each ease, to the extent otherwise required by applicable Laws, and Seller shall pay, or cause the Company Group to pay, all Seller Taxes shown as due and payable on such Tax Returns. Seller shall permit Purchaser to review and comment on each such Tax Return prior to filing it and shall reasonably and in good faith consider such revisions to such Tax Returns as are reasonably requested by Purchaser.
(b)    Purchaser shall prepare or cause to be prepared all Tax Returns of the Company Group for all Straddle Tax Periods that are required to be filed after the Closing Date (taking into account any extensions of the due date). Such Tax Returns shall be prepared on a basis consistent with past practice and without a change of any election or any accounting method that could reasonably be anticipated to have an adverse effect on a Pre-Closing Income Tax Period or Pre-Effective Time Non-Income Tax Period, as applicable, except, in each ease, to the extent otherwise required by applicable Laws. At least 30 days prior to the due date for filing any such Tax Return (other than (i) Tax Returns that are due less than 30 days after the Closing Date which shall be provided as promptly as reasonably practicable after the Closing Date and (i) Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period, which shall be provided promptly after filing), Purchaser shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to Seller for its review and comment on items that relate to a Pre-Closing Income Tax Period or Pre-Effective Time Non-Income Tax Period, as applicable. If Seller objects to any such item on any such Tax Return, it shall, within 10 days after delivery of such Tax Return, notify Purchaser in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection is duly delivered, Purchaser and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Purchaser and Seller are unable to reach such agreement within 10 days after receipt by Purchaser of such notice of objection, the disputed items shall be resolved by the Accounting Referee, and the provisions of Section 2.5(c) shall apply to the Accounting Referee’s review and determination, mutatis mutandis. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Purchaser and then amended to reflect the Accounting Referee’s resolution. Seller shall promptly reimburse Purchaser for any Seller Taxes shown as due and payable on any such Tax Return (or any amended Tax Return filed following resolution of a dispute by the Accounting Referee) in cash and/or shares of Parent Common Equity determined in accordance with the provisions under Article 13. To the extent that the amount of Taxes shown as due and payable on any amended Tax Return filed following resolution of a dispute by the Accounting Referee for which Seller would be obligated to indemnify Purchaser under Section 13.2 is less than the amount that was shown as due and payable on the previously filed Tax Return, Purchaser shall promptly return to Seller an amount equal to the difference, in a pro rata amount of cash and/or shares of Parent Common Equity as received by Purchaser pursuant to the previous sentence (determined in a manner consistent with which Seller’s payment pursuant to the previous sentence was determined).
(c)    For the avoidance of doubt, the preparation and filing of all Tax Returns of the Company Group that are not described in (a) or (b) shall be exclusively within the control of Purchaser.
Section 11.3    Straddle Period Income Taxes. To the extent permitted or required by applicable Law, the tax year of each member of the Company Group with respect to Income Taxes that includes the Closing Date shall be treated as closing on (and including) the Closing Date. To the extent such treatment is not permitted by applicable Law, in the case of Income Taxes of any member of the Company Group that are payable with respect to any Straddle Tax Period, the portion of any such Income Taxes that is attributable to the portion of such Straddle Tax Period ending on the Closing Date shall be the amount that would be payable if the Straddle Tax Period ended with (and included) the Closing Date.
Section 11.4    Non-Income Taxes.
(a)    For purposes of this Agreement, (i) ”Pre-Effective Time Non-Income Taxes” means all Non-Income Taxes attributable to any Pre-Effective Time Non-Income Tax Period, and (i) ”Post-Effective Time Non-Income Taxes” means all Non-Income Taxes attributable to any Post-Effective Time Non-Income Tax Period.
(b)    For purposes of determining the amounts of any Pre-Effective Time Non-Income Taxes and any Post-Effective Time Non-Income Taxes: (i) Non-Income Taxes that are attributable to the severance or production of Hydrocarbons (other than such Non-Income Taxes described in clause (iii)) shall be allocated to the period in which the severance or production giving rise to such Non-Income Taxes occurred, (i) Non-Income Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Non-Income Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Non-Income Taxes occurred, and (i) with respect to Non-Income Taxes not described in clauses (i) or (ii), the amount of Pre-Effective Time Non-Income Taxes shall be deemed to be the amount of such Non-Income Taxes for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the Straddle Tax Period ending on and including date in which Effective Time occurs and the denominator of which is the number of days in the entire Straddle Tax Period.
(c)    To the extent the actual amount of a Non-Income Tax is not known at the time an adjustment is to be made with respect to such Non-Income Tax pursuant to Section 2.3 or Section 2.5, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Non-Income Tax for purposes of such adjustment. To the extent the actual amount of a Pre-Effective Time Non-Income Tax liability is ultimately determined to be less than the amount that was taken into account as a Working Capital Liability as finally determined pursuant to Section 2.4, timely payments shall be made from Purchaser to Seller in an amount equal to such difference; and, to the extent the actual amount of benefit realized from a prepaid Post-Effective Time Non-Income Tax (including any carryforward, refund, credit or other Tax benefit relating thereto) is ultimately determined to be less than the amount that was taken into account as a Working Capital Asset as finally determined pursuant to Section 2.4, timely payments shall be made from Seller to Purchaser in an amount equal to such difference.
Section 11.5    Tax Cooperation and Contests.
(a)    Purchaser and Seller shall cooperate fully as and to the extent reasonably requested by the Other Party, in connection with the filing of Tax Returns and any audit, claim, litigation, or similar proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of any member of the Company Group. Such cooperation shall include the retention and (upon the Other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(b)    If any Tax Proceeding in respect of which Seller would be required to indemnify Purchaser under Section 13.2 is asserted or initiated in writing against Purchaser or any member of the Company Group, Purchaser or the Company Group shall promptly notify Seller of such Tax Proceeding in writing after receipt thereof, and shall give Seller such information with respect thereto as Seller may reasonably request; provided that the failure of Purchaser to give notice thereof shall not relieve Seller of its obligations to indemnify Purchaser under Section 13.2, except to the extent that such failure materially and adversely prejudiced Seller. Seller shall have the right to participate in and, subject to the limitations set forth in this Section 11.5(b), shall be entitled to, at its own expense, control and appoint lead counsel reasonably acceptable to Purchaser for the defense of any Tax Proceeding that relates solely to Taxes in respect of which Seller would be required to indemnify Purchaser under Section 13.2; provided that, (i) prior to assuming control of such defense, Seller must acknowledge that it would have an indemnity obligation under Section 13.2 for Taxes and Damages resulting from such Tax Proceeding and (i) Seller shall not settle such a Tax Proceeding without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). If Seller assumes control of such defense, Seller shall keep Purchaser reasonably informed regarding the status of such Tax Proceeding and Purchaser shall have the right

(but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller. Purchaser shall control any Tax Proceeding that relates in part, but not solely, to Taxes in respect of which Seller would be required to indemnify Purchaser under Section 13.2; provided that Seller shall have the right, at its own expense, to participate in the conduct of such a Tax Proceeding and to employ counsel, at its own expense, separate from the counsel employed by Purchaser, Purchaser shall keep Seller reasonably informed regarding the status of such Tax Proceeding, and Purchaser shall not settle such a Tax Proceeding without Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, this Section 11.5(b) shall govern the control and conduct of any Tax Proceeding described hereunder and the provisions in Section 13.5 shall not apply.
Section 11.6    Amended Returns. No amended Tax Return with respect to a Pre-Closing Income Tax Period, Pre-Effective Time Non-Income Tax Period or Straddle Tax Period shall be filed by or on behalf of any member of the Company Group without the consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).
Section 11.7    Tax Refunds. The amount of any refunds of Income Taxes of the Company Group for any Pre-Closing Income Tax Period and Non-Income Taxes of the Company Group for any Pre-Effective Time Non-Income Tax Period shall be for the account of Seller. The amount of any refunds of Income Taxes of the Company Group for any Post-Closing Tax Period and Non-Income Taxes of the Company Group for any Post-Effective Time Non-Income Tax Period shall be for the account of Purchaser or the Company Group. The amount of any refund of Taxes of the Company Group for any Straddle Tax Period shall be equitably apportioned between Purchaser (or the Company Group) and Seller in accordance with the principles set forth in Section 11.3 and Section 11.4, as applicable. Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund of Tax pursuant to this Section 11.7 the amount of such refund within 30 days after such refund is received, net of any reasonable third-party costs or expenses incurred by such Party or its Affiliates in procuring such refund.
Section 11.8    Tax Sharing Agreements. Any and all existing Tax Sharing Agreements binding upon any member of the Company Group (other than a Tax Sharing Agreement solely between or among members of the Company Group) shall be terminated as of, or prior to, the Closing Date. After such date, none of the members of the Company Group, Seller and its Affiliates and their respective representatives shall have any further rights or liabilities thereunder.
Section 11.9    Intended Tax Treatment. The Parties intend and agree that the purchase and sale of the Acquired Companies pursuant hereto shall be treated, for U.S. federal income tax purposes, as Purchaser (i) acquiring the assets, and assuming the liabilities, of Drum I Management and Drum I from the sole member of Series I Seller, (ii) acquiring the assets, and the assuming the liabilities, of Drum II Management and Drum II from the sole member of Series II Seller, and (iii) acquiring the assets, and assuming the liabilities, of Drum III Management and Drum III from the sole member of Series III Seller.
Section 11.10    Section 754 Election. To the extent any member of the Company Group holds an interest in an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, prior to the Closing, Seller and members of the Company Group shall use commercially reasonable efforts to cause each such partnership (for U.S. federal income tax purposes) to have in effect a valid election under Section 754 of the Code and any comparable provision under applicable state or local Law (a “Section 754 Election”) for the taxable year during which the Closing occurs and to provide or cause to be provided to Purchaser with evidence reasonably satisfactory to Purchaser that a Section 754 Election is in effect with respect to such partnership (for U.S. federal income tax purposes) as of the Closing Date.
ARTICLE 12
TERMINATION
Section 12.1    Termination. This Agreement may be terminated at any time prior to the Closing (the date of any permitted termination of this Agreement under this Section 12.1, the “Termination Date”):
(a)    by the mutual consent of Seller and Purchaser; or
(b)    by Purchaser, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of a Drum Entity or Seller set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied and such condition is incapable of being satisfied by the End Date or, if curable, is not cured by the Drum Entity or Seller within 30 days of receipt by Seller of written notice of such breach or failure; provided, however, that Purchaser shall not be entitled to terminate this Agreement under this Section 12.1(b) if Purchaser’s breach of any of its representations, warranties, covenants or agreements hereunder causes any of the conditions to Closing set forth in Section 9.1 not to be satisfied; or
(c)    by Seller, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Purchaser set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.1(a) or Section 9.1(b) not to be satisfied and such condition is incapable of being satisfied by the End Date or, if curable, is not cured by Purchaser within 30 days of receipt by Purchaser of written notice of such breach or failure; provided, however, that Seller shall not be entitled to terminate this Agreement under this Section 12.1(c) if Seller’s breach of any of its representations, warranties, covenants or agreements hereunder causes any of the conditions to Closing set forth in Section 9.2 not to be satisfied.
(d)    by either Seller or Purchaser upon written notice to the Other Party, if
(i)    Closing has not occurred on or before November 3, 2018 (the “End Date”); provided, however, that either Seller or Purchaser may extend the End Date to a date that is not later than 90 days after November 3, 2018 if  there is a Requested CFIUS Filing and, prior to the End Date, all of the conditions to the Other Party’s obligation to consummate the Closing set forth in Article 9 have been satisfied or waived in accordance with this Agreement (other than  those conditions that by their nature can be satisfied only at the Closing and  the conditions set forth in Section 9.1(c) or Section 9.1(d), in the case of an extension by Purchaser, or Section 9.2(c) or Section 9.2(d), in the case of an extension by

Seller, in each case solely to the extent related to CFIUS Approval); provided, further, that neither Seller nor Purchaser may extend the End Date pursuant to this Section 12.1(d)(i) if it is in breach of this Agreement and such breach has primarily resulted in the failure of the Closing to have been consummated prior to the End Date; or
(ii)    an injunction, order, or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect and shall have become final and nonappealable;
provided, however, no Party shall be entitled to terminate this Agreement under Section 12.1(d) if the Closing has failed to occur, or if an injunction, order, or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement has become final and nonappealable, primarily as a result of such Party’s failure to perform or observe in any material respect such Party’s representations, warranties, covenants and agreements hereunder (including the failure to perform the obligations of such Party with respect to the Closing of the transactions contemplated hereunder if and when required).
Section 12.2    Effect of Termination.
(a)    If this Agreement is terminated pursuant to Section 12.1, this Agreement shall become void and of no further force or effect (except for the provisions of Article 1, Section 6.9, Article 7, Section 8.1, Section 8.2(c), Section 8.2(d), Section 8.2(e), Section 8.7, Article 12, and Article 14, all of which shall survive and continue in full force and effect indefinitely). The Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms.
(b)    Subject to Section 12.2(d), in the event that (i) all conditions precedent to the obligations of Seller set forth in Section 9.1 have been satisfied or waived in writing by Seller (or would have been satisfied except for the breach or failure of any of Seller’s representations, warranties, or covenants hereunder) and (i) the Closing has not occurred solely as a result of the material breach or material failure of Seller’s representations, warranties, or covenants hereunder, including, if and when required, Seller’s obligations to consummate the transactions contemplated hereunder at the Closing, then Purchaser shall be entitled to promptly elect in writing, as the sole and exclusive remedy of the Purchaser Group against any member of the Seller Group for such breach, to (A) enforce and cause the specific performance of this Agreement as permitted by Section 14.2, or (A) terminate this Agreement and receive a reimbursement of Purchaser’s direct, documented out-of-pocket expenses incurred in connection with negotiation and execution of this Agreement for the sole account and use of Purchaser.
(c)    Subject to Section 12.2(e), in the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 9.2 have been satisfied or waived in writing by Purchaser (or would have been satisfied except for the breach or failure of any of Purchaser’s representations, warranties or covenants hereunder) and (i) the Closing has not occurred solely as a result of the breach or failure of any of Purchaser’s representations, warranties, or covenants hereunder, including, if and when required, Purchaser’s obligations to consummate the transactions contemplated hereunder at the Closing, then Seller shall be entitled to promptly elect in writing, as the sole and exclusive remedy of the Seller Group against any member of the Purchaser Group for such breach to either (A) enforce and cause the specific performance of this Agreement as permitted by Section 14.2, or (A) terminate this Agreement and receive a reimbursement of Seller’s direct, documented out-of-pocket expenses incurred in connection with negotiation and execution of this Agreement for the sole account and use of Seller.
(d)    In the event that Purchaser terminates this Agreement pursuant to Section 12.1 (and Purchaser is not then in material breach of this Agreement) and such right of Purchaser to terminate this Agreement arose due the Willful and Material Breach or Fraud of Seller, then in addition to the other remedies provided in this Section 12.2, Purchaser shall be entitled to pursue a claim against Seller for Damages.
(e)    In the event that Seller terminates this Agreement pursuant to Section 12.1 (and Seller is not then in material breach of this Agreement) and such right of Seller to terminate this Agreement arose due the Willful and Material Breach or Fraud of Purchaser, then in addition to the other remedies provided in this Section 12.2, Seller shall be entitled to pursue a claim against Purchaser for Damages.
ARTICLE 13
INDEMNIFICATION; LIMITATIONS
Section 13.1    Seller’s Indemnification Rights. Subject to the terms hereof, from and after the Closing, Purchaser and the Company Group shall be responsible for, shall pay, and shall indemnify, defend and hold harmless Seller, each Affiliate of Seller, and each of such Person’s respective officers, directors, employees, and agents (“Seller Group”) from and against all obligations, liabilities, claims, causes of action, and Damages caused by, arising out of, attributable to or resulting from:
(a)    the failure or breach of Purchaser’s covenants or agreements contained in this Agreement; or
(b)    any inaccuracy, misrepresentation, failure or breach of any representation or warranty made by Purchaser contained in Article 6 or in the Purchaser Certificate.
EVEN IF ANY SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEES OR THIRD PARTIES, but excluding any Damages against which Purchaser is entitled to indemnification or defense from Seller under Section 13.2 at the time the applicable Claim Notice is presented by Purchaser.
Section 13.2    Purchaser’s Indemnification Rights. Subject to the terms hereof, from and after the Closing, Seller shall be responsible for, shall pay, and shall indemnify, defend and hold harmless each of Purchaser, the Affiliates of Purchaser (including each member of the Company Group) and each of their respective officers, directors, employees and agents (“Purchaser Group”)

from and against all obligations, liabilities, claims, causes of action, and Damages caused by, arising out of, attributable to or resulting from:
(a)    the failure or breach of Seller’s or any member of the Company Group’s covenants or agreements contained in this Agreement (other than Section 8.23);
(b)    any inaccuracy, misrepresentation, failure or breach of any representation or warranty made by Seller contained in Article 4 or Article 5 or in the Seller Certificate, or any Liabilities incurred or payments made by the Company Group to cure any of the foregoing after the Effective Time and on or prior to the Closing;
(c)    any Specified Liabilities or any Liabilities incurred or payments made by the Company Group, if applicable, to cure any Specified Liabilities after the Effective Time and on or prior to the Closing;
(d)    any (i) Transaction Costs, (i) Leakage or (i) Indebtedness of the Company Group outstanding as of the Effective Time, in each case only to the extent not taken into account in connection with the determination of the Adjusted Purchase Price or paid at the Closing from the proceeds of the Closing Payments; or
(e)    any Liabilities incurred or payments made by the Company Group to cure any Defect (including any Permitted Encumbrance described in clause (m)(iii) of the definition thereof) after the Effective Time and on or prior to the Closing.
EVEN IF ANY SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEES OR THIRD PARTIES, but excluding any Damages against which Seller is entitled to indemnification or defense from Purchaser under Section 13.1 at the time the applicable Claim Notice is presented by Seller.
Section 13.3    Survival; Limitation on Actions.
(a)    Subject to Section 13.3(b), Section 13.3(c) and Section 13.3(d): (i) (w) the Seller Non-Fundamental Representations (other than the representations and warranties set forth in Section 5.16, which shall survive Closing and terminate on the date that is 6 months after the Closing Date, and the representations and warranties set forth in Section 5.11, which shall survive Closing until the expiration of the applicable statute of limitations) and the corresponding representations and warranties in the Seller Certificate, (x) the covenants and agreements of Seller and the Drum Entities to be performed in full at or prior to the Closing, (y) the covenants and agreements of Seller in Section 8.22 and (z) the indemnification obligations of Seller under Section 13.2(e) shall survive Closing and terminate on the earlier of (A) the date that is 12 months after the Closing Date and (A) the disbursement of the entirety of the Holdback Amount; (i) the Seller Fundamental Representations and the corresponding representations and warranties in the Seller Certificate shall survive the Closing until the expiration of the applicable statute of limitations; (i) the indemnification rights of the Purchaser Group in Section 13.2(c) (other than with respect to Seller Taxes, which shall survive Closing until the expiration of the applicable statute of limitations) and Section 13.2(d) shall survive the Closing and terminate on the date that is 12 months after the Closing Date; (i) the covenants and agreements of Seller to be performed after Closing (other than Section 8.22) shall survive until the expiration of the applicable statute of limitations; (i) (x) the representations and warranties of Purchaser (other than the Purchaser Fundamental Representations) set forth in this Agreement and the Purchaser Certificate and (y) the covenants and agreements of Purchaser to be performed in full at or prior to the Closing shall survive the Closing and terminate on the date that is 12 months after the Closing Date and (i) all of the covenants of Purchaser to be performed after the Closing (including the covenants of the Drum Entities from and after the Closing) and the Purchaser Fundamental Representations set forth in this Agreement and the Purchaser Certificate shall survive the Closing until the applicable statute of limitations; provided, however, that in each of the foregoing clauses, there shall be no expiration or termination of any bona fide claim validly asserted pursuant to a valid Claim Notice or Mechanical Integrity Notice pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to the expiration or termination date of the applicable survival period thereof.
(b)    As a condition to making any claims for indemnification, defense, or to be held harmless under this Article 13, Purchaser or Seller, as applicable must deliver to Seller or Purchaser, as applicable, a valid Claim Notice pursuant to this Agreement prior to the expiration or termination date of the applicable survival period (if any) thereof or the date otherwise required to be delivered hereunder. All rights of each member of the Purchaser Group under Section 13.2 or the Seller Group under Section 13.1 to indemnification or defense from Seller or Purchaser, as applicable, shall survive Closing and terminate and expire as of the termination date of each respective representation, warranty, covenant, or agreement of Seller or Purchaser, as applicable, for which Purchaser or Seller, as applicable is entitled to indemnification or defense from Seller or Purchaser, as applicable, except in each case as to matters for which a specific written Claim Notice has been validly delivered to Seller on or before the earlier of such termination date or the date otherwise required to be delivered hereunder.
(c)    Subject to Section 14.13 and notwithstanding anything to the contrary contained elsewhere in this Agreement, except in respect of claims of Fraud, Purchaser Group shall not be entitled to indemnity or reimbursement from the Holdback Amount or any other recovery from Seller: (i) for any and all Damages relating to or arising out of any individual event, matter, or occurrence for which a Claim Notice is delivered by Purchaser and for Seller(s) admits (or it is otherwise finally determined) that Purchaser is entitled to indemnification or defense from Seller pursuant to Section 13.2(b) with respect to the Seller Non-Fundamental Representations or Section 13.2(e) (A) unless and until the amount of such Damages exceeds the Individual Threshold (it being agreed that the Individual Threshold represents a threshold and not a deductible); and (A) for any and all Damages that exceed the Individual Threshold, unless and until the aggregate amount of the sum of  (x) all such Damages with respect to all Seller Non-Fundamental Representations and under Section 13.2(e) and (y) any Defect Amounts, collectively, exceeds 2% of Unadjusted Purchase Price (in which case Purchaser shall be entitled to indemnification for all such Damages); and (i) for any and all Damages under this Agreement in excess of the consideration actually received by Seller pursuant to this Agreement (after giving effect to the payment of any obligations under the Credit Documents and/or any Transaction Costs). Notwithstanding anything to the contrary contained elsewhere in this Agreement, other than in respect of any Damages resulting from Fraud, Seller shall not be required to indemnify the Purchaser Group under this Article 13 for any Seller Capped Indemnification Obligations other than through disbursement of the Holdback Amount pursuant to Section 13.6.
(d)    Subject to Article 12 and Section 14.13, and notwithstanding anything to the contrary contained elsewhere in this Agreement, except in respect of claims of Fraud, Seller shall not be entitled to indemnity from Purchaser: (i) for any and all Damages relating to or arising out of any individual event, matter, or occurrence for which a Claim Notice is delivered by Seller and for Purchaser admits (or it is otherwise finally determined) that Seller is entitled to indemnification or defense from Purchaser pursuant to Section 13.1(b) with respect to the Purchaser Non-Fundamental Representations (A) unless and until the amount of such Damages exceeds the Individual Threshold (it being agreed that the Individual Threshold represents a threshold and not a deductible), and (A) for any and all Damages that exceed the Individual Threshold, unless and until the aggregate amount of all such Damages with respect to all Purchaser Non-Fundamental Representations exceeds 2% of Unadjusted Purchase Price (in which case Seller shall be entitled to indemnification for all such Damages); (i) for cumulative aggregate Damages (after giving effect to Section 13.3(d)(i)(A) and Section 13.3(d)(i)(B) to satisfy the Purchaser Capped Indemnification Obligations, in excess of an amount equal to 10% of the Unadjusted Purchase Price; and (i) for any and all Damages under this Agreement in excess of the consideration actually paid by Purchaser to Seller pursuant to this Agreement.
(e)    Each Party acknowledges and agrees that, except as expressly set forth in Article 12 and in the case of Fraud, after Closing, (i) the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant, or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement and (i) Purchaser and Seller hereby waive any and all rights to rescind, reform, cancel, terminate, revoke, or void this Agreement or any of the transactions contemplated hereby; provided, however, each Party shall have the non-exclusive right to specific performance and other equitable remedies available at law or equity (including injunctive relief) for the breach or failure of any Other Party to perform its obligations hereunder required to be performed after Closing.
(f)    Seller shall not be required to indemnify Purchaser for any Post-Effective Time Non-Income Tax or Income Tax attributable to a Post-Closing Date Period under Section 13.2(b) with respect to any breach by Seller of any representation or warranty set forth in Section 5.11 (other than the representation or warranty set forth in Section 5.11(g) and Section 5.11(h)).
(g)    For purposes of determining (i) the existence of any inaccuracy, misrepresentation, failure or breach of any representation or warranty and (i) the amount of any Damages that are indemnifiable hereunder with respect to such inaccuracies, misrepresentations, failures or breaches, the applicable representations and warranties (except in the case of Section 5.8(a) and Section 6.16(a)) will be read without regard and without giving effect to any materiality, Company Material Adverse Effect, Purchaser Material Adverse Effect or similar standard or qualification contained therein; provided, that this sentence shall not apply (A) with respect to any materiality qualifier that qualifies an affirmative requirement to list specified items on the Schedules (as opposed to a disclosure against a representation and warranty), nor (A) be deemed to turn references to “Material Contract” to “Contract” or “Material Contracts” to “Contracts”.
(h)    Seller waives any right of contribution, right of indemnity or advancement of expenses or other right or remedy Seller may have under any agreement to which Seller is a party as of the Closing, against the Purchaser, the Company Group or their respective Affiliates, in each case with respect to any indemnification obligation that Seller may have to Purchaser under this Agreement; provided, however, this Section 13.3(h) shall in no way affect any rights of (x) Seller under any Transaction Documents or (y) the Company Group Indemnified Parties.
Section 13.4    Exclusive Remedy and Certain Limitations.
(a)    Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, except in respect of claims of Fraud, Purchaser agrees and shall cause each member of the Purchaser Group to agree that Purchaser’s and Purchaser Group’s sole and exclusive remedy against any member of the Seller Group with respect to the negotiation, performance, and consummation of the transactions contemplated hereunder and any breach of the representations, warranties, covenants and agreements of any member of the Seller Group contained herein or in the Seller Certificate are (i) the rights to indemnification or defense from Seller set forth in Section 13.2, as limited by the terms of this Article 13, (i) the right to specific performance permitted by Section 14.2, (i) Purchaser’s rights under Section 8.22, (i) the rights to the adjustments to the Unadjusted Purchase Price pursuant to Section 2.5 and (i) the remedies under the other Transaction Documents (the “Retained Claims”). Except for the Retained Claims, Purchaser waives, releases, remises, and forever discharges, and shall cause each member of the Purchaser Group to waive, release, remise, and forever discharge, each member of the Seller Group from any and all Damages, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interest, charges, or causes of action whatsoever, in law or in equity, known or unknown, which any member of the Purchaser Group might now or subsequently may have, based on, relating to or arising out of the negotiation, performance, and consummation of this Agreement or the transactions contemplated hereunder, or the condition, quality, status or nature of any Assets, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY ANY MEMBER OF THE PURCHASER GROUP, AND ANY RIGHTS UNDER AGREEMENTS AMONG ANY MEMBERS OF THE SELLER GROUP EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEES OR THIRD PARTIES. Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, except in respect of claims of Fraud, Seller agrees and shall cause each member of the Seller Group to agree that Seller’s and Seller Group’s sole and exclusive remedy against any member of the Purchaser Group with respect to the negotiation, performance, and consummation of the transactions contemplated hereunder and any breach of the representations, warranties, covenants and agreements of any member of the Seller Group contained herein or in the Seller Certificate are (A) the rights to indemnification or defense from Seller set forth in Section 13.2, as limited by the terms of this Article 13, (A) the right to specific performance permitted by Section 14.2 and (A) the rights to the adjustments to the Unadjusted Purchase Price pursuant to Section 2.5. Except in respect of claims of Fraud, the Parties have agreed that should any representation or warranty of any Party prove inaccurate, incomplete or untrue, the Other Party shall only have the specific rights and remedies herein specified as the exclusive remedy therefor, that no other rights, remedies, or causes of action (whether in law or in equity or whether in contract or in tort or otherwise) are permitted to any Party as a result of the failure, breach, inaccuracy, incompleteness, or untruthfulness of any such representation and warranty.
(b)    Any claim for indemnity under this Article 13 by any current or former Affiliate, stockholder, member, officer, director, employee, agent, lender, advisor, representative, accountant, attorney, and consultant of any Party must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Seller and Purchaser shall have any rights against Seller, Purchaser or any of the Company Group under the terms of this Article 13, except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Article 13. Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Agreement on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 13.4.
(c)    Each Indemnified Person shall use commercially reasonable efforts to mitigate or minimize all Damages upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Damages that are indemnifiable hereunder. The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 13 shall be reduced by the amount of insurance or other Third Party proceeds, recoupment, reimbursements, or claims actually realized by Purchaser or applicable members of the Purchaser Group (including the Company Group) or Seller or the applicable members of the Seller Group, as applicable. In the event that any member of the Purchaser Group or Seller Group receives funds or proceeds from any insurance carrier or any other Third Party with respect to any Damages, Purchaser (in the case of Purchaser Group) and Seller (in the case of Seller Group) shall, regardless of when received by such member of the Purchaser Group or Seller Group, as applicable, promptly pay and reimburse Seller or Purchaser, as applicable, such funds or proceeds to the extent of any funds previously paid to or received by any member of the Purchaser Group or Seller Group, as applicable, respect to such Damages.
(d)    The Parties shall treat, for U.S. federal, state and local income and applicable federal, state, local and non-U.S. Tax purposes, any amounts paid or received under this Article 13 as an adjustment to the Adjusted Purchase Price, unless otherwise required by applicable Laws.
(e)    Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall any Party be entitled to double recovery under this Agreement, and to the extent a Party is compensated for a matter through an adjustment to the Unadjusted Purchase Price or third-party recovery or insurance recovery actually received, such Party shall not have a separate right to indemnification hereunder for such matter.

(f)    Notwithstanding anything herein to the contrary, the rights of each member of the Purchaser Group to indemnification (and Seller’s obligations) under Section 13.2 (as limited by the terms hereof) shall be satisfied first (i) from the Holdback Amount (rounded up to the nearest number of whole shares) until there are no shares of Parent Common Equity remaining therein, second (i) by Seller, who shall surrender to Purchaser for cancellation an aggregate number of shares of Parent Common Equity (rounded up to the nearest number of whole shares) calculated by dividing (x) the amount of such payment by (y) the Current Price, until Seller no longer owns any shares of Parent Common Equity and third (i) by Seller, in cash.
Section 13.5    Indemnification Actions. All claims for indemnification under Article 13 shall be asserted and resolved as follows:
(a)    For purposes of this Article 13, the term “Indemnifying Party” when used in connection with particular Damages means (i) Seller in the event any member of the Purchaser Group is entitled to indemnity under Section 13.2 and (i) Purchaser in the event any member of the Seller Group is entitled to indemnification under Section 13.1. For purposes of this Article 13, the term “Indemnified Person” when used in connection with particular Damages means (x) Purchaser in the event any member of the Purchaser Group is entitled to indemnity under Section 13.2 and (y) Seller in the event any member of the Seller Group is entitled to indemnification under Section 13.1.
(b)    To make a claim for indemnification, defense or reimbursement under this Article 13, an Indemnified Person shall notify the Indemnifying Party of its claim, including the specific details (including supporting documentation of the alleged Damages and such Indemnified Person’s good faith estimate of the applicable claim) of and specific basis under this Agreement for its claim (the “Claim Notice”).
(c)    In the event that any claim for indemnification set forth in any Claim Notice is based upon a claim by a Third Party against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Person to give notice of any Third Party Claim as provided in this Section 13.5 shall not relieve the Indemnifying Party of its obligations under this Article 13 except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. In the event that the claim for indemnification is based upon an alleged inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was allegedly inaccurate or breached.
(d)    The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 13.5 shall be entitled to control and appoint lead counsel reasonably acceptable to the Indemnified Person for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge that, based on the facts set forth in the Claim Notice, it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article 13.

(e)    The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim if (i) the Indemnifying Party does not deliver the acknowledgment and evidence referred to in Section 13.5(d) within 30 days of receipt of notice of the Claim Notice, (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (i) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Person or any of its Affiliates, (i) the Third Party Claim relates to or otherwise involves a claim by a Governmental Authority or a customer of the Company Group or (i) in the case of any member of the Purchaser Group, the amount of the Third Party Claim, if determined in accordance with the claimant’s demands, would reasonably be expected to result in any Damages, together with all other unresolved claims for indemnification by any member of the Purchaser Group, that would not be available for recovery under this Article 13.
(f)    If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 13.5, the Indemnifying Party shall obtain the prior written consent of the Indemnified Person before entering into any settlement of such Third Party Claim; provided that consent of the Indemnified Person shall not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (i) such settlement includes an unconditional release of the Purchaser Group or the Seller Group, as the case may be, from all Liability on claims that are the subject matter of such Third Party Claim and does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of the Purchaser Group or the Seller Group, as the case may be. An Indemnified Person may not settle any Third Party Claim for which it is seeking indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the Indemnified Person may admit liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent so long as the Indemnified Person releases, to the reasonable satisfaction of the Indemnifying Party, any claims to indemnification with respect to such Third Party Claim pursuant to this Article 13.
(g)    In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with the foregoing, the Indemnified Person shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Person; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) to the extent incurred by the Indemnified Person prior to the date that the Indemnifying Party assumes control of the defense of the Third Party Claim or (i) if the Indemnified Person is advised by counsel that (A) there is a conflict of interest between the Indemnifying Party and the Indemnified Person in the conduct of the defense of such claim or (A) there may be one or more defenses or claims available to the Indemnified Person that are different from or additional to those available to the Indemnifying Party and that could be materially adverse to the Indemnifying Party. In the case of the foregoing clause (ii), the Indemnifying Party shall keep the Indemnified Person reasonably informed with respect to such Third Party Claim and cooperate with the Indemnified Person in connection therewith.

(h)    Each party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(i)    In the case of a claim for indemnification not based upon a Third Party Claim (a “Direct Claim”), such Direct Claim shall be asserted by giving the Indemnifying Party reasonably prompt Claim Notice thereof; provided that the failure of any Indemnified Person to give notice of any Third Party Claim as provided in this Section 13.5 shall not relieve the Indemnifying Party of its obligations under this Article 13 except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. Such Claim Notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all available material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Person. The Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Damages complained of, (i) (x) in the case of Seller, admit Purchaser’s right to indemnity and reimbursement against Seller in respect of such Direct Claim as provided in this Article 13 or (y) in the case of Purchaser, admit Seller’s right to indemnity and reimbursement against Purchaser in respect of such Direct Claim as provided in this Article 13, as applicable or (i) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Person within such 30 day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Party shall be conclusively deemed (x) in the case of Seller, to have admitted Purchaser’s right to indemnity and reimbursement right against Seller in respect of such Direct Claim as provided in this Article 13 or (y) in the case of Purchaser, to have admitted Seller’s right to indemnity and reimbursement right against Purchaser in respect of such Direct Claim as provided in this Article 13, as applicable, and in each case, and the Indemnified Person shall be entitled to prompt payment of all Damages arising out of such claim in accordance with this Article 13. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such Direct Claim, the Parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 14.4.
(j)    Notwithstanding the foregoing, the provisions of this Section 13.5 shall not apply to any Tax Proceeding and the control and conduct of any Tax Proceeding shall be governed by Section 11.5(b).
Section 13.6    Holdback Amount.
(a)    If at any time on or prior to the Second Holdback Deadline Purchaser delivers to Seller a Claim Notice or Mechanical Integrity Notice, as applicable, that Purchaser is entitled under Section 13.2 or Section 8.22, as applicable, to indemnity, payment, and reimbursement from the Holdback Amount for any alleged Damages, within 30 days after the receipt of any such Claim Notice or Mechanical Integrity Notice, as applicable, Seller shall either (i) (A) provide the Transfer Agent with the applicable Transfer Agent Documentation, in which case Purchaser shall also provide the Transfer Agent with any applicable Transfer Agent Documentation, and (A) Seller and Purchaser

shall deliver to the Transfer Agent joint written instructions instructing the Transfer Agent to (1) transfer to Purchaser from the Holdback Amount a number of shares of Parent Common Equity (calculated at the Current Price) equal to all or a stipulated amount of such alleged Damages set forth in such Claim Notice or Mechanical Integrity Notice, as applicable, and (1) remove the Restrictive Legends on such shares or (i) deliver to Purchaser (A) a notice that Seller disputes that the members of the Purchaser Group are entitled to indemnity, payment, and reimbursement of all or any portion (which shall be stipulated in Seller’s notice) of the amount of the alleged Damages in Purchaser’s Claim Notice or Mechanical Integrity Notice, as applicable, or (i) any combination of clause (i) or (ii).
(b)    If Seller (i) fails to timely deliver a notice to Purchaser in response to a Purchaser’s Claim Notice or Mechanical Integrity Notice, as applicable, in accordance with this Agreement or (i) timely delivers a notice that Seller disputes only a portion of the Damages alleged in Purchaser’s Claim Notice or Mechanical Integrity Notice, as applicable, in accordance with this Agreement, then (A) in the case of subpart (i) of this Section 13.6(b), Seller and Purchaser shall (1) provide the Transfer Agent with the applicable Transfer Agent Documentation and (1) deliver to the Transfer Agent joint written instructions instructing the Transfer Agent to (I) transfer from the Holdback Amount to Purchaser a number of shares of Parent Common Equity (calculated at the Current Price) equal to entire amount of the alleged Damages specified in the applicable Claim Notice or Mechanical Integrity Notice, as applicable, and (II) remove the Restrictive Legends on such shares and (A) in the case of subpart (ii) of this Section 13.6(b), Seller and Purchaser shall (1) provide the Transfer Agent with the applicable Transfer Agent Documentation and (1) deliver to the Transfer Agent joint written instructions instructing the Transfer Agent to (I) transfer to Purchaser from the Holdback Amount a number of shares of Parent Common Equity (calculated at the Current Price) equal to the alleged Damages specified in Seller’s notice that are not in dispute and (II) remove the Restrictive Legends on such shares.
(c)
(i)    Promptly after the First Holdback Deadline (but in no event more than three Business Days thereafter), Seller and Purchaser shall (A) provide the Transfer Agent with the applicable Transfer Agent Document and (A) deliver to the Transfer Agent joint written instructions instructing the Transfer Agent to remove the Contract Legend from the number of Parent Common Equity equal to 50% of (x) the initial Holdback Amount, minus (y) all shares of Parent Common Equity previously disbursed from the Holdback Amount, minus (z) a number of shares of Parent Common Equity (calculated at the Current Price at the First Holdback Deadline) equal to all undisbursed or unpaid alleged Damages alleged by Purchaser in one or more Purchaser’s Claim Notices, Defect Notices or Mechanical Integrity Notices, as the case may be.
(ii)    If following the First Holdback Deadline, but prior to the Second Holdback Deadline, the Parties reach final agreement or other final non-appealable resolution as to the Damages alleged by Purchaser in one or more Purchaser’s Claim Notices, Defect Notices (in accordance with Section 3.2), or, in accordance with Section 8.22, Mechanical Integrity Notices, as the case may be, that remained unresolved as of the First Holdback Deadline,

Seller and Purchaser shall (A) provide the Transfer Agent with the applicable Transfer Agent Documentation and (A) deliver to the Transfer Agent joint written instructions instructing the Transfer Agent, as applicable, to (1) transfer to Purchaser from the Holdback Amount a number of shares of Parent Common Equity (calculated at the Current Price as of the First Holdback Deadline) equal to any amounts to which Purchaser is entitled upon resolution of such dispute and remove the Restrictive Legends on such shares and (1) remove the Contract Legend on the remaining shares of Parent Common Equity that were held back in respect of the applicable claim pursuant to Section 13.6(c)(i).
(d)
(i)    Promptly after the Second Holdback Deadline (but in no event more than three Business Days thereafter), Seller and Purchaser shall (A) provide the Transfer Agent with the applicable Transfer Agent Documentation and (A) deliver to the Transfer Agent joint written instructions instructing the Transfer Agent to remove the Contract Legend on the amount, if any, of the Parent Common Equity equal to the remainder of (x) the Holdback Amount minus (y) a number of shares of Parent Common Equity (calculated at the Current Price as of the Second Holdback Deadline) equal to all undisbursed or unpaid alleged Damages alleged by Purchaser in one or more Purchaser’s Claim Notices, Defect Notices or Mechanical Integrity Notices, as the case may be.
(ii)    If following the Second Holdback Deadline the Parties reach final agreement or other final non-appealable resolution as to the Damages alleged by Purchaser in one or more Purchaser’s Claim Notices or, in accordance with Section 8.22, Defect Notices (in accordance with Section 3.2), Mechanical Integrity Notices, as the case may be, that remained unresolved as of the Second Holdback Deadline, Seller and Purchaser shall (A) provide the Transfer Agent with the applicable Transfer Agent Documentation and (A) deliver to the Transfer Agent joint written instructions instructing the Transfer Agent to (1) transfer to Purchaser a number of shares of parent Common Equity (calculated at the Current Price as of the Second Holdback Deadline) equal to any amounts to which Purchaser is entitled upon resolution of such dispute and remove the Restrictive Legends on such shares and (1) remove the Contract Legend on the remaining shares of Parent Common Equity that were held back in respect of the applicable claim pursuant to Section 13.6(d)(i).
(e)    Notwithstanding anything to the contrary herein (other than clause (c) and (d) above), in the event that either Purchaser or Seller is entitled to any disbursements from the Holdback Amount pursuant to this Agreement, such disbursement shall be satisfied by surrendering from the Holdback Amount to Purchaser or Seller, as applicable, an aggregate number of shares of Parent Common Equity (rounded up to the nearest number of whole shares) calculated by dividing (1) the amount of such disbursement obligation by (1) the Current Price.
(f)    Notwithstanding anything to the contrary herein, in connection with any release of Parent Common Equity to Purchaser from the Holdback Amount under 2.5(c), 3.2(g) and 13.6, Purchaser shall be entitled to recover an additional amount of shares of Parent Common Equity equal to the Dividend Adjustment.

(g)    In the event that the Transfer Agent fails to remove the Contract Legend within 10 Business Days of (x) delivery of the Transfer Agent Documentation by Seller and Purchaser, as applicable, and (y) joint written instructions from Purchaser and Seller with respect to the shares of Parent Common Equity to which Seller is entitled under this Section 13.6 (the “Eligible Shares”), Purchaser shall (at Purchaser’s sole election) either (i) pay to Seller an amount in cash equal to the product of (x) the number of Eligible Shares and (y) the Current Price (on the date on which the Transfer Agent was required to remove the Contract Legend pursuant to this Agreement) or (i) issue to Seller additional shares equal to the number of Eligible Shares without any Contract Legend. After Purchaser shall have satisfied its obligations under this Section 13.6(g), (A) Seller and Purchaser shall provide the Transfer Agent with the applicable Transfer Agent Documentation and (B) deliver the Transfer Agent joint written instructions to transfer to Purchaser the applicable Eligible Shares and remove the Restrictive Legends on such shares.
(h)    The Current Price and the number of shares recoverable by the Purchaser and Seller hereunder shall be adjusted equitably in the event of any stock dividend, stock split, subdivision or reclassification with respect to the Parent Common Equity.
Section 13.7    Express Negligence/Conspicuous Manner. WITH RESPECT TO THIS AGREEMENT, THE PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS ARTICLE 13 AND ELSEWHERE IN THIS AGREEMENT COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING PURCHASER (AND THE COMPANY GROUP FROM AND AFTER CLOSING) TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY, OR OTHER FAULT OF MEMBERS OF THE SELLER GROUP. PURCHASER REPRESENTS TO THE SELLER GROUP THAT PURCHASER HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT PURCHASER WAS PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO, AND THAT PURCHASER FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.
ARTICLE 14
MISCELLANEOUS
Section 14.1    Notices. Any notice, request, instruction, correspondence, or other document to be given hereunder by any Party to another Party (herein collectively called “Notice”) shall be in writing and delivered in person by courier service or U.S. mail requiring acknowledgement of receipt or mailed by certified mail, postage prepaid, and return receipt requested, or by e-mail requesting the recipient to confirm receipt, as follows:

To Seller:	DGE Group Series Holdings, LLC 600 Travis, Suite 6000 Houston, Texas 77002

Attn: Alan Schwartz
Email: aschwartz@firstreserve.com

with a copy (that shall not	Vinson & Elkins L.L.P.

constitute Notice) to:	1001 Fannin Street, Suite 2500 Houston, Texas 77002 Attn: Shamus Crosby; Bryan Loocke Email: scrosby@velaw.com; bloocke@velaw.com

To Purchaser:
Kosmos Energy Gulf of Mexico, LLC
C/O Kosmos Energy LLC
8176 Park Lane, Suite 500
Dallas, Texas 75231
Attn: General Counsel; Jason E. Doughty;
Email: KosmosGeneralCounsel@kosmosenergy.com; Jason E. Doughty

with a copy (that shall not	Davis Polk & Wardwell LLP

constitute Notice) to:	450 Lexington Avenue New York, New York 10017 Attn: George R. Bason, Jr.; Brian Wolfe Email: george.bason@davispolk.com; brian.wolfe@davispolk.com

All such notices shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
Section 14.2    Specific Performance. The Parties acknowledge and agree that the rights of each Party hereunder are special, unique and of extraordinary character, that irreparable damage would occur and the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with the terms hereof. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either Party has an adequate remedy at Law or (a) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 14.2, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding anything to the contrary in this Section 14.2, from and after the Closing, this Section 14.2 shall only apply to the covenants and agreements of the Parties to be performed after the Closing.
Section 14.3    Governing Laws. This Agreement and the documents delivered pursuant hereto and the legal relations between the Parties shall be governed by, construed and enforced in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction; provided, however, in connection with the determination of the existence of any Defect or Title Benefit or with respect to conveyancing matters as to any Oil and Gas Property, the Laws of the state or commonwealth where such Oil and Gas Property is located pursuant to the Outer Continental Shelf Lands Act shall govern and control such determination.
Section 14.4    Venue and Waiver of Jury Trial.
(a)    Except as to any dispute, controversy, matters, or claim arising out of or in relation to or in connection with the calculation or determination of the Adjusted Purchase Price pursuant to Section 2.3, Section 2.4 or Section 2.5 (which shall be resolved exclusively in accordance with Section 2.5(c)), the Parties irrevocably agree that the courts of the State of Texas in and for Harris County, Texas or the United States District Court located in Houston, Texas shall have exclusive jurisdiction over any dispute, controversy, matter, or claim between the Parties (each, subject to such exceptions, a “Dispute”). The Parties irrevocably agree that with respect to a Dispute, venue is proper in the courts of the State of Texas in and for Harris County, Texas, or the United States District Court located in Houston, Texas and each Party hereby irrevocably (i) agrees not to assert that the said venue is not proper or that the forum selected hereby is not convenient or that some other forum is more convenient, and (i) covenants not to commence litigation or other proceedings on a Dispute except in accordance with this Section 14.4.
(b)    To the extent that any Party or any of its Affiliates has or hereafter may acquire immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (i) submits to the personal jurisdiction of any court described in Section 14.4(a). Further, each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any litigation or proceeding in the foregoing courts. Each Party agrees that any and all process directed to it in any such proceeding or litigation may be served upon it outside of the State of Texas in and for Harris County, Texas or the United States District Court located in Houston with the same force and effect as if such service had been made within the State of Texas in and for Harris County, Texas or the United States District Court located in Houston. The Parties agree that a dispute under this Agreement may raise issues that are common with one or more of the other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected with issues raised in a related dispute, controversy, or claim between or among the Parties and their Affiliates. Accordingly, any Party to a new Dispute under this Agreement may elect in writing within 15 days after the initiation of a new Dispute to refer such new Dispute for resolution by the applicable court together with any existing Dispute arising under this Agreement, other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected. If the applicable court does not determine to consolidate such new Dispute with the existing Dispute within 30 days of receipt of written request, then the new Dispute shall not be consolidated, and the resolution of the new Dispute shall proceed separately.
(c)    EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION, OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.
Section 14.5    Headings and Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. The rights and obligations of each Party shall be determined pursuant to this Agreement. Each Party has had the opportunity to exercise business discretion in relation to the negotiation of the details and terms of the transaction contemplated hereby. This Agreement is the result of arm’s length negotiations from equal bargaining positions. It is the intention of the Parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting Party) and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof, it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby and retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.
Section 14.6    Waivers. Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by the application of the express terms hereof by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of any Party or its respective officers, employees, agents, or representatives and no failure by any Party to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. Except as otherwise expressly provided herein, no waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification of, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided herein. The rights of each Party under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise by such Party of any other right. No consent under this Agreement shall be valid unless set forth in an instrument in writing signed on behalf of such Party.
Section 14.7    Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable and should any terms or provisions, in whole or in part, be held invalid, illegal, or incapable of being enforced as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion. Upon such determination that any term or provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 14.8    Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the consent of the Purchaser and Seller and any transfer or delegation made without such consent shall be null and void; except that Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its Affiliates at any time or (a) after the Closing, any Person; provided, however, that any such assignment by Purchaser shall in no event relieve Purchaser of any of its obligations under this Agreement and Purchaser and such assignees shall be jointly and severally liable for the obligations of Purchaser hereunder; provided, further, that Purchaser shall not assign its rights and obligations under this Agreement to any Affiliate that is an entity organized or incorporated under the Laws of (or, in the case of an Affiliate that is a partnership under relevant state Law, having its principal place of business in) the State of Texas unless Purchaser agrees to be responsible for and indemnify, defend and hold harmless Seller and its Affiliates from any Taxes resulting from such an assignment by Purchaser (or any of its successors and assigns). Unless expressly agreed to in writing by Purchaser and Seller, no permitted assignment of any Party’s rights or duties that is subject to the consent of the Purchaser and Seller shall relieve or release the assigning Party from the performance of such Party’s rights or obligations hereunder and such assigning Party shall be fully liable for the performance of all such rights and duties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.
Section 14.9    Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS Section 14.9.

Section 14.10    Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification.
Section 14.11    Seller Release. Effective as of the Closing, Seller, its controlled Affiliates (other than the Company Group) and its respective successors and assigns (collectively, the “Releasing Parties”), forever waives, releases, remises and discharges Purchaser (and its direct and indirect equityholders), the Company Group, their respective predecessors, successors and Affiliates and, in their capacities as such, the directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans of the foregoing (collectively, the “Released Parties”) from any Action or Liability that the Releasing Parties may currently have, or may have in the future, against the Company Group, Purchaser or their respective Affiliates (i) arising prior to, on or after the Closing Date (so long as the facts, circumstances, actions, omissions and/or events giving rise to such claim or Liability (x) occurred on or prior to the Closing or (y) occurred after the Closing but were a continuation of, facts, circumstances, actions, omissions and/or events that occurred on or prior to the Closing), in any case solely relating to the Company Group or direct or indirect ownership of the Releasing Party therein or (ii) relating to the approval or consummation of the transactions contemplated hereby or any Transaction Document, including any alleged breach of any duty by any officer, manager, director, equityholder or other owner of ownership interests of Seller, any member of the Company Group or any of their respective Affiliates (collectively, the “Released Claims”), except for the Releasing Parties’ rights hereunder; provided, however, the “Released Claims” shall not include any Action or Liability relating to the Excluded Arrangements. Seller (i) represents that neither it nor its controlled Affiliates has assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any Action or Liability of any nature, character or description whatsoever, which is or which purports to be released or discharged by this Section 14.11, (ii) acknowledges that the Releasing Parties may hereafter discover facts other than or different from those that they know or believe to be true with respect to the subject matter of the Released Claims, but it hereby expressly agrees that, on and as of the Closing, the Releasing Parties shall have waived Released Claims in accordance with this Section 14.11, without regard to the subsequent discovery or existence of such different or additional facts and (iii) acknowledges that in connection with any claim or demand or Action brought against the Released Party by a Releasing Party with respect to any Released Claim, the applicable Released Party may recover from the Releasing Parties all costs incurred in connection with such Action, including attorneys’ fees, if and to the extent a court of competent jurisdiction determines that it is a Released Claim. Notwithstanding anything to the contrary in this Support Agreement, this Section 14.11 in no way shall affect any rights of Seller or any of its Affiliates (including each member of the Seller Group) under this Agreement or the rights of any Company Group Indemnified Party under the Governing Documents of the Company Group.
Section 14.12    No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than a Party to any claim, cause of action, remedy, or right of any kind, except the rights expressly provided to the Persons described in Section 8.2, Section 8.17, Article 13 and/or Section 14.16, in each case, only to the extent such rights are exercised or pursued, if at all, by Seller or Purchaser acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder). Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (including any Indemnified Person) and (a) no Party hereunder shall have any direct liability to any permitted Third Party beneficiary, nor shall any permitted Third Party beneficiary have any right to exercise any rights hereunder for such Third Party beneficiary’s benefit except to the extent such rights are brought, exercised, and administered by a Party hereto in accordance with Section 13.4(b) or by a Non-Recourse Person in connection with the enforcement of Section 14.16.
Section 14.13    Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PERSON SHALL BE ENTITLED TO LOST PROFITS, DIMINUTION IN VALUE, LOSS OF BUSINESS OPPORTUNITY, INDIRECT, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF PURCHASER AND SELLER, FOR ITSELF AND ON BEHALF OF THEIR RESPECTIVE MEMBERS OF THE PURCHASER GROUP AND SELLER GROUP, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO LOST PROFITS, INDIRECT, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN (I) ANY SUCH DAMAGES OWED OR PAYABLE TO ANY THIRD PARTY AND (II) ANY SUCH LOST PROFITS, DIMINUTION IN VALUE, LOSS OF BUSINESS OPPORTUNITY, INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES THAT ARE THE NATURAL, PROBABLE AND REASONABLE RESULT OF THE EVENT(S) OR MATTER(S) FOR WHICH INDEMNIFICATION OR DAMAGES ARE SOUGHT HEREUNDER.
Section 14.14    Deceptive Trade Practices Act. Purchaser covenants that if the Texas Deceptive Trade Practices Consumer Protection Act, Subchapter E of Chapter 17, Sections 17.41, et seq., of the Texas Business and Commerce Code, (the “DTPA”) or the Louisiana Unfair Trade Practices and Consumer Protection Law, LA. R.S. 51:1402, et seq. (the “UTPCPL”) is applicable to this Agreement, AFTER CONSULTATION WITH ATTORNEYS OF PURCHASER’S OWN SELECTION, PURCHASER HEREBY VOLUNTARILY WAIVES AND RELEASES ALL OF PURCHASER’S RIGHTS AND REMEDIES UNDER THE DTPA AND UTPCPL, AS APPLICABLE, TO SELLER AND SELLER’S SUCCESSORS AND ASSIGNS, AND PURCHASER SHALL DEFEND AND INDEMNIFY THE SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS OF OR BY ANY MEMBER OF THE PURCHASER GROUP OR ANY OF THEIR SUCCESSORS AND ASSIGNS OR ANY OF ITS OR THEIR AFFILIATES BASED IN WHOLE OR IN PART ON THE DTPA AND THE UTPCPL, AS APPLICABLE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
Section 14.15    Time of the Essence; Calculation of Time. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 14.16    Non-Recourse Persons. The Parties acknowledge and agree, except in the case of Fraud of the applicable Non-Recourse Person, that (i) no past, present, or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, Affiliate, or financing source (including, without limitation, First Reserve Corporation, First Reserve Management, L.P., any investment fund managed by First Reserve Corporation, First Reserve Management, L.P. or any of their respective Affiliates), and any of the foregoing Person’s respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives, Affiliates, or financing sources, of Seller (excluding, in each case, any of Seller or, solely for purposes of Section 8.1 and Section 14.2, any member of the Company Group, each, subject to such exclusion, a “Non-Recourse Person”), in such capacity, shall have any liability or responsibility (in contract, tort, or otherwise) for, and (ii) Purchaser hereby waives, releases, remises and forever discharges, and shall cause each member of the Purchaser Group to waive, release, remise and forever discharge, any Damages, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interests, charges, or causes of action whatsoever, in law or in equity, known or unknown, against each Non-Recourse Person which are based on, related to, or arise out of or under this Agreement or the negotiation, performance, and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder. Each Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 14.16.
Section 14.17    Certain Waivers. Purchaser and the Drum Entities agree, on their own behalf and on behalf of the other Purchaser Group (including the Acquired Companies and their respective Subsidiaries following Closing), that, following the Closing, Vinson & Elkins LLP and/or Gibson, Dunn & Crutcher LLP (collectively, “Seller Counsel”) may serve as counsel to Seller and its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any dispute arising out of or relating to this Agreement and the transactions contemplated hereby, notwithstanding any representation by Seller Counsel of any Drum Entity prior to the Closing. Purchaser, on behalf of itself and the other members of the Purchaser Group (including each member of the Company Group after the Closing) hereby (a) consents to Seller Counsel’s representation of Seller or its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, (a) waives any claim it has or may have that Seller Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation based on its representation of the Company Group prior to the Closing and (a) agrees that, in the event that a dispute arises between Purchaser, Company Group or any of their respective Affiliates, on the one hand, and Seller and/or its Affiliates, on the other hand, none of Purchaser, the Company Group or any of their respective Affiliates will object to Seller Counsel representing Seller and/or its Affiliates in such dispute due to the interests of Seller and its Affiliates being directly adverse to Purchaser, Company Group or any of their respective Affiliates or due to Seller Counsel having represented any member of the Company Group in a matter substantially related to such dispute. Purchaser further agrees that, as to all communications among Seller Counsel, the Company Group, Seller or their respective Affiliates and representatives prior to the Closing that relate in any way to this Agreement or the transactions contemplated hereby, the attorney-client privilege belongs, to the extent such privilege exists, to Seller and its Affiliates and may be controlled by Seller and each of their respective Affiliates and will not, with respect to such privileged communications, pass to or be claimed by Purchaser, Company Group, or any of their respective Affiliates. To the extent that Purchaser, Company Group, or any of their respective Affiliates has or maintains any ownership of the privilege with respect to these communications, they agree, except as may be required by applicable Law, not to waive or to attempt to waive the privilege without the express written approval of Seller. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or any of the Acquired Companies and a Third Party (other than Seller and its Affiliates) or any Governmental Authority after the Closing, each member of the Company Group may assert the attorney-client privilege against such Third Party to prevent disclosure of confidential communications by or with Seller Counsel.
Section 14.18    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, .pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.
[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.

SELLER:

DGE GROUP SERIES HOLDCO, LLC

By: DGE I New Holdco, L.P., the sole member of DGE Group Series Holdco, LLC, Series I

By: Deep Gulf Energy Management LLC, its general partner

By:	/s/ Richard R. Clark
Name: Richard R. Clark
Title: President

By: DGE II New Holdco, LLC, the sole member of DGE Group Series Holdco, LLC, Series II

By: DGE II New Topco, LLC, its sole member

By: DGE II Management, LLC, its sole member

By:	/s/ Richard R. Clark
Name: Richard R. Clark
Title: President

By: DGE III New Holdco, LLC, the sole member of DGE Group Series Holdco, LLC, Series III

By: DGE III Management, LLC, its sole member

By:	/s/ Richard R. Clark
Name: Richard R. Clark
Title: President

DGE GROUP SERIES HOLDCO, LLC, SERIES I

[Signature Page to Securities Purchase Agreement]

By: DGE I New Holdco, L.P., its sole member

By: Deep Gulf Energy Management LLC, its general partner

By:	/s/ Richard R. Clark
Name: Richard R. Clark
Title: President

DGE GROUP SERIES HOLDCO, LLC, SERIES II

By: DGE II New Holdco, LLC, its sole member

By: DGE II New Topco, LLC, its sole member

By: DGE II Management, LLC its sole member

By:	/s/ Richard R. Clark
Name: Richard R. Clark
Title: President

DGE GROUP SERIES HOLDCO, LLC, SERIES III

By: DGE III New Holdco, LLC, its sole member

By: DGE III Management, LLC, its sole member

By:	/s/ Richard R. Clark
Name: Richard R. Clark
Title: President

[Signature Page to Securities Purchase Agreement]

PURCHASER:

KOSMOS ENERGY GULF OF MEXICO, LLC

By:	/s/ Jason E. Doughty
Name: Jason E. Doughty
Title: Manager and Vice President

[Signature Page to Securities Purchase Agreement]

Solely for purposes of Section 8.1 and Article 14 (to the extent related to the performance of the obligations of the Drum Entities under Section 8.1),

DRUM ENTITIES:

DEEP GULF ENERGY LP

By: Deep Gulf Energy Management LLC, its general partner

By:	/s/ Richard R. Clark
Name: Richard R. Clark
Title: President

DEEP GULF ENERGY MANAGEMENT LLC

By:	/s/ Richard R. Clark
Name: Richard R. Clark
Title: President

DEEP GULF ENERGY II, LLC

By:	/s/ Richard R. Clark
Name: Richard R. Clark
Title: President

DGE II MANAGEMENT, LLC

By:	/s/ Richard R. Clark
Name: Richard R. Clark
Title: President

DEEP GULF ENERGY III, LLC

By:	/s/ Richard R. Clark
Name: Richard R. Clark
Title: President

[Signature Page to Securities Purchase Agreement]

DGE III MANAGEMENT, LLC

By:	/s/ Richard R. Clark
Name: Richard R. Clark
Title: President

[Signature Page to Securities Purchase Agreement]

EXHIBITS

Exhibit A	Assets

Exhibit A-1	Leases

Exhibit A-2	Units

Exhibit A-3	Wells

Exhibit A-4	Rights of Way and Right-of-Use and Easements

Exhibit B	Form of Assignment of Subject Securities

Exhibit C	Form of Certificate of Non-Foreign Status

Exhibit D	Form of Assignment of Excluded Assets

Exhibit E	Form of Registration Rights Agreement

Exhibit F	Sample Preliminary Settlement Statement

Exhibit G	Allocated Values

EXHIBIT A

EXHIBIT A-1

EXHIBIT A-1

Prospect	AREA/BLOCK	LEASE SERIAL NO	Lease Royalty	DGE Entity Current Share of Royalty	BPO WI	BPO NRI	BPO NRI with **Royalty Relief	WI BPO and After IRR #1 is Reached	NRI BPO and After IRR #1 is Reached	NRI BPO and After IRR #1 is Reached with **Royalty Relief	WI BPO and After IRR #2 is Reached	NRI BPO and After IRR #2 is Reached	NRI BPO and After IRR #2 is Reached with **Royalty Relief	APO WI	APO NRI	APO NRI with **Royalty Relief	WI APO and Before IRR #1 is Reached	NRI APO and Before IRR #1 is Reached	NRI APO and Before IRR #1 is Reached with **Royalty Relief	WI APO and After IRR #1 is Reached	NRI APO and After IRR #1 is Reached	NRI APO and After IRR #1 is Reached with **Royalty Relief	WI APO and After IRR #2 is Reached	NRI APO and After IRR #2 is Reached	NRI APO and After IRR #2 is Reached with **Royalty Relief	BRIEF DESCRIPTION
Bandana	Mississippi Canyon 521	OCS-G 34441	18.7500000%	4.2187500%	22.5000000%	15.7387500%	NA	NA	NA	NA	NA	NA	NA	22.5000000%	15.7387500%	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 521, Mississippi Canyon, OCS Official Protraction Diagram, NH16-10
Big Bend	Mississippi Canyon 697	OCS-G 28021	12.5000000%	0.6625000%	5.3000000%	4.4255000%	NA [3]	NA	NA	NA	NA	NA	NA	0.0000000%	0.0000000%	0.0000000%	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 697, Mississippi Canyon, OCS Official Protraction Diagram, NG 16-10
Big Bend	Mississippi Canyon 698	OCS-G 28022	12.5000000%	0.6625000%	5.3000000%	4.4255000%	NA [3]	NA	NA	NA	NA	NA	NA	0.0000000%	0.0000000%	0.0000000%	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 698, Mississippi Canyon, OCS Official Protraction Diagram, NG 16-10
Big Bend	Mississippi Canyon 742	OCS-G 32343	18.7500000%	0.6637500%	5.3000000%	4.0942500%	NA [3]	NA	NA	NA	NA	NA	NA	0.0000000%	0.0000000%	0.0000000%	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 742, Mississippi Canyon, OCS Official Protraction Diagram, NG 16-10
Bonville	Garden Banks 295	OCS-G 35618	18.7500000%	18.7500%	100.0000000%	81.2500000%	NA [3]	NA	NA	NA	NA	NA	NA	100.0000000%	81.2500000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 295, Garden Banks, OCS Official Protraction Diagram, NG 15-02
Bonville/Sargent	Garden Banks 339	OCS-G 25073	12.5000000%	6.2500%	50.0000000%	38.7500000%	NA [3]	NA	NA	NA	NA	NA	NA	50.0000000%	38.7500000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 339, Garden Banks, OCS Official Protraction Diagram, NG 15-02
Da Marco	Walker Ridge 151	OCS-G 33360	18.7500000%	18.7500%	100.0000000%	76.2500000%	NA [3]	NA	NA	NA	NA	NA	NA	100.0000000%	76.2500000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 151, Walker Ridge, OCS Official Protraction Diagram, NG 15-06
Derbie	Mississippi Canyon 72	OCS-G 08403	12.5000000%	3.7500000%	30.0000000%	25.9500000%	NA	NA	NA	NA	NA	NA	NA	30.0000000%	25.9500000%	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 72, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10 LESS AND EXCEPT the N/2 NE/4; N/2 S/2 NE/4 from surface to 13,405' TVDSS and S/2; S/2 S/2 N/2 from surface to 13,405' TVD
Don Larsen	East Breaks 598	OCS-G 19027	12.5000000%	2.5000000%	40.0000000%	31.4000000%	33.9000000%	NA	NA	NA	NA	NA	NA	20.0000000%	15.7000000%	18.2000000%	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 598, East Breaks, OCS Official Protraction Diagram, NG 15-1, INSOFAR AND ONLY INSOFAR as the lease covers the NE/4 SE/4, NW/4 SE/4 SE/4, NE/4 SW/4 SE/4, SE/4 NW/4 SE/4 and those depths from the surface to 9,178 feet TVD
Gettysburg [1]	De Soto Canyon 398	OCS-G 36280	18.7500000%	18.7500000%	100.0000000%	80.2500000%	NA [3]	NA	NA	NA	NA	NA	NA	100.0000000%	80.2500000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 398, De Soto Canyon, OCS Protraction Diagram, NH 16-11
Gladden	Mississippi Canyon 800	OSC-G 18292	12.5000000%	2.5000000%	20.0000000%	17.1000000%	19.6000000%	NA	NA	NA	NA	NA	NA	20.0000000%	17.1000000%	19.6000000%	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 800, Mississippi Canyon, OCS Protraction Diagram, NH 16-10
Hendrix	Walker Ridge 22	OCS-G 32657	18.7500000%	4.6875000%	25.0000000%	20.0625000%	NA [3]	NA	NA	NA	NA	NA	NA	25.0000000%	20.0625000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 22, Walker Ridge, OCS Official Protraction Diagram, NG 15-06
Hendrix	Walker Ridge 66	OCS-G 32660	18.7500000%	4.6875000%	25.0000000%	20.0625000%	NA [3]	NA	NA	NA	NA	NA	NA	25.0000000%	20.0625000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 66, Walker Ridge, OCS Official Protraction Diagram, NG 15-06
Highgarden	Green Canyon 895	OCS-G 33879	18.7500000%	3.3750000%	18.0000000%	13.9050000%	NA [3]	NA	NA	NA	NA	NA	NA	18.0000000%	13.9050000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 895, Green Canyon, OCS Official Protraction Diagram, NG 15-03
Highgarden	Green Canyon 939	OCS-G 36308	18.7500000%	3.3750000%	18.0000000%	13.9050000%	NA [3]	NA	NA	NA	NA	NA	NA	18.0000000%	13.9050000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 939, Green Canyon, OCS Official Protraction Diagram, NG 15-03
Java [1]	Mississippi Canyon 260	OCS-G 35632	18.7500000%	4.6875000%	25.0000000%	20.0625000%	NA [3]	NA	NA	NA	NA	NA	NA	25.0000000%	20.0625000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 260, Mississippi Canyon, OCS Protraction Diagram, NH 16-10,
Kodiak	Mississippi Canyon 727	OCS-G 24102	12.5000000%	3.9652250%	31.7218000%	25.7341103%	29.6995353%	NA	NA	NA	NA	NA	NA	31.7218000%	25.7341103%	29.6995353%	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 727, Mississippi Canyon as to the S/2 and the NE/4, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10,
Kodiak	Mississippi Canyon 727	OCS-G 24102	12.5000000%	3.6328125%	29.0625000%	22.7610575%	26.3938700%	NA	NA	NA	NA	NA	NA	29.0625000%	22.7610575%	26.3938700%	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 727, Mississippi Canyon as to the S/2 and the NE/4, as to all depths below 17,500' down to 99,999' TVD, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10,
Kodiak	Mississippi Canyon 771	OCS-G 24107	12.5000000%	7.0312500%	56.2500000%	49.2187500%	56.2500000%	NA	NA	NA	NA	NA	NA	56.2500000%	49.2187500%	56.2500000%	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 771, Mississippi Canyon as to the N/2, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10,
Kodiak	Mississippi Canyon 771	OCS-G 24107	12.5000000%	3.6328125%	29.0625000%	22.7610575%	26.3938700%	NA	NA	NA	NA	NA	NA	29.0625000%	22.7610575%	26.3938700%	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 771, Mississippi Canyon as to those depths from 17,500' TVD SS down to 99,999 feet TVD SS, OCS Official Protraction Diagram, NH 16-10,
Madame X	Garden Banks 738	OCS-G 35649	18.7500000%	18.7500000%	100.0000000%	81.2500000%	NA [3]	NA	NA	NA	NA	NA	NA	100.0000000%	81.2500000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 738, Garden Banks, OCS Protraction Diagram, NG 15-02,
Marmalard	Mississippi Canyon 255	OCS-G 24061	12.5000000%	1.4778888%	11.8231100%	9.2456720%	10.7235900%	11.3985830%	8.9136910%	10.3915798%	10.9740550%	8.5817110%	10.0595998%	NA	NA	NA	11.8231100%	9.1849220%	10.6628108%	11.3985830%	8.8529420%	10.3308308%	10.9740550%	8.5209610%	9.9988498%	Block 255, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10, LESS AND EXCEPT those depths from 22,000' TVD down to and including 99,999' TVDSS
Marmalard	Mississippi Canyon 299	OCS-G 34436	12.5000000%	1.4778888%	11.8231100%	9.0978833%	NA [3]	11.3985830%	8.7712060%	10.2480978%	10.9740550%	8.4445350%	9.9224258%	NA	NA	NA	11.8231100%	9.0371330%	NA [3]	11.3985830%	8.7104590%	NA [3]	10.9740550%	8.3837850%	NA [3]	Block 299, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10
Marmalard	Mississippi Canyon 300	OCS-G 22868	12.5000000%	1.4778887500%	11.8231100%	9.2456720%	10.7235900%	11.3985830%	8.9136910%	NA	10.9740550%	8.5817110%	NA	NA	NA	NA	11.8231100%	9.1849220%	17.6224220%	11.3985830%	8.8529420%	10.3308308%	10.9740550%	8.5209610%	9.9988498%	Block 300, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10, 10 LESS AND EXCEPT those depths from 22,000' TVD down to and including 99,999' TVDSS
Montesole [1]	Mississippi Canyon 382	OCS-G 35727	18.7500000%	8.4375000%	45.0000000%	33.8625000%	NA [3]	NA	NA	NA	NA	NA	NA	45.0000000%	33.8625000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 382, Mississippi Canyon, OCS Protraction Diagram, NH 16-10
Montegle [1]	Mississippi Canyon 426	OCS-G 35730	18.7500000%	8.4375000%	45.0000000%	33.8625000%	NA [3]	NA	NA	NA	NA	NA	NA	45.0000000%	33.8625000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 426, Mississippi Canyon, OCS Protraction Diagram, NH 16-10
Noonan	East Cameron 381	OCS-G 15161	16.6666700%	5.0000010%	30.0000000%	24.9999990%	29.9999910%	NA	NA	NA	NA	NA	NA	30.0000000%	24.9999990%	29.9999910%	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 381, East Cameron Area, South Addition, Official Leasing Map, Louisiana Map No. 2A,
Noonan	Garden Banks 463	OCS-G 26655	12.5000000%	3.7500000%	30.0000000%	26.2500000%	NA [3]	NA	NA	NA	NA	NA	NA	30.0000000%	26.2500000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 463, Garden Banks as to E/2; E/2 W/2; E/2 W/2 W/2; W/2 NW/4 NW/4; NW/4 SW/4 NW/4, OCS Official Protraction Diagram, NG 15-02
Noonan (Nancy)	Garden Banks 463	OCS-G 26655	12.5000000%	1.8750000%	15.0000000%	13.1250000%	NA [3]	NA	NA	NA	NA	NA	NA	15.0000000%	13.1250000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 463, Garden Banks as to W/2 W/2 SW/4; SW/4 SW/4 NW1/4, OCS Official Protraction Diagram, NG 15-02
Noonan (Danny I)	Garden Banks 506	OCS-G 26664	12.5000000%	3.7500000%	30.0000000%	26.2500000%	NA [3]	NA	NA	NA	NA	NA	NA	30.0000000%	26.2500000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 506, Garden Banks as to S/2; NW/4; W/2NE/4; W/2 NE/4 NE/4; W/2 SE/4 NE/4; SE/4 SE/4 NE/4, OCS Official Protraction Diagram, NG 15-02, LESS AND EXCEPT W/2 W/2 and W/2 E/2 W/2 of Block 506, Garden Banks, limited in depth from 13,637' SSTVD to 14,071' SSTVD.
Noonan (Danny II)	Garden Banks 506	OCS-G 26664	12.5000000%	6.2500000%	50.0000000%	43.7500000%	NA [3]	NA	NA	NA	NA	NA	NA	50.0000000%	43.7500000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 506, Garden Banks as to the W/2 W/2 and W/2 E/2 W/2 of Block 506, Garden Banks, limited in depth from 13,637' SSTVD to 14,071' SSTVD, Official Protraction Diagram, NG 15-02
Noonan	Garden Banks 506	OCS-G 26664	12.5000000%	1.8750000%	15.0000000%	13.1250000%	NA [3]	NA	NA	NA	NA	NA	NA	15.0000000%	13.1250000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 506, Garden Banks as to the E/2 NE/4 NE/4; NE/4 SE/4 NE/4, Official Protraction Diagram, NG 15-02
NW Nansen	East Breaks 602	OCS-G 14205	12.5000000%	1.4162500%	11.3300000%	9.9137500%	NA	NA	NA	NA	NA	NA	NA	11.3300000%	9.9137500%	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 602, East Breaks, OCS Official Protraction Diagram, NG15-1, ONLY AS TO East Breaks 602 Well No 10, API 60-804-40249-00; East Breaks 602 Well No. 11, API 60-804-40250-00; and East Breaks 602 Well No. 12, API 60-804-40251-00
Odd Job [2]	Mississippi Canyon 214	OCS-G 24059	12.5000000%	7.6321275%	*61.05702%	*47.269305	NA [3]	NA	NA	NA	NA	NA	NA	61.0570200%	*47.269305	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 214, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10, the NRI percentage includes a 0.25% overriding royalty in favor of Deep Gulf Energy II, LLC
Odd Job	Mississippi Canyon 215	OCS-G 24060	12.5000000%	6.8593750%	54.8750000%	*42.50375%	49.3631250%	NA	NA	NA	NA	NA	NA	54.8750000%	*42.50375%	49.3631250%	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 215, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10, the NRI percentage includes a 0.25% overriding royalty in favor of Deep Gulf Energy II, LLC
Odd Job	Mississippi Canyon 258	OCS-G 33326	18.7500000%	10.2890625%	54.8750000%	*44.561463%	NA [3]	NA	NA	NA	NA	NA	NA	54.8750000%	*44.561463%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 258, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10, the NRI percentage includes a 0.25% overriding royalty in favor of Deep Gulf Energy II, LLC
Rampart Deep	Mississippi Canyon 116	OCS-G 32299	18.7500000%	5.6250000%	30.0000000%	23.4750000%	NA [3]	NA	NA	NA	NA	NA	NA	30.0000000%	23.4750000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 116, Mississippi Canyon, OCS Protraction Diagram, NH 16-10
Rampart Deep	Mississippi Canyon 117	OCS-G 33314	18.7500000%	5.6250000%	30.0000000%	24.0750000%	NA [3]	NA	NA	NA	NA	NA	NA	30.0000000%	24.0750000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 117, Mississippi Canyon, OCS Protraction Diagram, NH 16-10
Rocky Top [1]	Mississippi Canyon 748	OCS-G 36135	18.7500000%	18.7500000%	100.0000000%	80.2500000%	NA [3]	NA	NA	NA	NA	NA	NA	100.0000000%	80.2500000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 748, Mississippi Canyon, OCS Protraction Diagram, NH 16-10
Rocky Top [1]	De Soto Canyon 705	OCS-G 36146	18.7500000%	18.7500000%	100.0000000%	80.2500000%	NA [3]	NA	NA	NA	NA	NA	NA	100.0000000%	80.2500000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 705, De Soto Canyon, OCS Protraction Diagram, NH 16-11
S. Santa Cruz	Mississippi Canyon 563	OCS-G 21176	12.5000000%	5.0625000%	40.5000000%	28.1475000%	33.2100000%	NA	NA	NA	NA	NA	NA	40.5000000%	28.1475000%	33.2100000%	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 563, Mississippi Canyon, OCS Official Protraction Diagram, NG 16-10, LESS AND EXCEPT N/2 NW/4 limited to those depths located between the surface of the earth to the depth of 19,000' TVDSS Drum III's interest in the South Santa Cruz lease is subject to reassignment obligations under (a) MC 563 (OCS-G 21176) Assignment Agreement by and between Houston Energy Deepwater Ventures I, LLC, Noble Energy, Inc. and BP Exploration & Production dated October 10, 2014 and (b) MC 563 (OCS-G 21176) Assignment Agreement by and between Red Willow Offshore, LLC, Drum III, Ridgewood Energy Oil & Gas Fund II, L.P., ILX Holdings II, LLC and Ridgewood Energy Corporation, in each case, covering the entirety of its interest in depths from 19,000' TVDSS – 99,999' TVDSS. As of the Effective Date, Fieldwood Energy, LLC (as successor to Noble Energy, Inc.) has exercised its option under the agreement described in clause (a), resulting in an 11.625% net reduction in Drum III's interest within this interval.
S. Santa Cruz	Mississippi Canyon 563	OCS-G 21176	12.5000000%	5.0625000%	40.5000000%	28.7750000%	33.8375000%	NA	NA	NA	NA	NA	NA	40.5000000%	28.7750000%	33.8375000%	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 563, Mississippi Canyon, OCS Official Protraction Diagram, NG 16-10, INSOFAR AND ONLY INSOFAR as the lease covers N/2 NW/4 limited to those depths located between the surface of the earth to the depth of 19,000' TVDSS Drum III's interest in the South Santa Cruz lease is subject to reassignment obligations under (a) MC 563 (OCS-G 21176) Assignment Agreement by and between Houston Energy Deepwater Ventures I, LLC, Noble Energy, Inc. and BP Exploration & Production dated October 10, 2014 and (b) MC 563 (OCS-G 21176) Assignment Agreement by and between Red Willow Offshore, LLC, Drum III, Ridgewood Energy Oil & Gas Fund II, L.P., ILX Holdings II, LLC and Ridgewood Energy Corporation, in each case, covering the entirety of its interest in depths from 19,000' TVDSS – 99,999' TVDSS. As of the Effective Date, Fieldwood Energy, LLC (as successor to Noble Energy, Inc.) has exercised its option under the agreement described in clause (a), resulting in an 11.625% net reduction in Drum III's interest within this interval.
SOB II	Mississippi Canyon 386	OCS-G 34438	18.7500000%	2.2168331%	11.8231100%	9.0978830%	NA [3]	11.3985830%	8.7712090%	NA	10.9740550%	8.4445350%	NA	NA	NA	NA	11.8231100%	9.0371330%	NA [3]	11.3985830%	8.7104590%	NA [3]	10.9740550%	8.3837850%	NA [3]	Block 386 Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10
SOB II	Mississippi Canyon 387	OCS-G 22873	12.5000000%	1.4778888%	11.8231100%	9.2456720%	NA [3]	11.3985830%	8.9136910%	10.3915798%	10.9740550%	8.5817110%	10.0595998%	NA	NA	NA	11.8231100%	9.1849220%	NA [3]	11.3985830%	8.8529420%	NA [3]	10.9740550%	8.5209610%	NA [3]	Block 387, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10, LESS AND EXCEPT those depths from 22,000' TVD down to and including 99,999' TVDSS
SOB II	Mississippi Canyon 431	OCS-G 22877	12.5000000%	1.4778888%	11.8231100%	9.2456720%	10.7235900%	11.3985830%	8.9136910%	10.3915798%	10.9740550%	8.5817110%	10.0595998%	NA	NA	NA	11.8231100%	9.1849220%	10.6628108%	11.3985830%	8.8529420%	10.3308308%	10.9740550%	8.5209610%	9.9988498%	Block 431, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10, LESS AND EXCEPT those depths from 22,000' TVD down to and including 99,999' TVDSS
Sting Mane	Mississippi Canyon 385	OCS-G 35821	18.7500000%	6.9375000%	37.0000000%	* 30.232500%	NA [3]	NA	NA	NA	NA	NA	NA	37.0000000%	* 30.232500%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 385, Mississippi Canyon, OCS Official Protraction Diagram, NG 16-10, the NRI percentage includes a 0.54% overriding royalty in favor of Deep Gulf Energy III, LLC
Tornado	Green Canyon 280	OCS-G 35058	18.7500000%	6.5625000%	35.0000000%	28.4375000%	NA	NA	NA	NA	NA	NA	NA	35.0000000%	28.4375000%	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 280, Green Canyon, OCS Official Protraction Diagram, NG 15-03
Tornado	Green Canyon 281	OCS-G 33242	18.7500000%	6.5625000%	35.0000000%	26.2500000%	NA	NA	NA	NA	NA	NA	NA	35.0000000%	26.2500000%	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 281, Green Canyon, OCS Official Protraction Diagram, NG 15-03 INSOFAR AND ONLY INSOFAR as the lease covers NE/4 NW/4 NW/4; the S/2 NW/4 NW/4; the W/2 NE/4 NW/4; the SW/4 NW/4; the W/2 SE/4 NW/4; the N/2 NW/4 SW/4 and the NW/4 NE/4 SW/4 as it covers the stratigraphic equivalent of the depths between 19,022' SSTVD (19,200' MD) and the deeper of 22,000' SSTVD (20,755' MD) or the top of the salt as recorded on the Baker Hughes Memory Log LWC GR/Res/Dens Nev 5 in / 100 ft. Measured Depth on the composite Log of the ERT OCS-G 33242 Well No. 1 ST 1 in Block 281, Green Canyon
Troubadour	Mississippi Canyon 699	OCS-G 35169	18.7500000%	3.7500000%	20.0000000%	16.1500000%	NA [3]	NA	NA	NA	NA	NA	NA	20.0000000%	16.1500000%	NA [3]	NA	NA	NA	NA	NA	NA	NA	NA	NA	Block 699, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10

1 This NRI includes the TGS ORRI that may become due under the Master License Agreement with TGS, dated as of September 13, 2015, as amended.

2 Calypso Exploration, LLC (10.125% WI) non-consented the MC 214 #2 well and forfeited their interest in the MC 214 lease per the terms of the governing unit operating agreement. Deep Gulf Energy II, LLC, Deep Gulf Energy III, LLC, ILX Prospect Odd Job, LLC and Ridgewood Odd Job, LLC each elected to acquire their prorata share of this interest and our pro forma interest has been reflected in the table.

3 Lease may be eligible for royalty suspension per applicable regulations.

*NRI percentage includes a 0.25% overriding royalty in favor of Deep Gulf Energy II, LLC or Deep Gulf Energy III, L

** Royalty Relief varies depending on the lease terms, commodity prices and hydrocarbon type

EXHIBIT A-2

EXHIBIT A-3

EXHIBIT A-3

PROPERTY	LEASE	API#	WELL DESCRIPTION	BPO WI	BPO NRI	BPO NRI with *Royalty Relief	WI BPO and After IRR #1 is Reached	NRI BPO and After IRR #1 is Reached	NRI BPO and After IRR #1 is Reached with *Royalty Relief	WI BPO and After IRR #2 is Reached	NRI BPO and After IRR #2 is Reached	NRI BPO and After IRR #2 is Reached with* Royalty Relief	APO WI	APO NRI	APO NRI with *Royalty Relief	WI APO and Before IRR #1 is Reached	NRI APO and Before IRR #1 is Reached	NRI APO and Before IRR #1 is Reached with *Royalty Relief	WI APO and After IRR #1 is Reached	NRI APO and After IRR #1 is Reached	NRI APO and After IRR #1 is Reached with *Royalty Relief	WI APO and After IRR #2 is Reached	NRI APO and After IRR #2 is Reached	NRI APO and After IRR #2 is Reached with *Royalty Relief
Barataria (MC 521)	OCS-G 34441	608174131300	Well No. SS001	22.5000000%	15.7387500%	NA	NA	NA	NA	NA	NA	NA	22.5000000%	15.7387500%	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
Big Bend (MC 698)	OCS-G 28022	608174123300	Well No. 001	5.3000000%	4.3066870%	NA [1]	NA	NA	NA [1]	NA	NA	NA	0.0000000%	0.0000000%	0.0000000%	NA	NA	NA	NA	NA	NA	NA	NA	NA
Don Larsen (EB 598)	OCSG 19027	608044025400	Well No. SS002	40.0000000%	31.4000000%	33.9000000%	NA	NA	NA	NA	NA	NA	20.0000000%	15.7000000%	18.2000000%	NA	NA	NA	NA	NA	NA	NA	NA	NA
Gladden (MC 800)	OCS-G 18292	608174112701	Well No. SS001	20.0000000%	17.1000000%	19.6000000%	NA	NA	NA	NA	NA	NA	20.0000000%	17.1000000%	19.6000000%	NA	NA	NA	NA	NA	NA	NA	NA	NA
Kodiak (MC 727)	OCS-G 24102	608174117100	Well No. 002	29.0625000%	22.7610575%	26.3938700%	NA	NA	NA	NA	NA	NA	29.0625000%	22.7610575%	26.3938700%	NA	NA	NA	NA	NA	NA	NA	NA	NA
Kodiak (MC 771)	OCS-G 24107	608174129200	Well No. SS002	29.0625000%	22.7610575%	26.3938700%	NA	NA	NA	NA	NA	NA	29.0625000%	22.7610575%	26.3938700%	NA	NA	NA	NA	NA	NA	NA	NA	NA
Marmalard (MC 255)	G 24064	608174125800	Well No. SS001	11.8231100%	9.2456720%	10.7235608%	11.3985830%	8.9136910%	10.3915798%	10.9740550%	8.5817110%	10.0595998%	NA	NA	NA	11.8231100%	9.1849220%	10.6628108%	11.3985830%	8.8529420%	10.3308308%	10.9740550%	8.5209610%	9.9988498%
Marmalard (MC 255)	G 24064	608174130500	Well No. SS002	11.8231100%	9.2456720%	10.7235608%	11.3985830%	8.9136910%	10.3915798%	10.9740550%	8.5817110%	10.0595998%	NA	NA	NA	11.8231100%	9.1849220%	10.6628108%	11.3985830%	8.8529420%	10.3308308%	10.9740550%	8.5209610%	9.9988498%
Marmalard (MC 300)	G 22868	608174120600	Well No. SS001	11.8231100%	9.2456720%	10.7235608%	11.3985830%	8.9136910%	NA	10.9740550%	8.5817110%	NA	NA	NA	NA	11.8231100%	9.1849220%	10.6628108%	11.3985830%	8.8529420%	10.3308308%	10.9740550%	8.5209610%	9.9988498%
Marmalard (MC 300)	G 22868	608174129500	Well No. SS002	11.8231100%	9.2456720%	NA	11.3985830%	8.9136910%	NA	10.9740550%	8.5817110%	NA	NA	NA	NA	11.8231100%	9.1849220%	NA	11.3985830%	8.8529420%	NA	10.9740550%	8.5209610%	NA
Noonan (EC 381)	G 15161	177044083600	Well No. A001	30.0000000%	24.9999900%	29.9999910%	NA	NA	NA	NA	NA	NA	30.0000000%	24.9999900%	29.9999910%	NA	NA	NA	NA	NA	NA	NA	NA	NA
Noonan (EC 381)	G 15161	177044099003	Well No. A003	30.0000000%	24.9999900%	29.9999910%	NA	NA	NA	NA	NA	NA	30.0000000%	24.9999900%	29.9999910%	NA	NA	NA	NA	NA	NA	NA	NA	NA
Noonan (EC 381)	G 15161	177044099304	Well No. A005	30.0000000%	24.9999900%	29.9999910%	NA	NA	NA	NA	NA	NA	30.0000000%	24.9999900%	29.9999910%	NA	NA	NA	NA	NA	NA	NA	NA	NA
Noonan/Bushwood (GB 463)	G26655	608074029500	Well No. SS001	15.0000000%	13.1250000%	NA [1]	NA	NA	NA	NA	NA	NA	15.0000000%	13.1250000%	NA [1]	NA	NA	NA	NA	NA	NA	NA	NA	NA
Noonan (GB 506)	G 26664	608074028202	Well No. 001	15.0000000%	13.1250000%	NA [1]	NA	NA	NA	NA	NA	NA	15.0000000%	13.1250000%	NA [1]	NA	NA	NA	NA	NA	NA	NA	NA	NA
Noonan/Danny I (GB 506)	G 26664	608074028601	Well No. 002	30.0000000%	26.2500000%	NA [1]	NA	NA	NA	NA	NA	NA	30.0000000%	26.2500000%	NA [1]	NA	NA	NA	NA	NA	NA	NA	NA	NA
Noonan (GB 506)	G 26664	608074028700	Well No. 003	30.0000000%	26.2500000%	NA [1]	NA	NA	NA	NA	NA	NA	30.0000000%	26.2500000%	NA [1]	NA	NA	NA	NA	NA	NA	NA	NA	NA
Noonan/Danny II (GB 506)	G 26664	608074030701	Well No. 004	50.0000000%	43.7500000%	NA [1]	NA	NA	NA	NA	NA	NA	50.0000000%	43.7500000%	NA [1]	NA	NA	NA	NA	NA	NA	NA	NA	NA
NW Nansen (EB 602)	G 14205	608044024900	Well No. SS010	11.3300000%	9.9137500%	NA	NA	NA	NA	NA	NA	NA	11.3300000%	9.9137500%	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
Odd Job (MC 214)	G 24059	608174125900	Well No. 001	61.0570200%	***47.263905%	NA [1]	NA	NA	NA	NA	NA	NA	61.0570200%	***47.263905%	NA [1]	NA	NA	NA	NA	NA	NA	NA	NA	NA
Odd Job (MC 214)	G 24059	608174138001	Well No. 002	61.0570200%	***47.263905%	NA [1]	NA	NA	NA	NA	NA	NA	61.0570200%	***47.263905%	NA [1]	NA	NA	NA	NA	NA	NA	NA	NA	NA
Odd Job (MC 215)	G 24060	608174129101	Well No. SS001	54.8750000%	***42.50375%	***49.3631250%	NA	NA	NA	NA	NA	NA	54.8750000%	***42.50375%	***49.3631250%	NA	NA	NA	NA	NA	NA	NA	NA	NA
Odd Job (MC 215)	G 24060	608174137600	Well No. 002	51.8750000%	***42.50375%	***49.3631250%	NA	NA	NA	NA	NA	NA	51.8750000%	***42.50375%	***49.3631250%	NA	NA	NA	NA	NA	NA	NA	NA	NA
Rampart Deep (MC 116)	G 32299	608174135700	Well No. 001	30.0000000%	23.4750000%	NA [1]	NA	NA	NA	NA	NA	NA	30.0000000%	23.4750000%	NA [1]	NA	NA	NA	NA	NA	NA	NA	NA	NA
Bonvillain/Sargent (GB 339)	G 25673	608074029600	Well No. 001	50.0000000%	38.7500000%	NA [1]	NA	NA	NA	NA	NA	NA	50.0000000%	38.7500000%	NA [1]	NA	NA	NA	NA	NA	NA	NA	NA	NA
SOB II (MC 431)	OCS-G 22877	608174120301	Well No. SS002	11.8231100%	9.2456720%	10.7235608%	11.3985830%	8.9136910%	10.3915798%	10.9740550%	8.5817110%	10.0595998%	NA	NA	NA	11.8231100%	9.1849220%	10.6628108%	11.3985830%	8.8529420%	10.3308308%	10.9740550%	8.5209610%	9.9988498%
South Santa Cruz (MC 563)	OCS-G 21176	608174130000	Well No. SS001	40.5000000%	28.1475000%	33.2100000%	NA	NA	NA	NA	NA	NA	40.5000000%	28.1475000%	33.2100000%	NA	NA	NA	NA	NA	NA	NA	NA	NA
String Music (MC 385)	OCS-G 35821	608174136000	Well No. 001	37.0000000%	****30.2325%	NA [1]	NA	NA	NA	NA	NA	NA	37.0000000%	****30.2325%	NA [1]	NA	NA	NA	NA	NA	NA	NA	NA	NA
Tornado (GC 281)	G 33242	608114065701	Well No. SS001	35.0000000%	26.2500000%	NA	NA	NA	NA	NA	NA	NA	35.0000000%	26.2500000%	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
Tornado (GC 281)	G 33242	608114069101	Well No. SS002	35.0000000%	26.2500000%	NA	NA	NA	NA	NA	NA	NA	35.0000000%	26.2500000%	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
Troubadour (MC 699)	OCS-G 33169	608174122000	Well No. 001	20.0000000%	16.1500000%	NA [1]	NA	NA	NA	NA	NA	NA	20.0000000%	16.1500000%	NA [1]	NA	NA	NA	NA	NA	NA	NA	NA	NA
Armstrong (MC 162)	G21746	608174117400	Well No. 001																					
Bass Lite (AT 426)	G 18603	608184001701	Well No. SS001																					
Bass Lite (AT 426)	G18603	608184006600	Well No. SS002																					
Cannonball (GC 593)	G26323	608114053100	Well No. 001																					
Condor (GC 448)	G 28077	608114050402	Well No. SS01																					
Crawfish (MC 761)	G28025	608174114002	Well No. 001																					
Derbio (MC 72)	G 08483	608174137301	Well No. 003																					
Hendrix (WR 67)	G32661	608124012100	Well No. 001																					
Kodiak (MC 727)	G 24102	608174113401	Well No. 001																					
Kodiak (MC 727)	G 24102	608174115600	Well No. BA002																					
Kodiak (MC 727)	G 24102	608174115800	Well No. BC002																					
Kodiak (MC 727)	G 24102	608174115900	Well No. BB002																					
Noonan (EC 371)	G 02267	177024098802	Well No. B008																					
Noonan (EC 381)	G 15161	177044099202	Well No. A004																					
NW Nansen (EB 602)	G 14205	608044025000	Well No. SS011																					
NW Nansen (EB 602)	G 14205	608044025201	Well No. SS012																					
Praline (MC 74)	G34221	608174135600	Well No. 001																					
Pyrenees (GB 293)	G32409	608074029900	Well No. 001																					
Pyrenees (GB 293)	G32409	608074030003	Well No. SS002																					
SOB II (MC 431)	G 22877	608174120200	Well No. 001																					
Tiger (GC 195)	G 24159	608114037603	Well No. SS02																					
Winter (GB 605)	G31634	608074029700	Well No. 001																					

1 Lease may be eligible for royalty suspension volumes per applicable regulations.

* Royalty Relief varies depending on the lease terms, commodity prices and hydrocarbon type

*** The Odd Job NRI percentage includes a 0.25% overriding royalty interest in favor of Deep Gulf Energy II, LLC

**** The String Music NRI percentage includes a 0.54% overriding royalty interest in favor of Deep Gulf Energy III, LLC

EXHIBIT A-4

FINAL FORM

Exhibit A-4
(Barataria)
Right-of-Way Number: OCS-G 29341
Pipeline Right-of-Way (ROW) OCS-G 29341 is a 200-foot wide and approximately 15.39 miles (81,304 feet) long corridor associated with the 12-inch x 8-inch Pipe-in-Pipe Pipeline Segment Nos. 18553 (carrier pipe) and 19588 (casing pipe), along with associated 5-inch electro-hydraulic umbilical Segment Nos. 19589 and 19605. The purpose of pipeline ROW OCS-G29341 is to install, maintain, and operate PSN 18953, 19588, 19589 and 19605, and to transport bulk oil from FLET B1 in Block 521, through Blocks 520, 564, 563, 607 and 651 to Platform A-Blind Faith in Block 650, all in Mississippi Canyon Area.

(Kodiak)
Right-of-Way Number: OCS-G 29236
Pipeline Right-of-Way (ROW) OCS-G 29236 is a 200-foot wide and approximately 5.76 mile (30,400 feet) long corridor associated with 7 5/8-inch Pipeline Segment Number (PSN) 19094 and associated umbilical PSN 10905. The purpose of ROW OCS-G 29236 is to operate and maintain PSN 19094 and to transport Bulk Oil from a Flowline End Terminal (FLET) in Block 727, through Blocks 771, 772 to the Devils Tower Spar (SCR) in Block 773, and associated umbilical from the Devils Tower Spar in Block 773 to a SUTA in Block 727, all located in Mississippi Canyon Area. (Kodiak Deepwater Development Prospect)

(Odd Job)*
Right-of-Way Number: OCS-G 29336
Pipeline Right-of-Way OCS-G 29336 is a 200-foot wide and 13.83 miles (73,039 feet) long corridor associated with pipe-in pipe pipeline segments numbers (PSN) 19342 and 19508 (casing) and associated umbilical PSN 19509. The purpose of ROW OCS-G29336 is to operate and maintain the pipelines, and to transport bulk oil from a FLET in Block 215, through Blocks 214, 213, 212, 211, and 255 to Platform A in Block 254, all in Mississippi Canyon Area.
*    There was a modification to this ROW in February, 2018 installing PSN 1975.

1

FINAL FORM

(Sargent)
Right-of-Way Number: OCS-G 28611
A 200-wide right-of-way for a 5-1/2-inch pipeline, 24.57 miles in length, to transport bulk gas from Flow line End Terminal (FLET) in Block 339, through Blocks 338, 294, 250, 206, 162, 118, 117, 73 to Platform A in Block 72, and an associated umbilical from Platform A in Block 72, through Blocks 73, 117, 118, 162, 206, 250, 294, 338 to Well No. 1 in Block 339, all in Garden Banks Area. [Sargent Flowline System]

2

EXHIBIT B

FINAL FORM

EXHIBIT B

FORM OF

SECURITIES ASSIGNMENT AGREEMENT
THIS ASSIGNMENT AGREEMENT (this “Assignment”), dated as of August 3, 2018, is made and entered into by and between [_______], a Delaware limited liability company (“Assignor”) and Kosmos Energy Gulf of Mexico, LLC, a Delaware limited liability company (“Assignee”, together with Assignor, each a “Party” and collectively, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

Exhibit AWITNESSETH:
WHEREAS, Assignor is the sole record and beneficial owner of the [Insert applicable Subject Securities] (the “Subject Securities”).
WHEREAS, Assignor, Assignee, the Acquired Companies and certain other Persons are parties to that certain Securities Purchase Agreement, dated as of August 3, 2018 (together with the exhibits, annexes and schedules thereto and as may be amended from time to time, the “Purchase Agreement”);
WHEREAS, pursuant to and in accordance with the Purchase Agreement, Assignor desires to assign to Assignee, and Assignee desires to accept the Subject Securities; and

WHEREAS, Assignor and Assignee desire to enter into this Assignment for the purpose of accomplishing the transfer of the Subject Securities, all in accordance with and subject to the terms of the Purchase Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:
Section 1.    Conveyance of the Subject Securities. Assignor hereby sells, assigns, conveys, transfers and delivers to Assignee, and Assignee hereby acquires and accepts from Assignor, all of Assignor’s right, title and interest in and to the Subject Securities, free and clear of any Liens (other than restrictions on transfer pursuant to applicable securities Laws).

1

Section 2.    Conflicts. This Assignment is executed and delivered pursuant to the Purchase Agreement, is subject in all respects to all of the terms and provisions of the Purchase Agreement, and does not in any way amend or modify any of the provisions of the Purchase Agreement. In the event of any conflict between any term or provision hereof and any term or provision of the Purchase Agreement, the latter shall control. Notwithstanding anything to the contrary, nothing herein is intended to, nor shall it, expand, limit nor otherwise affect the rights or obligations of the Parties contained in the Purchase Agreement or the survival thereof.
Section 3.    Disclaimers. Section 7.1 of the Purchase Agreement is incorporated herein mutatis mutandis, and shall apply and govern this Assignment.
Section 4.    Waiver of Claims.  Except as expressly set forth herein and in the Purchase Agreement, Assignee shall have no claims of any kind, direct or indirect, express or implied against Assignor pursuant to this Assignment.
Section 5.    Binding Effect. This Assignment and all of the provisions hereof shall be binding upon the Parties hereto and their respective successors and permitted assigns, and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
Section 6.    No Third-Person Beneficiary. Nothing in this Assignment, expressed or implied, shall give, or be construed to give, any Person other than a Party hereto any claim, cause of action, remedy, or right of any kind under or in respect to this Assignment.
Section 7.    Governing Law. This Assignment and all claims and causes of action arising out of or relating to this Assignment shall be governed by, construed and enforced in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.
Section 8.    Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, .pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Assignment and any enforcement hereof.
[Signature Pages Follows]

2

IN WITNESS WHEREOF, this Assignment has been duly executed and delivered by the Parties hereto as of the date first above written.

ASSIGNOR:

[_________________]
By: _________________________
Name: _______________________
Title: ________________________

[Signature Page Continues]

[Signature Page to Assignment of Subject Securities]

ASSIGNEE:

KOSMOS ENERGY GULF OF MEXICO, LLC
By: _________________________
Name: _______________________
Title: ________________________

[Signature Page to Assignment of Subject Securities]

EXHIBIT C-1

FINAL FORM

EXHIBIT C-1
FORM OF CERTIFICATE OF NON-FOREIGN STATUS
(Pursuant to Treasury Regulations Section 1.1445-2(b))
Section 1445 of the Internal Revenue Code of 1986, as amended, (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. federal income tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform [________________________], a [________________________] (“Transferee”) that withholding of tax is not required pursuant to Section 1445 of the Code upon the disposition by DGE I New Holdco, L.P., a Texas limited partnership (“Transferor”), as the sole beneficial owner for U.S. federal income tax purposes of DGE Group Series Holdco, LLC, Series I, a designated series of a Delaware series limited liability company, of a U.S. real property interest, the undersigned hereby certifies the following on behalf of Transferor:

2.	Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations);

3.	Transferor is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii);

4.	Transferor’s U.S. employer identification number is [__-_______]; and

5.	Transferor’s office address is:
[738 Highway 6, Suite 800]
[Houston, Texas 77079]
Transferor understands that this affidavit may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment or both. Under penalties of perjury, I declare that I have examined this affidavit and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Date: ______________	DGE I New Holdco, LLC

By: ________________________________

Printed Name: _______________________

Title: ______________________________

EXHIBIT C-2

FINAL FORM

EXHIBIT C-2
FORM OF CERTIFICATE OF NON-FOREIGN STATUS
(Pursuant to Treasury Regulations Section 1.1445-2(b))
Section 1445 of the Internal Revenue Code of 1986, as amended, (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. federal income tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform [________________________], a [________________________] (“Transferee”) that withholding of tax is not required pursuant to Section 1445 of the Code upon the disposition by DGE II New Holdco, LLC, a Delaware limited liability company (“Transferor”), as the sole beneficial owner for U.S. federal income tax purposes of DGE Group Series Holdco, LLC, Series II, a designated series of a Delaware series limited liability company, of a U.S. real property interest, the undersigned hereby certifies the following on behalf of Transferor:
1.Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations);

2.	Transferor is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii);

3.	Transferor’s U.S. employer identification number is [__-_______]; and

4.	Transferor’s office address is:
[738 Highway 6, Suite 800]
[Houston, Texas 77079]
Transferor understands that this affidavit may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment or both. Under penalties of perjury, I declare that I have examined this affidavit and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Date: ______________	DGE II New Holdco, LLC

By: ________________________________

Printed Name: _______________________

Title: ______________________________

EXHIBIT C-3

FINAL FORM

EXHIBIT C-3
FORM OF CERTIFICATE OF NON-FOREIGN STATUS
(Pursuant to Treasury Regulations Section 1.1445-2(b))
Section 1445 of the Internal Revenue Code of 1986, as amended, (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. federal income tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform [________________________], a [________________________] (“Transferee”) that withholding of tax is not required pursuant to Section 1445 of the Code upon the disposition by DGE III New Holdco, LLC, a Delaware limited liability company (“Transferor”), as the sole beneficial owner for U.S. federal income tax purposes of DGE Group Series Holdco, LLC, Series III, a designated series of a Delaware series limited liability company, of a U.S. real property interest, the undersigned hereby certifies the following on behalf of Transferor:
1.Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations);

2.	Transferor is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii);

3.	Transferor’s U.S. employer identification number is [__-_______]; and

4.	Transferor’s office address is:
[738 Highway 6, Suite 800]
[Houston, Texas 77079]
Transferor understands that this affidavit may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment or both. Under penalties of perjury, I declare that I have examined this affidavit and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Date: ______________	DGE III New Holdco, LLC

By: ________________________________

Printed Name: _______________________

Title: ______________________________

EXHIBIT D

FINAL FORM

EXHIBIT D
FORM OF ASSIGNMENT AND ASSUMPTION OF EXCLUDED ASSETS AGREEMENT
This Assignment and Assumption (this “Assignment”) is effective for all purposes as of on [●], 2018 (the “Effective Date”) and is made by Deep Gulf Energy LP, a Texas limited partnership (“Drum I”), Deep Gulf Energy Management LLC, a Delaware limited liability company (“Drum I Management”), Deep Gulf Energy II, LLC, a Delaware limited liability company (“Drum II”), DGE II Management, LLC, a Delaware limited liability company (“Drum II Management”), Deep Gulf Energy III, LLC, a Delaware limited liability company (“Drum III”) and DGE III Management, LLC, a Delaware limited liability company (“Drum III Management” and together with Drum I, Drum I Management, Drum II, Drum II Management and Drum III, collectively, the “Assignors”) and DGE Group Series Holdco, LLC, a Delaware series limited liability company (“Assignee”). Assignees and Assignors are each referred to herein as a “Party” and collectively, the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement (as defined below).
WITNESSETH:
WHEREAS, this Assignment is being entered into in connection with that certain Securities Purchase Agreement dated as of August 3, 2018, among the Assignors, Assignees and Kosmos Energy Gulf of Mexico, LLC (“Purchaser”) (as amended from time to time, the “Purchase Agreement”);
WHEREAS, pursuant to and in accordance with the Purchase Agreement, the Assignors desire to assign to the Assignees, and the Assignees desire to accept, the Excluded Assets; and

WHEREAS, the Assignors and Assignees desire to enter into this Assignment for the purpose of accomplishing the assignment and conveyance of the Excluded Assets, all in accordance with and subject to the terms of the Purchase Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Assignors and Assignees hereby agree as follows:

1.    Assignment and Assumption of the Excluded Assets. Assignors hereby sell, assign, transfer and convey to Assignees, subject to the exceptions and reservations and the terms and provisions herein contained, the entirety of the Assignors’ right, title and interest, including all rights, estates, powers and privileges appurtenant thereto, in and to the following described assets and interests (collectively, the “Excluded Assets”):
(a)    the Subject Marks;
(b)    the Excluded Records; and

(c)    the Seismic Licenses elected by Assignees in accordance with Section 8.11(c) of the Purchase Agreement.
Notwithstanding anything in this Assignment to the contrary, to the extent that the assignment or transfer (or attempted assignment or transfer) to Assignees of any Excluded Assets would require the consent of any Person (other than a party hereto or such party’s Affiliates) pursuant to its terms or applicable Law, and such consent shall not have been obtained prior to the Closing, this Assignment shall not constitute an assignment or transfer (or an attempted assignment or transfer) thereof.
2.    Purchase Agreement. Notwithstanding anything herein to the contrary, nothing in this Assignment shall modify, alter or amend any rights or remedies that Purchaser or any of its Affiliates (including after consummation of the transactions contemplated by the Purchase Agreement, the Assignors) may have against Assignees or any of their respective Affiliates pursuant to the Purchase Agreement or any other agreement or instrument executed by any such parties in connection therewith.
3.    Excluded Asset Assumed Obligations. Assignees hereby assume and agree to timely and fully pay, perform and otherwise discharge, all Damages and Liabilities with respect to or arising out of the Excluded Assets (including the ownership, use or operation thereof), regardless of whether such Damages or Liabilities arise out of, are attributable to, or are incurred prior to, on or after the Effective Date (the “Assumed Liabilities”).
4.    Disclaimers and Acknowledgements.
(a)    General Disclaimers. (i) THE ASSIGNORS DO NOT MAKE, THE ASSIGNORS EXPRESSLY DISCLAIM, AND ASSIGNEES WAIVE AND REPRESENT AND WARRANT THAT ASSIGNEES HAVE NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN RESPECT OF THE EXCLUDED ASSETS OR THE ASSUMED LIABILITIES, INCLUDING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AS TO (A) TITLE TO ANY OF THE EXCLUDED ASSETS, (B) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO ASSIGNEES OR ASSIGNEES’ REPRESENTATIVES IN CONNECTION WITH THIS ASSIGNMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (ii) THE ASSIGNORS FURTHER DISCLAIM, AND ASSIGNEES WAIVE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EXCEPT AS SET FORTH ABOVE THE EXCLUDED ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS.
(a)    CONSPICUOUSNESS. ASSIGNORS AND ASSIGNEES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES

CONTAINED IN THIS ASSIGNMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
5.    Binding Obligations. This Assignment and all rights and covenants in connection herewith shall be binding upon the Parties hereto, and their respective heirs, successors, and assigns. All Exhibits and Schedules attached hereto are hereby made part hereof and incorporated herein by this reference.
6.    Subrogation. To the extent permitted by applicable Law, the Assignees shall be subrogated to the Assignors’ rights in and to representations, warranties and covenants given by others with respect to the Excluded Assets, and the Assignors hereby grant and transfer to the Assignees, their respective successors and assigns, to the extent so transferable and permitted by applicable Law or the terms of any applicable Contracts, the benefit of and the right to enforce the covenants, representations and warranties, if any, which the Assignors are entitled to enforce with respect to the Excluded Assets.
7.    Governing Law. This Assignment and all claims and causes of action arising out of or relating to this Assignment shall be governed by, construed and enforced in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.
8.    Further Assurances. Each Party covenants and agrees to execute and deliver to the other Party all such additional reasonable instruments of transfer as may be necessary to more fully assure to the other Party or its successors or assigns, all of the respective properties, rights and interests herein and hereby granted or intended to be granted.
9.    Counterparts. This Assignment may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. Facsimile, .pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Assignment and any enforcement hereof.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow]

IN WITNESS WHEREOF, this Assignment is executed and delivered to be effective as of the Effective Date.

ASSIGNORS:

DEEP GULF ENERGY LP

By:	________________________________
Name:
Title:

DEEP GULF ENERGY MANAGEMENT LLC

By:	________________________________
Name:
Title:

DEEP GULF ENERGY II, LLC

By:	________________________________
Name:
Title:

DGE II MANAGEMENT, LLC

By:	________________________________
Name:
Title:

DEEP GULF ENERGY III, LLC

By:	________________________________
Name:
Title:

DGE III MANAGEMENT, LLC

By:	________________________________
Name:
Title:
[Signature Page Continues]

[Signature Page to Assignment and Assumption Agreement]

ASSIGNEE:

DGE GROUP SERIES HOLDCO, LLC

By: DGE I New Holdco LP, the sole member of DGE Group Series Holdco, LLC, Series I

By:	________________________________
Name:
Title:

By: DGE II New Holdco, LLC, the sole member of DGE Group Series Holdco, LLC, Series II

By:	________________________________
Name:
Title:

By: DGE III New Holdco, LLC, the sole member of DGE Group Series Holdco, LLC, Series III

By:	________________________________
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

EXHIBIT E

FINAL FORM

REGISTRATION RIGHTS AGREEMENT
This Registration Rights Agreement (this “Agreement”) is made as of [●], 2018, by and among each of the parties listed on the signature pages hereto (such parties, together with their permitted transferees hereunder, the “Holders”) and Kosmos Energy Ltd, incorporated under the laws of Bermuda (the “Company”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Section 1.01.
W I T N E S E T H:
WHEREAS, on August 3, 2018, DGE Group Series Holdco, LLC, a Delaware series limited liability company (“Series Holdco”), and each of its three designated series, DGE Group Series Holdco, LLC, Series I (“Series I Seller”), DGE Group Series Holdco, LLC, Series II (“Series II Seller”), and DGE Group Series Holdco, LLC, Series III (“Series III Seller” and, together with Series I Seller and Series II Seller, the “Series Sellers” and the Series Sellers with Series Holdco, collectively referred to as the “Seller”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Kosmos Energy Gulf of Mexico, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, and certain other parties;
WHEREAS, under the Purchase Agreement, the holders will receive common shares of Kosmos Energy Ltd., par value $0.01 per share (the “Parent Common Equity”) as part of the consideration pursuant to the Purchase Agreement; and
WHEREAS, resales by the Holders of the Parent Common Equity may be required to be registered under the Securities Act and applicable state securities laws depending upon the status of a Holder or the intended method of distribution of the Parent Common Equity.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:
Article 1
DEFINITIONS
Section 1.01.    Definitions. As used in this Agreement, the following terms have the following meanings:
“Adverse Disclosure” means the public disclosure of material nonpublic information which disclosure, in the good faith judgment of the Chief Executive Officer, principal financial officer or General Counsel of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, that no securityholder of the

Company shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Company. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.
“Closing Date” has the meaning ascribed to such term in the Purchase Agreement.
“Company” has the meaning set forth in the preamble.
“Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary Prospectus or final Prospectus contained therein or any amendments or supplements thereto, (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law.
“e-mail” has the meaning set forth in Section 3.03.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Governmental Authority” means any transnational, or domestic or foreign, federal, state or local governmental authority, department, court, agency or official, including any political subdivision thereof.
“Holder” has the meaning set forth in the preamble.
“Opt-Out Notice” has the meaning in Section 2.03(c).
“Parent Common Equity” has the meaning set forth in the recitals and any stock into which such Parent Common Equity may thereafter be converted or changed.
“Permitted Transfer” has the meaning in Section 2.02(d).
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Prospectus” means the prospectus included in any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits attached to or incorporated in and all other material incorporated by reference in such registration statement.

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“Purchase Agreement” has the meaning set forth in the recitals.
“Registrable Securities” means, at any time, (a) the Parent Common Equity issued to the Holders pursuant to the Purchase Agreement and (b) and all shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the shares of Parent Common Equity, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company as so changed; provided, however, that Registrable Securities shall not include any shares (i) the sale of which has been registered pursuant to the Securities Act and which shares have been sold pursuant to such registration, (ii) which have been sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met or (iii) which are otherwise Transferred, the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a legend and such securities may be resold without subsequent registration under the Securities Act.
“Registration” means a registration with the SEC of the offer and Sale to the public of any Registrable Securities under the Registration Statement. The terms “Register” and “Registering” shall have correlative meanings.
“Registration Expenses” means all expenses (other than Selling Expenses) arising from or incident to the Company’s performance of or compliance with this Agreement including, without limitation, (a) SEC, stock exchange, FINRA and other registration and filing fees, (b) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including, without limitation, fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger and delivery expenses, (d) the fees, charges and disbursements of counsel to the Company and of its independent public accountants, reserve engineers, and any other accounting and legal fees, charges and expenses incurred by the Company, (e) the fees and expenses incurred in connection with the listing of the Registrable Securities on the New York Stock Exchange and (f) any stock transfer taxes required to transfer the Parent Common Equity from the Company to Holders.
“Registration Statement” has the meaning set forth in Section 2.01(a).
“Regular Shelf Suspension” has the meaning set forth in Section 2.01(b).
“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act, as such rule may be amended from time to time.
“Sale” means the direct or indirect transfer, sale, assignment or other disposition of a security. The terms “Sell” and “Sold” shall have correlative meanings.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Selling Expenses” means the broker fees, or similar discounts and selling commissions applicable to the Transfer of any Registrable Securities by the Holders and all legal expenses of the Holders.

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“Shelf Registration Statement” means a Registration Statement of the Company that covers all Registrable Securities (and may cover other securities of the Company) on Form S-3 and under Rule 415 under the Securities Act (or similar provisions then in effect).
“Shelf Suspension” has the meaning set forth in Section 2.01(b).
“Stock Recipient” has the meaning set forth in Section 2.01(a).
“Transfer” means, with respect to any Company securities, (a) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Company securities or any economic participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (b) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such Company securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.
“Unusual Shelf Suspension” has the meaning set forth in Section 2.01(b).
Article 2
REGISTRATION
Section 2.01.    Shelf Registration Statement. Prior to the expiration of the Lock-up Period, the Company shall have filed with the SEC a Shelf Registration Statement (the “Registration Statement”) (which shall be an Automatic Shelf Registration Statement (as such term is defined in Rule 405 under the Securities Act) if the Company is then eligible to file such a registration statement) registering for resale all Registrable Securities under the Securities Act in accordance with the methods of distribution elected by the Holders and set forth in the Registration Statement, and, if applicable, shall use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act prior to the expiration of the Lock-up Period. The Company shall use its reasonable best efforts to keep the Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by the Holders until termination of this Agreement pursuant to Section 3.01 hereof. Without limiting the foregoing, the Company shall, to the extent not included in the Registration Statement, from time to time as required to enable the resale of Registrable Securities by all Holders, file a Prospectus supplement naming each such Holder (subject to receipt of information reasonably requested by the Company necessary to complete such Prospectus supplement). The Registration Statement when declared effective (including the documents incorporated therein by reference) will comply in all material respects as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
(a)    If the continued use of the Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon written notice of such action to the Holders, suspend use of the Registration Statement (an “Unusual Shelf Suspension”). The Company shall not exercise its right hereunder to an Unusual Shelf Suspension on more than two occasions, or in aggregate more than sixty days, in any twelve-month period. In addition, the Company may, upon giving written notice to the Holders, suspend the use of the Registration Statement during regular quarterly periods beginning on the first day after the end of the quarter

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and ending on the day following the date that the Company releases earnings in respect of the previous calendar quarter (a “Regular Shelf Suspension,” together with an Unusual Shelf Suspension, a “Shelf Suspension”). In the case of a Shelf Suspension, the Holders shall suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, any Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders upon the termination of any Shelf Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders, such number of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or make amendments to the Registration Statement, if required by the registration form used by the Company for the shelf registration or by the instructions applicable to such registration form or by the Securities Act.
Section 2.02.    Obligations of the Company.
(a)    In connection with any Sale of Registrable Securities the Company will cooperate with the applicable Holder to (i) if such Sale will result in such Registrable Securities no longer being Registrable Securities, rescind the Transfer Legend (as defined in the Purchase Agreement) or any other Securities Act transfer restrictions or notations applicable to the Registrable Securities and, if the Registrable Securities are certificated, facilitate the timely preparation and delivery of certificates representing Registrable Securities to be Sold and not bearing any restrictive Securities Act legends (and cover the costs of removing such legend) and (ii) register such Registrable Securities in such denominations and such names as such Holder may request, in each case within two Business following any request by the selling Holder; provided that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of the Depository Trust Company’s Direct Registration System. In addition, and so long as the applicable Holder is not an Affiliate of the Company in the reasonable opinion of counsel to the Holder of national standing (including Vinson & Elkins LLP), the Company shall take or cause to be taken such actions as are reasonably necessary in order to cause any Securities Act legend, notation or similar designation restricting transferability of the Registrable Securities held by such Holder to be removed and to rescind any Securities Act transfer restrictions or notations applicable to the Registrable Securities effective as of the date that is one year following the Closing Date. Notwithstanding the foregoing, nothing herein shall require the Company to remove the Contract Legend placed on the Parent Common Equity constituting the Holdback Amount (each as defined in the Purchase Agreement) or facilitate the transfer of such shares prior to the time such legend is entitled to be removed pursuant to the terms of the Purchase Agreement.
(b)    None of the Company or any of its Affiliates shall have any obligation to facilitate or participate in any underwritten offering, prepare any Prospectus supplement (other than a Prospectus supplement to an existing shelf registration statement to name the Holders as selling shareholders), participate in any due diligence, execute any agreements or certificates or deliver legal opinions or obtain comfort letters in respect of the Registrable Securities or any Sale thereof.
(c)    With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 promulgated under the Securities Act and other rules and regulations of the SEC that

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may at any time permit a Holder of Registrable Securities to sell securities of the Company to the public without registration, the Company will (i) use its commercially reasonable efforts to file in a timely manner all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder, (ii) make and keep available information necessary to comply with Rule 144 at all times, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, as such rule may be amended from time to time, or any other rules or regulations now existing or hereafter adopted by the SEC and (iii) so long as a Seller owns any Parent Common Equity, furnish (A) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act and (B) unless otherwise available via the SEC’s EDGAR filing system, to such Seller forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Seller may reasonably request in availing itself of any rule or regulation of the SEC allowing such Seller to sell any such securities without registration.
(d)    Should a Holder Transfer any Registrable Securities owned by it (i) pursuant to a bona-fide gift, (ii) an Affiliate of the Holder, or (iii) pursuant to a distribution for no consideration to a direct or indirect owner of such Holder then, upon request by such Holder, the Company shall promptly prepare and file with the SEC a Prospectus supplement, if necessary, to accommodate the sale of Registrable Securities under the Registration Statement by any recipient of Registrable Securities pursuant to clause (i)-(iii) above (any such transfer described in (i)-(iii) above, a “Permitted Transfer”), and any such recipient shall, upon its agreement in writing to be bound as a Holder by the provisions of this Agreement, thereafter be deemed to be a “Holder” for all purposes of this Agreement. In connection with any Permitted Transfer, the Company will cooperate with the applicable Holder to register with the Company’s Transfer Agent and Registrar for the Parent Common Equity the applicable shares of Parent Common Equity in such denominations and such names as the Transferring Holder may request within two Business Days of such request.
Section 2.03.    Obligations of the Holders. As a condition precedent to the inclusion of any Registrable Securities in any Shelf Registration, the Company may require each Holder to furnish such information regarding the distribution of such securities and such other information relating to such Holder, its ownership of Registrable Securities and other matters as the Company may from time to time reasonably request in writing. Each such Holder agrees to furnish such information and to cooperate as reasonably necessary to enable the Company to comply with the provisions of this Agreement. If a Holder fails to promptly provide the requested information after prior written notice of such request and the requested information is required by applicable law to be included in the Registration Statement, the Company shall be entitled to refuse to include for registration such Holder’s Registrable Securities in the Registration Statement.
(a)    Each Holder shall, as promptly as reasonably practicable, notify the Company, at any time when a Prospectus is required to be delivered (or deemed delivered) under the Securities Act, of the occurrence of an event, of which such Holder has knowledge, relating to such Holder or its Sale of Registrable Securities thereunder requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered (or deemed delivered) to the purchasers of such

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Registrable Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
(b)    Each Holder agrees by acquisition of such Registrable Securities, that, upon receipt of any written notice from the Company of the occurrence of an Unusual Shelf Suspension, such Holder will (i)(A) shall treat the notice as confidential information, (B) shall not use any confidential information for any purpose, (C) shall not trade while aware of such confidential information unless and until such information shall become public or shall cease to be material and (D) shall not disclose any such information to any Person; provided, that any such Holder may disclose confidential information if such disclosure is required by legal process, but such Holder shall cooperate with the Company to limit the extent of such disclosure through protective order or otherwise, and to seek confidential treatment of the information and (ii) will cease any Transfers of Registrable Securities until such suspension has been lifted. Notwithstanding anything to the contrary in this Agreement, each Holder shall be entitled by delivery of written notice to the Company (an “Opt-Out Notice”) to elect to forego its rights to resell any Registrable Securities using the Registration Statement, and following the delivery of any such Opt-Out Notice, until the applicable Holder delivers to the Company a written notice electing to continue its use of the Registration Statement, (A) such Holder shall cease the sale of any Registrable Securities pursuant to the Registration Statement and (B) the Company shall not deliver to such Holder any notice of a Shelf Suspension pursuant to Section 2.01(b) or any other material non-public information or other information that may restrict such Holder from trading in securities of the Company.
(c)    Each Holder agrees that it will not use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with any Transfer of Registrable Securities other than one that has been provided by the Company for use in connection therewith.
(d)    Each Holder agrees that it will not (A) sell, contract to sell, pledge, dispose of or otherwise transfer (including sales pursuant to Rule 144 or Section 1145 of the Bankruptcy Code), directly or indirectly, any Parent Common Equity issued pursuant to the Purchase Agreement, (B) enter into a transaction which would have the same effect as described in clause (A) above, (C) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any Parent Common Equity, whether such transaction is to be settled by delivery of such Parent Common Equity, in cash or otherwise (each of (A), (B) and (C) above, a “Sale Transaction"), or (D) publicly disclose the intention to enter into any Sale Transaction, for 180 days following the Closing Date (the “Lock-up Period”); provided, however, that nothing in this Section 2.03(e) or otherwise shall apply to or prohibit any Permitted Transfer by any Holder provided the transferee in such Permitted Transfer agrees in writing to be bound be the provision so this Section 2.03(e). The Company shall take all actions necessary (including delivering the appropriate instructions, documentation and opinions required by the Company’s transfer agent) to cause the Lock-Up Legend to be removed, on the date that is 180 days following the Closing Date, from all shares of Parent Common Equity issued pursuant to the Purchase Agreement (including any shares issued as part of the Holdback Amount (as defined in the Purchase Agreement)). Notwithstanding the foregoing, nothing herein shall require the Company to remove the Contract Legend placed on the Parent Common Equity constituting the Holdback Amount (each

7

as defined in the Purchase Agreement) or facilitate the transfer of such shares prior to the time such legend is entitled to be removed pursuant to the terms of the Purchase Agreement.
Section 2.04.    Indemnification. (a) The Company shall indemnify and hold harmless each Holder that is a seller of Registrable Securities, and the employees, officers, directors, partners, managers and members of each such Holder, and each Person, if any, who controls such Holder within the meaning of the Securities Act or the Exchange Act, from and against any Damages; provided, however, that the Company shall not be liable for any Damages to the extent that they arise out of or are based upon untrue or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, controlling Person or other aforementioned Person expressly for use in connection with such registration.
(a)    In connection with any Registration Statement in which a Holder that is a seller of Registrable Securities is participating, each such Holder shall, severally and not jointly, indemnify and hold harmless the Company, and each of its directors, officers and employees, each Person (if any) who controls the Company within the meaning of the Securities Act, any other Holder selling securities in such registration statement and any controlling Person of any such other Holder, from and against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with the Registration Statement; provided, however, that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Section 2.04(b) and Section 2.04(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder).
(b)    Promptly after receipt by an indemnified party under this Section 2.04 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.04, give the indemnifying party prompt notice of the commencement thereof. The indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In the event that the indemnified party does not request appointment of counsel from the indemnifying party, the indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. It

8

is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to local counsel) for all such indemnified parties, and that all such fees shall be reimbursed as they are incurred. Such firm shall be designated in writing by the applicable Holder in the case of parties indemnified pursuant to Section 2.04(a) and by the Company in the case of parties indemnified pursuant to Section 2.04(b). The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.04, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party other than pursuant to this Section 2.04. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.
(c)    To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.04 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.04 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.04, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions or other actions that resulted in such loss, claim, damage, liability or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such Registration Statement and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.04(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.04(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder). The Company and Holders agree that it would not be just and equitable if contribution pursuant to this Article 2 were determined by pro rata allocation or by any other method of allocation which does not take account of the considerations referred to in this Section 2.04(d).

9

(d)    The obligations of the Company and Holders under this Section 2.04 shall survive the Transfer of securities.
Section 2.05.    Registration Expenses. All Registration Expenses shall be borne by the Company. All Selling Expenses shall be borne by the Holders pro-rata on the basis of the number of Registrable Securities sold, or as otherwise agreed by the Holders.
ARTICLE 3
MISCELLANEOUS
Section 3.01.    Term. This Agreement shall terminate upon the later of (a) twelve months after the date of this Agreement or (b) the date on which the Holders can freely sell Registrable Securities without condition under Rule 144; provided, however, that notwithstanding the foregoing this Agreement shall terminate on the third anniversary of the date of this Agreement; provided, further however, that the Company’s obligations under Section 2.02(a), and the parties’ obligations under Section 2.04, shall survive the termination of this Agreement.
Section 3.02.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.
(a)    Except as set forth in, and under the circumstances contemplated by, Section 2.02(d), neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Registrable Securities or otherwise.
(b)    Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Section 3.03.    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Company to:
Kosmos Energy
8176 Park Lane, Suite 500
Dallas, Texas 75231

Attn: General Counsel; Jason E. Doughty
Email: jdoughty@kosmosenergy.com

with a copy to:

10

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: George R. Bason Jr.
Facsimile No.: 212-701-5340
E-mail: george.bason@davispolk.com

if to any of the Holders, to such Holder as provided for on such Holder’s signature page hereto:
with a copy to:
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention:    Shamus Crosby
E-mail: scrosby@velaw.com
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 3.04.    Amendments and Waivers. Any provision of this Agreement may be amended or waived, but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.
Section 3.05.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the conflicts of laws rules of such state.
Section 3.06.    Jurisdiction. The parties hereby irrevocably agree that the courts of the State of Texas in and for Harris County, Texas or the United States District Court located in Houston, Texas shall have exclusive jurisdiction and appropriate appellate courts therefrom for the resolution of any dispute, controversy, or claim arising out of or in relation to this Agreement or the transactions contemplated hereby, and each party hereby irrevocably agrees that all actions, suits and proceedings in respect of such dispute, controversy or claim may be heard and determined in such courts. Each party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, (a) any objection it may now or hereafter have to the laying of venue of any such action, suit or proceeding in any of the aforesaid courts, (b) any claim it may now or hereafter have that any such action, suit or proceeding has been brought in an inconvenient forum and (c) the right to object, in connection

11

with such action, suit or proceeding, that any such court does not have any jurisdiction over such Person. Each party hereby irrevocably consents to the service of any papers, notices or process at the address set out in Section 3.02 in connection with any action, suit or proceeding and agrees that nothing herein will affect the right of the other parties to serve any such papers, notices or process in any other manner permitted by applicable law. Each party agrees that a judgment in any such dispute, controversy or claim may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
Section 3.07.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 3.08.    Specific Enforcement. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Texas or any Texas state court, in addition to any other remedy to which they are entitled at law or in equity.
Section 3.09.    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Electronic or facsimile signatures shall be deemed to be original signatures.
Section 3.10.    Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter of this Agreement.
Section 3.11.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE COMPANY

KOSMOS ENERGY LTD.,

a company incorporated under the laws of Bermuda

By:	________________________________
Name:
Title:

13

HOLDERS:
DGE GROUP SERIES HOLDCO, LLC

By:	DGE I New Holdco, L.P., the sole member of DGE Group Series Holdco, LLC, Series I

By:	Deep Gulf Energy Management LLC, its general partner

By:	________________________________
Name:
Title:

By:	DGE II New Holdco, LLC, the sole member of DGE Group Series Holdco, LLC, Series II

By:	DGE II New Topco, LLC, its sole member

By:	DGE II Management, LLC, its sole member

By:	________________________________
Name:
Title:

By:	DGE III New Holdco, LLC, the sole member of DGE Group Series Holdco, LLC, Series III

By:	DGE III Management, LLC, its sole member

By:	________________________________
Name:
Title:

DGE GROUP SERIES HOLDCO, LLC, SERIES I

By:	DGE I New Holdco, L.P., its sole member

14

By:	Deep Gulf Energy Management LLC, its general partner

By:	________________________________
Name:
Title:

DGE GROUP SERIES HOLDCO, LLC, SERIES II

By:	DGE II New Holdco, LLC, its sole member

By:	DGE II New Topco, LLC, its sole member

By:	DGE II Management, LLC its sole member

By:	________________________________
Name:
Title:

DGE GROUP SERIES HOLDCO, LLC, SERIES III

By:	DGE III New Holdco, LLC, its sole member

By:	DGE III Management, LLC, its sole member

By:	________________________________
Name:
Title:
Title:

Notice Information:

DGE Group Series Holdings, LLC
600 Travis, Suite 6000
Houston, Texas 77002
Attn: Alan Schwartz
Email: aschwartz@firstreserve.com

15

EXHIBIT F

EXHIBIT G-1

EXHIBIT G-1

Prospect	AREA/BLOCK	LEASE SERIAL NO	BRIEF DESCRIPTION	ALLOCATED VALUE ($MM)
Barataria	Mississippi Canyon 521	OCS-G 34441	Block 521, Mississippi Canyon, OCS Official Protraction Diagram, NH16-10	33
Big Bend	Mississippi Canyon 697	OCS-G 28021	Block 697, Mississippi Canyon, OCS Official Protraction Diagram, NG 16-10	-
Big Bend	Mississippi Canyon 698	OCS-G 28022	Block 698, Mississippi Canyon, OCS Official Protraction Diagram, NG 16-10	16
Big Bend	Mississippi Canyon 742	OCS-G 32343	Block 742, Mississippi Canyon, OCS Official Protraction Diagram, NG 16-10	-
Bonvillain	Garden Banks 295	OCS-G 35648	Block 295, Garden Banks, OCS Official Protraction Diagram, NG 15-02	-
Bonvillain/Sargent	Garden Banks 339	OCS-G 25673	Block 339, Garden Banks, OCS Official Protraction Diagram, NG 15-02	-
Da Marco	Walker Ridge 151	OCS-G 33360	Block 151, Walker Ridge, OCS Official Protraction Diagram, NG 15-06	-
Derbio	Mississippi Canyon 72	OCS-G 08483	Block 72, Mississippi Canyon, OCS Official Protraction Diagram, NG 16-10 LESS AND EXCEPT the N/2 NE/4; N/2 S/2 NE/4 from surface to 13,405' TVDSS and S/2; S/2 S/2 N/2 from surface to 13,405' TVD 4	-
Don Larsen	East Breaks 598	OCS-G 19027	Block 598, East Breaks, OCS Official Protraction Diagram, NG 15-1, INSOFAR AND ONLY INSOFAR as the lease covers the NE/4 SE/4, NW/4 SE/4 SE/4, NE/4 SW/4 SE/4, SE/4 NW/4 SE/4 and those depths from the surface to 9,179 feet TVD	1
Gettysburg	De Soto Canyon 398	OCS-G 36283	Block 398, De Soto Canyon, OCS Protraction Diagram, NH 16-11	-
Gladden	Mississippi Canyon 800	OSC-G 18292	Block 800, Mississippi Canyon, OCS Protraction Diagram, NH 16-10	7
Hendrix	Walker Ridge 22	OCS-G 32657	Block 22, Walker Ridge, OCS Official Protraction Diagram, NG 15-06	-
Hendrix	Walker Ridge 66	OCS-G 32660	Block 66, Walker Ridge, OCS Official Protraction Diagram, NG 15-06	-
Highgarden	Green Canyon 895	OCS-G 35879	Block 895, Green Canyon, OCS Official Protraction Diagram, NG 15-03	-
Highgarden	Green Canyon 939	OCS-G 36308	Block 939, Green Canyon, OCS Official Protraction Diagram, NG 15-03	-
Jaws	Mississippi Canyon 260	OCS-G 35632	Block 260, Mississippi Canyon, OCS Protraction Diagram, NH 16-10,	-
Kodiak	Mississippi Canyon 727	OCS-G 24102	Block 727, Mississippi Canyon as to the S/2 and the NE/4, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10,	-
Kodiak	Mississippi Canyon 727	OCS-G 24102	Block 727, Mississippi Canyon as to the S/2 and the NE/4, as to all depths below 17,500' down to 99,999' TVD, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10,	66
Kodiak	Mississippi Canyon 771	OCS-G 24107	Block 771, Mississippi Canyon as to the N/2, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10,	-
Kodiak	Mississippi Canyon 771	OCS-G 24107	Block 771, Mississippi Canyon as to those depths from 17,500' TVD SS down to 99,999 feet TVD SS, OCS Official Protraction Diagram, NH 16-10,	170
Madame X	Garden Banks 338	OCS-G 35649	Block 338, Garden Banks, OCS Protraction Diagram, NH 15-02,	-
Marmalard	Mississippi Canyon 255	OCS-G 24064	Block 255, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10, LESS AND EXCEPT those depths from 22,000' TVD down to and including 99,999' TVDSS.	56
Marmalard	Mississippi Canyon 299	OCS-G 34435	Block 299, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10	-
Marmalard	Mississippi Canyon 300	OCS-G 22868	Block 300, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10, 10 LESS AND EXCEPT those depths from 22,000' TVD down to and including 99,999' TVDSS	56
Monteagle	Mississippi Canyon 382	OCS-G 33727	Block 382, Mississippi Canyon, OCS Protraction Diagram, NH 16-10	-
Monteagle	Mississippi Canyon 426	OCS-G 33730	Block 426, Mississippi Canyon, OCS Protraction Diagram, NH 16-10	-
Noonan	East Cameron 381	OCS-G 15161	Block 381, East Cameron Area, South Addition, Official Leasing Map, Louisiana Map No. 2A,	-
Noonan	Garden Banks 463	OCS-G 26655	Block 463, Garden Banks as to E/2; E/2 W/2; E/2 W/2 W/2; W/2 NW/4 NW/4; NW/4 SW/4 NW/4, OCS Official Protraction Diagram, NG 15-02	-
Noonan (Nancy)	Garden Banks 463	OCS-G 26655	Block 463, Garden Banks as to W/2 W/2 SW/4; SW/4 SW/4 NW1/4, OCS Official Protraction Diagram, NG 15-02	-
Noonan (Danny I)	Garden Banks 506	OCS-G 26664	Block 506, Garden Banks as to S/2; NW/4; W/2NE/4; W/2 NE/4 NE/4; W/2 SE/4 NE1/4; SE/4 SE/4 NE/4, OCS Official Protraction Diagram, NG 15-02, LESS AND EXCEPT W/2 W/2 and W/2 E/2 W/2 of Block 506, Garden Banks, limited in depth from 13,635' SSTVD to 14,071' SSTVD.	-
Noonan (Danny II)	Garden Banks 506	OCS-G 26664	Block 506, Garden Banks as to the W/2 W/2 and W/2 E/2 W/2 of Block 506, Garden Banks, limited in depth from 13,635' SSTVD to 14,071' SSTVD, Official Protraction Diagram, NG 15-02.	-
Noonan	Garden Banks 506	OCS-G 26664	Block 506, Garden Banks as to the E/2 NE/4 NE/4; NE/4 SE/4 NE/4, Official Protraction Diagram, NG 15-02	-
NW Nansen	East Breaks 602	OCS-G 14205	Block 602, East Breaks, OCS Official Protraction Diagram, NG15-1, ONLY AS TO East Breaks 602 Well No 10, API 60-804-40249-00; East Breaks 602 Well No. 11, API 60-804-40250-00; and East Breaks 602 Well No. 12, API 60-804-40252-00	-
Odd Job	Mississippi Canyon 214	OCS-G 24059	Block 214, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10, the NRI percentage includes a 0.25% overriding royalty in favor of Deep Gulf Energy II, LLC	111
Odd Job	Mississippi Canyon 215	OCS-G 24060	Block 215, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10, the NRI percentage includes a 0.25% overriding royalty in favor of Deep Gulf Energy II, LLC	307

EXHIBIT G-2

EXHIBIT G-3

EXHIBIT G-3

EXHIBIT G-3